                                              FILED PURSUANT RULE NO. 424(b)(5)
                                                     REGISTRATION NO. 333-82529

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 6, 2001.

                        15,000,000 Equity Security Units

                                [RAYTHEON LOGO]

                                   RC TRUST I

                          8.25% Equity Security Units
                                  -----------
   Each equity security unit will initially consist of a contract to purchase shares of class B common stock of Raytheon Company and a trust preferred security of RC Trust I, with a stated liquidation amount of $50.

  . Under the purchase contract, you will be obligated to purchase from us, and we will be obligated to sell, on May 15, 2004, a number of shares of Raytheon Company class B common stock equal to the settlement rate for a price of $50, as described in this prospectus supplement. Our board of directors and our shareholders have approved a plan to reclassify our class A and class B common stock into a single, new class of common stock. We expect to effect this reclassification shortly, and, thereafter, you will be obligated to purchase the new class of common stock.
  . You will receive quarterly contract adjustment payments at the annual rate of 1.25% of the stated amount of $50 per purchase contract and quarterly distributions on the trust preferred securities at the annual rate of 7.00% of the stated liquidation amount of $50, per trust preferred security, subject to the deferral provisions described in this prospectus supplement. The distribution rate will be reset, and the trust preferred securities remarketed, as described in this prospectus supplement.
  . Each trust preferred security will represent an undivided beneficial interest in the assets of the trust which will consist solely of subordinated notes of Raytheon. The trust preferred securities will initially be held as components of the units and will be pledged to secure your obligation to purchase our common stock under the related purchase contracts. You may use the proceeds from the remarketing of your trust preferred security to satisfy your payment obligations under the purchase contract.

  . Raytheon Company will, on a subordinated and unsecured basis, irrevocably guarantee payments on the trust preferred securities to the extent of available trust funds.

  . The underwriters have an option to purchase a maximum of 2,250,000 additional units to cover over-allotments of the units.

  . Concurrently with this offering, we are also offering 12,500,000 shares of our class B common stock. The two offerings are not conditioned on each other.
                                  -----------
   THE UNITS HAVE BEEN APPROVED FOR LISTING ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "RTN PR".
                                  -----------
   INVESTING IN THE UNITS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-20 OF THIS PROSPECTUS SUPPLEMENT.
                                  -----------

                                                      Underwriting
                                           Price to   Discounts and Proceeds to
                                          Public (1)  Commissions     Raytheon
                                         ------------ ------------- ------------
Per unit price.......................... $      50.00  $      1.50  $      48.50
Total................................... $750,000,000  $22,500,000  $727,500,000

(1) Plus, as applicable, accumulated payments and distributions from May 9, 2001, if settlement occurs after that date. Delivery of the units will be made on or about May 9, 2001.

   THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  -----------

                           Joint Bookrunning Managers

CREDIT SUISSE FIRST BOSTON                                  SALOMON SMITH BARNEY

BANC OF AMERICA SECURITIES LLC

                     JPMORGAN
                                                      MORGAN STANLEY DEAN WITTER
    FIRST UNION SECURITIES, INC. ROBERTSON STEPHENS SG COWEN BNP PARIBAS
        COMMERZBANK SECURITIES CREDIT LYONNAIS SECURITIES (USA) INC. MELLON
            FINANCIAL MARKETS, LLC SCOTIA CAPITAL (USA) INC.
May 3, 2001

                               TABLE OF CONTENTS

                                     PAGE
                                     ----
PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary......   S-1
Risk Factors.......................  S-20
Forward-Looking Information........  S-32
Use of Proceeds....................  S-33
Capitalization.....................  S-34
Price Range of Class B Common Stock
 and Dividend Policy...............  S-35
Accounting Treatment...............  S-36
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock
 Dividends.........................  S-37
Description of the Equity Security
 Units.............................  S-38
Description of the Guarantee.......  S-64
Description of the Subordinated
 Notes.............................  S-67
U.S. Federal Income Tax
 Consequences......................  S-75
ERISA Considerations...............  S-83
Underwriting.......................  S-86
Notice to Canadian Residents.......  S-89
Legal Matters......................  S-90
Experts............................  S-90
Information We Incorporate By
 Reference.........................  S-90

                                                                                            PAGE
                                                                                            ----
PROSPECTUS
About This Prospectus.....................................................................    1
Summary Information--Q&A..................................................................    1
Raytheon Company..........................................................................    3
The Trusts................................................................................    5
Risk Factors..............................................................................    5
Disclosure Regarding Forward-Looking Statements...........................................    5
Use of Proceeds...........................................................................    6
Accounting Treatment Relating to Trust Securities.........................................    6
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.................    7
Description of the Trust Preferred Securities.............................................    7
Description of the Trust Preferred Securities Guarantee...................................    8
Description of Our Debt Securities........................................................   12
Relationship Among the Trust Preferred Securities, the Debt Securities and the Guarantee..   20
Description of the Stock Purchase Contracts and Stock Purchase Units......................   21
Description of Our Preferred Stock........................................................   22
Description of Our Class A and Class B Common Stock.......................................   23
Description of Our Securities Warrants....................................................   29
Plan of Distribution......................................................................   30
Legal Matters.............................................................................   31
Experts...................................................................................   32
Where You Can Find More Information.......................................................   32

                                 ------------

   This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the equity security units we are offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in that prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, including securities other than the equity security units.

   You should rely only on the information contained in or incorporated into this document. We have not, and the underwriters have not, authorized anyone to provide you with information that is different from that contained in this document. If anyone provides you with different or inconsistent information, you should not rely on it. This document is not an offer to sell the equity security units and is not soliciting an offer to buy the equity security units in any state where the offer or sale is not permitted. The information contained in this document is accurate only as of the date hereof, regardless of the time of delivery of this prospectus supplement or of any sale of the equity security units. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus supplement.

   As used in this prospectus supplement, the terms "Raytheon" and "we" or "us" may, depending upon the context, refer to Raytheon Company and its consolidated subsidiaries or any part or division thereof.

                                 ------------

                     DEALER PROSPECTUS DELIVERY OBLIGATIONS

   UNTIL MAY 28, 2001 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                         PROSPECTUS SUPPLEMENT SUMMARY

   This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that you should consider before investing in the equity security units. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, which are described under "Information We Incorporate by Reference," carefully. All financial information contained in this prospectus supplement and the accompanying prospectus, unless otherwise indicated, has been derived from the consolidated financial statements of Raytheon and its subsidiaries and is presented in conformity with generally accepted accounting principles.

                                RAYTHEON COMPANY

   We are a global leader in defense electronics serving all four branches of the United States military as well as several agencies of the United States government. We also serve the defense departments of many foreign governments, including several NATO countries. Our defense electronics business is conducted through four divisions: Electronic Systems; Command, Control, Communication and Information Systems; Aircraft Integration Systems; and Raytheon Technical Services Company. We are also a provider of commercial electronics systems and business and special mission aircraft. Our defense electronics systems are deployed on many of the major platforms in service today and we believe we are positioned in a leading role in many of the follow-on platforms currently under development. Our defense electronics businesses specialize in technologically advanced electronic systems, including:

  .  National and Theater Missile Defense Systems

  .  Air Defense Systems

  .  Air-to-Air, Air-to-Ground and Ground/Sea-to-Air Missile Systems

  .  Radar Technologies

  .  Electro-Optics Sensors

  .  Intelligence, Surveillance and Reconnaissance Systems

  .  Command, Control, Communication and Information Systems

  .  Naval and Maritime Systems

  .  Air Traffic Control Systems

  .  Aircraft Integration Systems

   In addition, our commercial electronics businesses leverage proven defense electronics technologies for applications in commercial advanced electronics markets. Our aircraft division, Raytheon Aircraft Company, specializes in advanced composite fuselage technologies and is one of the top three U.S. providers of business and special mission aircraft. We deliver a broad line of general aviation aircraft to corporate and government customers worldwide.

COMPETITIVE STRENGTHS

   We believe that we have a strong competitive position attributable to a number of factors, including the following:

   Largest Defense Electronics Contractor. We believe we are well positioned to experience significant growth as a result of our leading position within the defense electronics industry. As the needs of the United

States military continue to evolve, defense electronics programs have become among the highest priority programs of the Department of Defense and the Bush Administration. According to government sources, defense electronics procurement is projected to grow at a compound annual growth rate of 6.0%, which is faster than the broader defense budget.

   Leading Defense Electronics Provider Across Many Different Platforms. We believe the priority mission areas of the Department of Defense will evolve based on its primary military needs to include: National Missile Defense ("NMD"); Theater Missile Defense; longer range and smaller precision strike weapons; Intelligence, Surveillance and Reconnaissance systems; Command, Control, Communication and Information ("C3I") systems and space control/communication systems. Our defense electronics systems are not limited to any specific platforms. We are a leading provider of defense electronics on many of the platforms in these mission areas. For example, we are a leading provider of defense electronics systems in the ballistic missile defense mission area, including: the Exoatmospheric Kill Vehicle interceptor, the Lightweight Exoatmospheric Projectile interceptor, the radar for the Theater High Altitude Air Defense System ("THAAD"), the Ground Based Radar for the NMD program, the STANDARD Missile area defense weapon systems and several early warning electro-optical tracking systems. These products are critical enablers of the NMD initiative. Accordingly, we believe that we are well positioned to benefit from the anticipated growth in programs to meet these needs.

   Product Leadership. Raytheon is a global leader in developing technologically advanced electronic systems and solutions. We believe our expertise in designing, developing and producing these technologically advanced systems substantially strengthens our relationships with our customers. As such, we believe that the breadth of our proprietary product base and our strong customer relationships will enable us to continue to benefit from our existing programs. We also expect our technological leadership and customer relationships to result in new opportunities for follow-on and next generation military and commercial systems.

BUSINESS STRATEGY

   Our business strategy is to maintain a leadership position and to best serve our customers by:

   .  focusing on fundamentals to drive performance and accountability;

   . concentrating resources on defense electronics and commercial market opportunities;

   .  capitalizing on technology and program breadth to grow revenue; and

   .  strengthening our balance sheet.

RAYTHEON BUSINESS SEGMENTS

   We are aligned into six business segments as follows:

   Electronic Systems. The Electronic Systems segment ("ES") is our largest segment representing the majority of our defense electronics business with approximately $7.6 billion in revenues in 2000. ES focuses on missile systems including anti-ballistic missile systems; air defense; air-to-air, surface-to-air, and air-to-surface missiles; naval and maritime systems; ship self-defense systems; torpedoes; strike, interdiction and cruise missiles; and advanced munitions. ES also specializes in radar, electronic warfare, infrared, laser, and GPS technologies with programs focusing on land, naval, airborne and spaceborne systems used for surveillance, reconnaissance, targeting, navigation, commercial and scientific applications. Some of the leading programs in ES include: the Patriot Air Defense System; the ground based radar for the THAAD system; interceptor and radar technologies for the NMD and Navy Area Defense and Navy Theater Wide systems; the Tomahawk Cruise Missile program; airborne radar systems for the F-14, F-15, F/A-18, AV-8B and, through a joint-venture with Northrop Grumman Corporation, the next generation F-22 programs; integrated sensor suites for applications such as the Global Hawk Unmanned Aerial Vehicle Reconnaissance System; and advanced night vision technologies for defense and commercial applications.

   Command, Control, Communication and Information Systems. The C3I segment, which generated approximately $3.4 billion in revenues in 2000, is involved in command, control and communication systems; air traffic control systems; tactical radios; satellite communication ground control terminals; wide area surveillance systems; ground-based information processing systems; image processing; large scale information retrieval, processing and distribution systems; and global broadcast systems. Some of our leading programs in the C3I division include: the U.S. Navy's Cooperative Engagement Capability program that integrates sensor information from multiple sources to provide ships, aircraft and land-based installations an integrated air picture; the Brazilian System for the Vigilance of the Amazon program, which calls for the delivery of an integrated information network linking numerous sensors to regional and national coordination centers; and air traffic control and weather systems at airports worldwide, including the Federal Aviation Administration/ Department of Defense's Standard Terminal Automation Replacement System program, which will modernize and upgrade over 300 air traffic control sites across the United States.

   Aircraft Integration Systems. The Aircraft Integration Systems segment ("AIS") focuses on integration of airborne surveillance and intelligence systems and aircraft modifications and generated approximately $1.2 billion in revenues in 2000. AIS specializes in developing and integrating complex electronic systems for airborne Intelligence, Surveillance, and Reconnaissance missions. AIS provides signal intelligence, air-ground surveillance, maritime surveillance, and airborne command post systems to both U.S. Government and foreign customers. In addition, AIS modernizes aging aircraft through structural refurbishment and avionics upgrades including completely new "glass" cockpits with the latest display technologies and FAA-required air traffic management systems that enhance air safety. The segment also designs and installs interiors for executive aircraft and performs Special Operations Forces Support Activity.

   Raytheon Technical Services Company. Raytheon Technical Services Company ("RTSC") with approximately $1.8 billion in revenues in 2000 provides technical services; training programs; and logistics and base operations support throughout the U.S. and in nearly 40 other countries. RTSC performs complete engineering and depot-level cradle-to-grave support to Raytheon-manufactured equipment and to various commercial and military customers. RTSC is a world leader in providing and supporting range instrumentation systems and bases worldwide for the Department of Defense. It also provides missile range calibration services for the U.S. Air Force, trains U.S. Army personnel in battlefield tactics and supports undersea testing and evaluation for the U.S. Navy. RTSC provides operations and engineering support to the Atlantic Underwater Test and Evaluation Center, range technical support, and facilities maintenance at several Department of Defense facilities, including the U.S. Army's missile testing range in the Kwajalein Atoll.

   Commercial Electronics. Raytheon's commercial electronics businesses, which generated approximately $0.7 billion in revenues in 2000, produce, among other things, thin film filters for optical communications products, gallium arsenide MMIC components for direct broadcast satellite television receivers, gallium arsenide power amplifiers for wireless communications products, wireless broadband solutions, thermal imaging products, automobile radar systems, marine electronics for the commercial and military marine markets, and other electronic components for a wide range of applications.

   Raytheon Aircraft Company. Raytheon Aircraft Company ("RAC") offers a broad product line of aircraft and aviation services in the general aviation market and generated approximately $3.2 billion in revenues in 2000. Raytheon Aircraft manufactures, markets and supports business jets, turboprops and piston-powered aircraft for the world's commercial, regional airlines and military aircraft markets. Raytheon Aircraft's piston-powered aircraft line includes the single-engine Beech Bonanza and the twin-engine Beech Baron aircraft for business and personal flying. The segment's King Air turboprop series includes the Beech King Air C90B, B200, and 350. The jet line includes the Beechjet 400A lightjet and the Hawker 800XP midsize business jet. Raytheon Aircraft also produces a 19-passenger regional airliner. The Raytheon Premier I entry-level business jet recently completed FAA certification. A new super midsize business jet, the Hawker Horizon, is currently in development, leading to anticipated airplane certification and delivery in 2003. The segment supplies aircraft training systems, including the T-6A trainer selected as the next-generation trainer for the U.S. Air Force and Navy under the Joint Primary Aircraft Training System. Raytheon Aircraft also produces special mission aircraft, including militarized versions of the King Airs and the U-125 search-and-rescue variant of the Hawker 800.

RECENT DEVELOPMENTS

   Washington Group International has sued Raytheon and certain of its affiliates in an Idaho state court, in a lawsuit captioned Washington Group International, Inc. v. Raytheon Company, et al. (4th Jud. Dist., ID) (cv oc 0101 14220). The complaint alleged fraud and other claims in connection with the sale of Raytheon Engineers & Constructors to Washington Group International in July 2000. The complaint sought to rescind the sale and sought specific performance regarding the delivery of financial statements by Raytheon to Washington Group International relating to a claim for a purchase price adjustment under the sale agreement or, alternatively, money damages. Raytheon made a demand for arbitration under the sale agreement, seeking a declaratory judgment that the fraud and related claims be dismissed. In April 2001, the Idaho court granted Raytheon's motion to stay the proceedings pending their arbitration pursuant to the terms of the sale agreement and retained jurisdiction to review the delivery of the financial information described above. Raytheon believes that the claims of Washington Group International are without merit and is defending them vigorously.

   Raytheon recorded a charge of $325 million to discontinued operations in the first quarter of 2001 to reflect the cost to complete two construction projects, which were abandoned by Washington Group International and for which Raytheon has performance guarantees. We estimate, based primarily on current information from Washington Group International, that the maximum cost to us to complete these and other projects, if Washington Group International were to fail to complete them, would be up to $450 million. Under the sale agreement, Raytheon is entitled to indemnification by Washington Group International for amounts Raytheon spends to complete such projects. We expect our operating cash flow to be affected by these costs over the next four to six quarters. If Washington Group International were to default on one or more of the remaining projects with support agreements, our estimate of the potential range of exposure with respect to the remaining projects, based primarily on information provided by Washington Group International, is $0 to $125 million over several years, which is consistent with the estimate we previously disclosed. "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the notes to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2000, our Current Report on Form 8-K dated April 11, 2001 and our Quarterly Report on Form 10-Q for the quarter ended April 1, 2001.

   At the annual meeting of our stockholders, on April 25, 2001, our stockholders approved the reverse/forward stock split and reclassification of our class A and class B common stock into a single, new class of common stock. The effect of the reverse/forward stock split will be that, if you own less than 20 shares of either class A or class B common stock, you will receive cash in exchange for those shares. We expect that the reverse/forward stock split and reclassification will occur shortly after the closing of this offering.

   On May 3, 2001, Raytheon disclosed that it received a subpoena from the SEC on May 2, 2001 which required Raytheon to provide information to the SEC concerning Raytheon Engineers & Constructors and related accounting and other matters. Raytheon expects to fully respond to the subpoena and cooperate with the SEC in its investigation. The inquiry is at a preliminary stage and we are unable to predict the outcome of the inquiry or any action that the SEC might take.

                                   RC TRUST I

   RC Trust I is a statutory business trust created under Delaware law. The trust will issue two classes of trust securities, preferred securities and common securities, in exchange for subordinated notes issued by Raytheon. Raytheon will then sell the preferred securities, which are offered by this prospectus supplement, and Raytheon will retain the common securities. The trust securities represent undivided beneficial ownership interests in the assets of the trust. These assets consist solely of subordinated notes issued by Raytheon to the trust. Although upon issuance of the trust preferred securities a holder of units will initially be the owner of the related trust preferred securities, those trust preferred securities will be pledged to the collateral agent to secure the obligations of the unit holders under the related purchase contracts.

   The trust's common securities rank on a parity with the preferred securities, and payments upon redemption, liquidation or otherwise will be made on a proportionate basis between the two classes. However, upon the occurrence and during the continuance of an event of default under the indenture, the rights of the holders of the common securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. The aggregate stated liquidation amount of the common securities will be equal to at least 3% of the total capital of the trust.

   Raytheon will, on a subordinated and unsecured basis, irrevocably guarantee payments on the trust preferred securities to the extent of available trust funds.

                                  THE OFFERING

   For purposes of this prospectus supplement, we have assumed that the reverse/forward stock split and reclassification of our class A and class B common stock, which have been approved by our board of directors and our stockholders, will occur shortly after the closing of this offering. Accordingly, throughout this prospectus supplement, references to our common stock refer to our class B common stock, which we expect will be reclassified with our class A common stock into one new class of common stock shortly after the closing of this offering. For more information regarding our classes of common stock and the reverse/forward stock split and reclassification, see "Description of Our Class A and Class B Common Stock -- Reverse/Forward Stock Split" and "-- Reclassification of Our Existing Two Classes of Common Stock into a Single New Class of Common Stock" in the accompanying prospectus.

WHAT ARE THE EQUITY SECURITY UNITS?

   Each equity security unit, which we refer to as the "units," will initially consist of:

  (1) a purchase contract under which:

    . you will agree to purchase, for $50, shares of common stock of Raytheon on May 15, 2004, the number of which we will determine based on the average trading price of the common stock at that time; and

    . we will pay you contract adjustment payments at the rate of 1.25% of the stated amount of $50 per year as specified below; and

  (2) a trust preferred security of RC Trust I, with a stated liquidation amount of $50, on which distributions will be paid at the rate of 7.00% per year as specified below.

   The trust preferred securities will initially be pledged to secure your obligations under the purchase contract. We refer in this prospectus supplement to the purchase contracts, together with the pledged trust preferred securities or, after the remarketing described below, together with the specified pledged treasury securities, as "normal units". Each holder of normal units may elect to withdraw the pledged trust preferred securities or treasury securities underlying the normal units, creating "stripped units". A holder might consider it beneficial to either hold the trust preferred securities directly or to realize income from their sale. These investment choices are facilitated by creating stripped units. To create stripped units, the holder must substitute, as pledged securities, specifically identified treasury securities that will pay $50 on May 15, 2004, the amount due on such date under the purchase contract, and the pledged trust preferred securities or treasury securities will be released from the pledge agreement and delivered to the holder. We will not initially list either the stripped units or the trust preferred securities on any national securities exchange. In the event that either of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will attempt to list these securities on the exchange on which the normal units are then listed. Holders of stripped units may recreate normal units by re-substituting the trust preferred securities or, after the remarketing described below, applicable treasury securities for the treasury securities underlying the stripped units.

WHAT ARE THE TRUST PREFERRED SECURITIES?

   The trust preferred securities, and the common securities of the trust which will be owned by Raytheon, represent undivided beneficial ownership interests in the assets of RC Trust I, a Delaware business trust formed for the purpose of issuing these securities. These assets will consist solely of the subordinated notes issued by Raytheon to the trust in exchange for the trust's preferred securities and common securities. As a result, holders of trust preferred securities will hold, through the trust, an interest in the subordinated notes, although the property trustee of the trust will hold legal title to the subordinated notes. Because each holder will have an "undivided" beneficial interest in the trust's assets, the holder will have a proportional interest in the collective assets of the trust, rather than in any specific subordinated notes. The subordinated notes will have an interest rate and principal amount that are the same as the distribution rate and stated liquidation amount of the trust preferred securities.

WHAT ARE THE PURCHASE CONTRACTS?

   The purchase contract underlying a unit obligates you to purchase, and us to sell, for $50, on May 15, 2004, a number of newly issued shares of our common stock equal to the settlement rate described below. We will base the settlement rate on the average trading price of the common stock at that time.

WHAT PAYMENTS WILL BE MADE TO HOLDERS OF THE UNITS AND THE TRUST PREFERRED SECURITIES?

   If you hold normal units, you will receive payments consisting of quarterly contract adjustment payments on the purchase contracts payable by us at the annual rate of 1.25% of the $50 stated amount through and including May 15, 2004, and quarterly cumulative cash distributions on the trust preferred securities at the annual rate of 7.00% of the stated liquidation amount of $50 per trust preferred security through and including February 15, 2004, and at the reset rate thereafter. The contract adjustment payments and the cumulative cash distributions are subject to the deferral provisions described below. On May 15, 2004, if you have your trust preferred securities remarketed you will receive a quarterly payment, consisting of a cash payment on the specified pledged treasury securities, at the same annual rate as was paid on the trust preferred securities.

   If you hold stripped units, you will be entitled to receive quarterly contract adjustment payments payable by us at the annual rate of 1.25% of the $50 stated amount. The contract adjustment payments are subject to the deferral provisions described below.

   If you hold trust preferred securities separately from the units, you will receive only the cash distributions payable on the trust preferred securities. The trust preferred securities, whether held separately from or as part of the units, will initially pay distributions at the annual rate of 7.00% of the stated liquidation amount of $50 per trust preferred security for the quarterly payments payable on and before February 15, 2004, and the trust preferred securities will pay distributions at the reset rate from that date. If the remarketing agent cannot establish a reset rate meeting the requirements described in this prospectus supplement, the remarketing agent will not reset the interest rate on the subordinated notes underlying the trust preferred securities and the reset rate will continue to be the initial annual rate of 7.00%, until the remarketing agent can establish such a reset rate meeting the requirements described in this prospectus supplement on a later remarketing date prior to May 15, 2004. The distributions on the trust preferred securities are subject to the deferral provisions described below.

   The trust must pay distributions on the trust preferred securities on the dates payable to the extent that it has funds available for the payment of those distributions. The trust's funds available for distribution to you as a holder of the trust preferred securities will be limited to payments received from Raytheon on the subordinated notes. Raytheon will guarantee, on a subordinated and unsecured basis, the payment of distributions on the trust preferred securities out of moneys held by the trust to the extent of available trust funds.

WHAT ARE THE PAYMENT DATES?

   Subject to the deferral provisions described below, distributions will be paid quarterly in arrears on each February 15, May 15, August 15, and November 15, commencing August 15, 2001.

WHAT IS THE RESET RATE?

   In order to facilitate the remarketing of the trust preferred securities at the remarketing price described below, the reset agent will reset the rate of distribution on the trust preferred securities for the quarterly payments payable on and after May 15, 2004. The reset rate is the interest rate on the subordinated notes, and therefore the distribution rate on the trust preferred securities, after February 15, 2004. The reset rate will be the rate sufficient to cause the then current aggregate market value of all the outstanding trust preferred securities to be equal to at least 100.25% of the remarketing value described below, provided it shall not be less than the initial rate on the trust preferred securities. The remarketing agent will assume for this purpose, even if not true, that all of the trust preferred securities continue to be components of normal units and will be remarketed. Resetting the interest rate on the subordinated notes and, as a result, the distribution rate of the trust preferred securities, at this rate should enable the remarketing agent to sell the trust preferred securities in the remarketing and purchase the necessary treasury securities, the proceeds of which will be applied in settlement of the purchase contracts and to payment of the quarterly payment on the normal units due on May 15, 2004.

   The reset rate will be determined by the remarketing agent on the third business day prior to February 15, 2004. If the remarketing agent cannot establish a reset rate on the remarketing date meeting these requirements, and as a result, the trust preferred securities cannot be sold as described below, the distribution rate will not be reset and will continue to be the initial rate of the trust preferred securities. However, the remarketing agent may thereafter attempt to establish a reset rate meeting these requirements, and the remarketing agent may attempt to remarket the trust preferred securities, on one or more subsequent remarketing dates after the initial remarketing date until May 15, 2004. If a reset rate cannot be established on a given date, the remarketing will not occur on that date. If the remarketing agent fails to remarket the trust preferred securities underlying the normal units by the business day immediately preceding the stock purchase date, we will, subject to applicable law, retain the securities pledged as collateral or sell them in one or more public or private sales. A nationally recognized investment banking firm will act as remarketing agent.

   The reset of the distribution rate on the trust preferred securities will not change the rate of distributions received by holders of the normal units, which, as described above, will remain at the initial rate of 7.00% of $50 for the quarterly payment payable on May 15, 2004.

WHEN CAN WE DEFER PAYMENTS AND DISTRIBUTIONS?

   We can defer payment of all or part of the contract adjustment payments on the purchase contracts until no later than the stock purchase date. We will pay additional contract adjustment payments on any deferred installments of contract adjustment payments at a rate of 1.25% per year until paid, unless your purchase contract has been earlier settled or terminated.

   We can, on one or more occasions, defer the interest payments due on the subordinated notes for up to five years, unless an event of default under the subordinated notes has occurred and is continuing. However, we cannot defer interest payments beyond the maturity date of the subordinated notes, which is May 15, 2006, and any deferral period must end on an interest payment date. If we defer interest payments on the subordinated notes, the trust will also defer distributions on the trust preferred securities. The trust will be able to pay distributions on the trust preferred securities only if and to the extent it receives interest payments from us on the subordinated notes. During any deferral period, distributions on the trust preferred securities will continue to accumulate quarterly, at the initial annual rate of 7.00% of the stated liquidation amount of $50 per trust preferred security through and including February 15, 2004, and at the reset rate from that date to May 15, 2006. In addition, the deferred distributions will themselves accumulate additional distributions, at the deferred rate, to the extent permitted by law. Distribution payments may be deferred if we do not have funds available to make the interest payments on the subordinated notes or for any other reason. However, during any period in which we defer interest payments on the subordinated notes, in general we cannot:

  .  declare or pay any dividend or distribution on our capital stock;

  . redeem, purchase, acquire or make a liquidation payment on any of our capital stock;

  . make any interest, principal or premium payment on, or repurchase or redeem, any of our debt securities that rank equally with or junior to the subordinated notes; or

  . make any payment on any guarantee of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the subordinated notes.

   If a payment deferral occurs, you will continue to recognize interest income for United States federal income tax purposes in advance of your receipt of any corresponding cash payment or distribution. For more extensive U.S. federal income tax disclosure, see "U.S. Federal Income Tax Consequences".

WHAT IS REMARKETING?

   In order to provide holders of normal units with the necessary collateral to be applied in the settlement of their purchase contracts, the remarketing agent will sell the trust preferred securities of holders of normal units, other than those electing not to participate in the remarketing, and the remarketing agent will use the proceeds to purchase treasury securities, which the participating normal unitholders will pledge to secure holders' obligations under the related purchase contracts. This will be one way for holders to satisfy their obligations to purchase shares of common stock of Raytheon under the related purchase contracts. The cash that the pledged treasury securities underlying the normal units of such holders pay will be used to satisfy such holders' obligations to purchase our common stock on May 15, 2004, the stock purchase date. Unless a holder elects not to participate in the remarketing, the remarketing agent will remarket the trust preferred securities that are included in the normal units on one or more occasions starting on the remarketing date, which initially will be the third business day immediately preceding February 15, 2004, unless the remarketing agent delays the remarketing to a later date as described below.

   We will enter into a remarketing agreement with a nationally recognized investment banking firm, pursuant to which it will agree to use its commercially reasonable best efforts to sell the trust preferred securities which are included in normal units and which are participating in the remarketing on February 15, 2004, at a price equal to at least 100.25% of the remarketing value.

  The "remarketing value" will be equal to the sum of:

  (1) the value at the remarketing date of such amount of treasury securities that will pay, on or prior to the quarterly payment date falling on the stock purchase date, an amount of cash equal to the aggregate distributions that are scheduled to be payable on that quarterly payment date on each trust preferred security which is included in a normal unit and which is participating in the remarketing, assuming for this purpose, even if not true, that (i) no distribution payment will then have been deferred and (ii) the distribution rate on the trust preferred securities remains at the initial rate;

  (2) the value at the remarketing date of such amount of treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to $50 for each trust preferred security which is included in a normal unit and which is participating in the remarketing; and

  (3) if distribution payments are being deferred at the remarketing date, an amount of cash equal to the aggregate unpaid deferred payments on each trust preferred security which is included in a normal unit and which is participating in the remarketing, accumulated to February 15, 2004.

   The remarketing agent will use the proceeds from the sale of these trust preferred securities in a successful remarketing described in this section to purchase, in the discretion of the remarketing agent, in open market transactions or at treasury auction, the amount and the types of treasury securities described in (1) and (2) above, which it will deliver through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of the normal unitholders whose trust preferred securities participated in the remarketing. The remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (.25%) of the total proceeds from such remarketing. The remarketing agent will remit the remaining portion of the proceeds, if any, for the benefit of the holders of the normal units participating in the remarketing.

   Alternatively, a holder of normal units may elect not to participate in the remarketing and retain the trust preferred securities underlying those units by delivering the treasury securities described in (1) and (2) above, in the amount and types specified by the remarketing agent, applicable to the holder's trust preferred securities, to the purchase contract agent prior to the remarketing date.

WHAT HAPPENS IF THE REMARKETING AGENT DOES NOT SELL THE TRUST PREFERRED SECURITIES?

   If, as described above, the remarketing agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then current aggregate market value of all the outstanding trust preferred securities, to be equal to at least 100.25% of the remarketing value, assuming, even if not true, that all of the trust preferred securities are held as components of normal units and will be remarketed, and the remarketing agent cannot sell the trust preferred securities offered for remarketing on the remarketing date at a price equal to at least 100.25% of the remarketing value, determined on the basis of the trust preferred securities being remarketed, the remarketing agent may thereafter attempt to establish a new reset rate, and the remarketing agent may attempt to remarket the trust preferred securities, on one or more occasions, as specified in the remarketing agreement, after that date until May 15, 2004, the stock purchase date. Any such remarketing will be at a price equal to at least 100.25% of the remarketing value. A holder of normal units may elect not to participate in any such remarketing and retain the trust preferred securities underlying those units by delivering the treasury securities described above to the purchase contract agent prior to the subsequent remarketing date or delivering cash equal to the value of the treasury securities above and instructing the remarketing agent to purchase and deliver the treasury securities as described above. If the remarketing agent fails to remarket the trust preferred securities underlying the normal units at that price by the business day immediately preceding the stock purchase date, we will, subject to applicable law, retain the securities pledged as collateral or sell them in one or more public or private sales. A nationally recognized investment banking firm will act as remarketing agent.

IF I AM NOT A PARTY TO A PURCHASE CONTRACT, MAY I STILL PARTICIPATE IN A REMARKETING OF MY TRUST PREFERRED SECURITIES?

   Holders of trust preferred securities that are not included as part of normal units may elect to have their trust preferred securities included in the remarketing in the manner described in "Description of the Equity Security Units--Description of the Purchase Contracts--Optional Remarketing". The remarketing agent will use its commercially reasonable best efforts to remarket the separately held trust preferred securities included in the remarketing on the remarketing date at a price equal to at least 100.25% of the remarketing value, determined on the basis of the separately held trust preferred securities being remarketed. After deducting such remarketing fee in an amount not exceeding 25 basis points (.25%) of the total proceeds from the remarketing, the remaining portion of the proceeds will be remitted to the holders whose separate trust preferred securities were sold in the remarketing. If a holder of trust preferred securities elects to have its trust preferred securities remarketed but the remarketing agent fails to sell the trust preferred securities on any remarketing date, the trust preferred securities will be promptly returned to the holder.

WHAT IS THE SETTLEMENT RATE?

   The settlement rate is the number of newly issued shares of Raytheon common stock that Raytheon is obligated to sell and you are obligated to buy upon settlement of a purchase contract on May 15, 2004.

   The settlement rate for each purchase contract will be as follows, subject to adjustment under specified circumstances:

  . if the applicable market value of our common stock is equal to or greater than $33.55, the settlement rate will be 1.4903 shares of our common stock per purchase contract;

  . if the applicable market value of our common stock is less than $33.55 but greater than $27.50, the settlement rate will be equal to $50 divided by the applicable market value of our common stock per purchase contract; and

  . if the applicable market value of our common stock is less than or equal to $27.50, the settlement rate will be 1.8182 shares of our common stock per purchase contract.

BESIDES PARTICIPATING IN A REMARKETING, HOW ELSE CAN MY OBLIGATIONS UNDER THE PURCHASE CONTRACT BE SATISFIED?

   Besides participating in the remarketing, your obligations under the purchase contract may also be satisfied:

  . if you have created stripped units or elected not to participate in the remarketing, by delivering specified treasury securities in substitution for the trust preferred securities, through the application of the cash payments received on the pledged treasury securities;

  . through the early delivery of cash to the purchase contract agent in the manner described in "Description of the Equity Security Units -- Description of the Purchase Contracts -- Early Settlement"; or

  . if we are involved in a merger or consolidation prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, through an early settlement of the purchase contract as described in "Description of the Equity Security Units -- Description of the Purchase Contracts -- Settlement -- Early Settlement upon Cash Merger".

   In addition, the purchase contracts, our related rights and obligations and those of the holders of the units, including their obligations to purchase common stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization. Upon such a termination of the purchase contracts, the pledged trust preferred securities or treasury securities will be released and distributed to you. If we become the subject of a case under the federal bankruptcy code, a delay may occur as a result of the automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

UNDER WHAT CIRCUMSTANCES MAY RAYTHEON REDEEM THE SUBORDINATED NOTES BEFORE THEY MATURE?

   If the tax laws change or are interpreted in a way that adversely affects the tax treatment of the trust or the subordinated notes, then we, as issuer of the subordinated notes, may elect to redeem the subordinated notes held by the trust. If the subordinated notes are redeemed before May 15, 2004, the money received from the redemption will be used to purchase a treasury portfolio of zero-coupon U.S. treasury securities that mature on or prior to May 15, 2004, and the trust will be dissolved. The treasury portfolio will replace the trust preferred securities as the collateral securing your obligations to purchase our common stock under the purchase contracts. If the subordinated notes are redeemed, then each unit will consist of a purchase contract for our common stock and an ownership interest in the treasury portfolio.

WHAT IS THE MATURITY OF THE TRUST PREFERRED SECURITIES?

   The trust preferred securities do not have a stated maturity. However, the subordinated notes issued by Raytheon to the trust will mature on May 15, 2006. Upon payment of the subordinated notes on that date, the trust will redeem the trust preferred securities at their aggregate stated liquidation amount plus any accumulated and unpaid distributions.

WHEN MAY RAYTHEON DISSOLVE RC TRUST I?

   We, as the holder of all the common securities of the trust, have the right at any time to dissolve the trust if certain conditions are met. If we dissolve the trust, holders of the trust preferred securities will receive, after satisfaction of liabilities of creditors of the trust, subordinated notes of Raytheon having a principal amount equal to the stated liquidation amount of the trust preferred securities they hold. In such event, the trust preferred securities will no longer be deemed to be outstanding, and a normal unit that had included trust preferred securities would thereafter include a subordinated note with a $50 principal amount, which will be pledged to secure the normal unitholder's obligations under the related purchase contract. Following dissolution, the distributed subordinated notes would be subject to the remarketing, settlement and other provisions of the normal units. In addition, if at such time you hold trust preferred securities separately from the units, you will receive the subordinated notes in exchange for your trust preferred securities.

WHAT IS THE EXTENT OF RAYTHEON'S GUARANTEE?

   Raytheon will irrevocably guarantee, on a subordinated and unsecured basis, the payment in full of the following:

  . distributions on the trust preferred securities to the extent of available trust funds; and

  . the stated liquidation amount of the trust preferred securities to the extent of available trust funds.

The guarantee will be unsecured and subordinated to our senior indebtedness.

   The trust preferred securities, the guarantee and the subordinated notes do not limit Raytheon's ability or the ability of its subsidiaries to incur additional indebtedness or guarantees, including indebtedness and guarantees that rank equally with or senior to the subordinated notes and the guarantee. After the closing of the offering of the units, we will have approximately $10 billion in total debt senior to our obligations under the subordinated notes and the guarantee.

   The guarantee, when taken together with our obligations under the subordinated notes and the indenture and our obligations under the declaration of trust for RC Trust I, including our obligations to pay costs, expenses, debts and liabilities of the trust, other than with respect to the trust preferred and common securities, has the effect of providing a full and unconditional guarantee, on a subordinated and unsecured basis, of amounts due on the trust preferred securities.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE UNITS AND TRUST PREFERRED SECURITIES?

   If you purchase units in the offering, you will be treated for United States federal income tax purposes as having acquired the trust preferred securities and purchase contracts constituting those units. You must allocate the purchase price of the units between those trust preferred securities and purchase contracts in proportion to their respective fair market values, which will establish your initial tax basis. We expect to report the fair market value of each trust preferred security as $50.00 and the fair market value of each purchase contract as $0.00. The trust preferred securities will be treated as representing undivided beneficial ownership interests in the subordinated notes.

   For United States federal income tax purposes, we intend to treat the subordinated notes as contingent payment debt instruments subject to the "noncontingent bond method" of accruing original issue discount. As discussed more fully under "U.S. Federal Income Tax Consequences -- Trust Preferred Securities -- Interest Income and Original Issue Discount", the effects of this method will be (1) to require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the subordinated notes,
(2) for all accrual periods through February 15, 2004, and possibly thereafter, the accrual of interest income by you in excess of distributions actually received by you and (3) generally to result in ordinary rather than capital treatment of any gain or loss on the sale, exchange or disposition of the units to the extent attributable to the trust preferred securities. In addition, Raytheon intends to report the contract adjustment payments as income to you, but you should consult your tax advisor concerning alternative characterizations.

   Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of units or instruments similar to units, you are urged to consult you own tax advisor concerning the tax consequences of an investment in units. For additional information, see "United States Federal Income Tax Consequences".

WILL THE UNITS BE LISTED ON A STOCK EXCHANGE?

   The normal units have been approved for listing on the New York Stock Exchange (NYSE) under the symbol "RTN Pr". Neither the stripped units nor the trust preferred securities will initially be listed; however, in the event that either of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will endeavor to cause those securities to be listed on the exchange on which the normal units are then listed.

WHAT ARE YOUR EXPECTED USES OF PROCEEDS FROM THE OFFERING?

   We estimate that we will receive net proceeds from the offering of units of $725.5 million, or $834.6 million if the underwriters' option to purchase additional units is exercised in full.

   We anticipate using the net proceeds from this offering, together with an estimated $328.9 million of net proceeds from the concurrent offering of our common stock, or $378.5 million if the underwriters' option to purchase additional shares of common stock is exercised in full, primarily to reduce the amounts outstanding under our Five Year Competitive Advance and Revolving Credit Facility dated May 2, 1997, among us and the lenders named therein, to repurchase $75 million of long-term debt and to fund the August 10, 2001 maturity of $350 million of floating rate notes or to refinance other debt. Any remaining proceeds may be used by Raytheon to fund capital expenditures, working capital requirements and general corporate purposes.

                      THE OFFERING -- EXPLANATORY DIAGRAMS

   The following diagrams demonstrate some of the key features of the purchase contracts, normal units, stripped units and the trust preferred securities, and the transformation of normal units into stripped units and trust preferred securities.

PURCHASE CONTRACTS

  . Normal units and stripped units both include a purchase contract under which the holder agrees to purchase shares of Raytheon common stock on the stock purchase date.

  . The number of shares to be purchased under each purchase contract will depend on the "applicable market value". The "applicable market value" means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding May 15, 2004.




          VALUE OF DELIVERED SHARES          PERCENTAGE OF SHARES DELIVERED
           ON STOCK PURCHASE DATE              ON STOCK PURCHASE DATE (3)
  / \ ------------------------------    P | ----------------------------------
V  |                                    e | Deliver    Deliver     Deliver
a  |                                    r | 100% of    Between     82% of
l  |       100%           122%          c | Shares(4)  100% and    Shares(6)
u  |                                    e |            82% of
e  |                                    n |            Shares(5)
   |  ------------------------------    t | ----------------------------------
         Reference       Threshold      a |   Reference          Threshold
         Price (1)      Appreciation    g |    Price(1)         Appreciation
            $27.50        Price(2)      e\ /      $27.50          Price(2)
                            $33.55                                   $33.55

          COMMON STOCK PRICE                    COMMON STOCK PRICE
        --------------------->                  ------------------>

--------------------
(1) The "reference price" is $27.50, the share price to the public in our concurrent common stock offering.

(2) The "threshold appreciation price" is equal to $33.55, which is 122% of the reference price.

(3) For each of the percentage categories shown, the percentage of shares to be delivered on the stock purchase date to a holder of normal units or stripped units is determined by dividing (a) the related number of shares to be delivered, as indicated in the footnote for each such category, by
    (b) an amount equal to $50, the stated amount of the unit, divided by the reference price.

(4) If the applicable market value of our common stock is less than or equal to the reference price, the number of shares to be delivered will be calculated by dividing the stated amount of $50 by the reference price.

(5) If the applicable market value of our common stock is between the reference price and the threshold appreciation price, the number of shares to be delivered will be calculated by dividing the stated amount by the applicable market value.

(6) If the applicable market value of our common stock is greater than the threshold appreciation price, the number of shares to be delivered will be calculated by dividing the stated amount by the threshold appreciation price.

NORMAL UNITS

  .  A normal unit will consist of two components as illustrated below:

$$/TARGET=[]

                    Purchase                 Trust Preferred/
                    Contract                Treasury Securities

          --------------------------     --------------------------

               (Owed to Holder)               (Owed to Holder)

                                             7.00% per annum
                                               paid quarterly
                Common Stock           +
              1.25% per annum
               paid quarterly
          --------------------------     --------------------------


          --------------------------     --------------------------
          (owed to Raytheon Company)        (Owned by Holder)

                $50 at Stock                   $50 at Stock
                Purchase Date                  Purchase Date
                (May 15, 2004)                (May 15, 2004)
          --------------------------     --------------------------

                                 Normal Units


  . The trust preferred securities represent undivided beneficial ownership interests in Raytheon's subordinated notes, interest on which is subject to deferral. After remarketing, the normal units will include specified treasury securities in lieu of the trust preferred securities if the remarketing is successful.

  . The holder owns the trust preferred securities and, after remarketing, the treasury securities, but will pledge them to us to secure its obligations under the purchase contract.

  . A holder may also substitute a specified amount of treasury securities for the trust preferred securities if it decides not to participate in the remarketing.

STRIPPED UNITS

  .  A stripped unit consists of two components as described below:


                  Purchase                          Zero Coupon
                  Contract                      Treasury Securities


            -------------------------          ----------------------


              (Owed to Holder)

                Common Stock
                                        +
            1.25% per annum
               paid quarterly
            -------------------------

            -------------------------          ----------------------
            (Owed to Raytheon Company)           (Owned by Holder)
                $50 at Stock                      $50 at Stock
                Purchase Date                     Purchase Date
               (May 15, 2004)                    (May 15, 2004)
            -------------------------          ----------------------

                                Stripped Units

  . The holder owns the treasury security but will pledge it to us to secure its obligations under the purchase contract. The treasury security is a zero-coupon U.S. treasury security (CUSIP No. 912820BJ5) that matures on May 15, 2004.

TRUST PREFERRED SECURITIES

  .  Trust preferred securities will have the terms illustrated below:




                           -------------------------
                              (Owed to Holder)

                              7.00% per annum
                                paid quarterly,
                              subject to deferral

                             (reset for quarterly
                              payments payable on
                           and after May 15, 2004)
                           -------------------------

                           -------------------------
                               (Owed to Holder)

                                $50 at Maturity
                             of Subordinated Notes
                               (at May 15, 2006)
                           -------------------------


  . The trust preferred securities, together with the common securities of the trust, will represent undivided beneficial ownership interests in Raytheon's subordinated notes.

  . The holder of a trust preferred security that is a component of a normal unit has the option to either:

    --allow the trust preferred security to be included in the remarketing process, the proceeds of which will be used to purchase treasury securities, if the remarketing is successful, which will be applied to settle the purchase contract; or

    --elect not to participate in the remarketing by delivering treasury securities, which the remarketing agent will use to purchase treasury securities, in substitution for the trust preferred security, the proceeds of which will be applied to settle the purchase contract.

  . The holder of a trust preferred security that is separate and not a component of a normal unit has the option to either:

    --continue to hold the trust preferred security whose rate has been reset for the quarterly payments payable on and after May 15, 2004; or

    --deliver the trust preferred security to the remarketing agent to be included in the remarketing.

TRANSFORMING NORMAL UNITS INTO STRIPPED UNITS AND TRUST PREFERRED SECURITIES

  . To create a stripped unit, the holder may combine the purchase contract with the specified zero-coupon U.S. treasury security that matures on May 15, 2004.

  . The holder will then own the zero coupon U.S. treasury security but will pledge it to us to secure the holder's obligations under the purchase contract.

  . The zero-coupon U.S. treasury security together with the purchase contract would then constitute a stripped unit. The trust preferred security (or, after remarketing, treasury securities), which was previously a component of the normal unit, is tradeable as a separate security.



                               Zero Coupon
                                 Treasury
     Normal Unit               Substitution                 Stripped Unit
-------------------------       ------------    -------------------------------
Purchase        Trust           Substitute         Purchase       Substitute
Contract      Preferred/          Zero             Contract       Zero Coupon
              Remarking          Coupon                        Treasury Security
              Treasury          Treasury
             Securities         Security
----------  -------------                       --------------
(Owed to      (Owed to                            (Owed to
 Holder)        Holder)                             Holder)
         +                 +                                   +
Common      7.00% per annum                      Common Stock
Stock       paid quarterly            ------>   1.25% per annum
                                                paid quarterly
1.25% per                                           --------------
annum paid
quarterly
----------  -------------

----------  -------------    ----------------  -------------    ---------------
(Owed to   (Owned by Holder) (Owned by Holder)   (Owed to          (Owned by
Raytheon                                         Raytheon           Holder)
Company                                           Company)
 $50 at     $50 at Stock       $50 at Stock     $50 at Stock     $50 at Stock
  Stock     Purchase Date    Purchase Date      Purchase Date      Purchase
 Purchase    (at May        (at May 15, 2004) (at May 15, 2004)     Date
 Date at     15, 2004)                                           (at May 15,
 (May 15,                                                            2004)
  2004)
----------  -------------    ----------------  -------------    ---------------
     Normal Units                                      Stripped Units
                                Separately Traded
                                Trust Preferred or
                               Treasury Securities
                      --------------------------------------
                      Trust Preferred   Treasury Securities
+
                     ----------------    -------------------
                     (Owed to Holder)    (Owed to Holder)

                     7.00% per annum  or  7.00% per annum
                     paid quarterly,      payable for one
                       subject to        quarter ending at
                        deferral         Stock Purchase Date
                     ----------------    -------------------
                      (reset for
                      quarterly
                       payments
                       payable on
                       and after
                     May 15, 2004)
                     ----------------    -------------------

                     ----------------    -------------------
                     (Owed to Holder)     (Owed by Holder)
                     $50 at Maturity        $50 at Stock
                      of Debentures         Purchase Date
                    at (May 15, 2004)    (at May 15, 2004)
                     ----------------    -------------------



  . After remarketing, the normal units will include specified U.S. treasury securities in lieu of trust preferred securities.

  . The holder can also transform stripped units and trust preferred securities (or, after remarketing, treasury securities, if the remarketing is successful) into normal units. Following that transformation, the specified zero coupon U.S. treasury security, which was previously a component of the stripped units, is tradeable as a separate security.

  . The transformation of normal units into stripped units and trust preferred securities (or, after remarketing, treasury securities) and the transformation of stripped units and trust preferred securities (or, after remarketing, treasury securities) into normal units requires certain minimum amounts of securities, as more fully provided in this prospectus supplement.

                              CONCURRENT OFFERING

   We are also offering, in a concurrent offering, 12,500,000 shares of our class B common stock. This offering of equity security units and the common stock offering are not conditioned on each other.

                         SUMMARY FINANCIAL INFORMATION

   We present below summary financial information of Raytheon for each of the five years ended December 31, 2000 and the quarters ended April 2, 2000 and April 1, 2001. This historical financial information has been derived from and should be read in conjunction with Raytheon's consolidated financial statements, the notes thereto and the other financial data and statistical information incorporated by reference in the accompanying prospectus. The summary financial information for the quarters ended April 2, 2000 and April 1, 2001 have been derived from unaudited consolidated financial statements.

                                   YEAR ENDED DECEMBER 31,                          QUARTER ENDED
                         -------------------------------------------------------- ------------------
                                                                                     (UNAUDITED)
                                                                                  APRIL 2,  APRIL 1,
                           1996        1997        1998        1999        2000     2000      2001
                         --------    --------    --------    --------    -------- --------  --------
                             (IN MILLIONS EXCEPT SHARE AMOUNTS AND TOTAL EMPLOYEES)
RESULTS OF OPERATIONS
Net sales............... $ 10,122    $ 11,537    $ 17,364    $ 17,201(6) $ 16,895 $  4,231  $  3,968
Operating income........    1,014(1)    1,040(2)    2,259(4)    1,592(7)    1,625      316       316
Interest expense, net...      142         343         697         703         736      180       180
Income from continuing
 operations.............      649(1)      507(3)    1,019(5)      502(8)      498       80        97
Net income (loss).......      757(1)      511(3)      844(5)      404(8)      141     (181)     (124)
Diluted earnings per
 share from continuing
 operations............. $   2.70(1) $   2.10(3) $   2.98(5) $   1.47(8) $   1.46 $   0.24  $   0.28
Diluted earnings (loss)
 per share..............     3.15(1)     2.11(3)     2.47(5)     1.19(8)     0.41    (0.54)    (0.36)
Dividends declared per
 share..................     0.80        0.80        0.80        0.80        0.80     0.20      0.20
Average diluted shares
 outstanding
 (in thousands).........  240,165     241,886     341,861     340,784     341,118  338,735   345,128

FINANCIAL POSITION AT
 PERIOD END
Current assets.......... $  5,560    $  8,911    $  8,464    $  8,602    $  8,013 $  8,187  $  7,788
Property, plant, and
 equipment, net.........    1,697       2,812       2,237       2,387       2,491    2,451     2,498
Total assets............   10,623      27,668      27,223      27,289      26,777   27,002    26,527
Current liabilities.....    4,178      10,380       6,114       7,133       4,865    5,373     4,950
Long-term liabilities
 (excluding debt).......      370       2,496       2,149       1,899       2,035    1,855     2,019
Long-term debt..........    1,500       4,406       8,163       7,298       9,054    9,042     8,858
Total debt..............    3,715      10,050       8,988       9,769       9,931   10,151    10,043
Stockholders' equity....    4,575      10,386      10,797      10,959      10,823   10,732    10,700

GENERAL STATISTICS
Total backlog........... $  8,942    $ 18,615    $ 20,157(9) $ 24,978    $ 26,530 $ 24,540  $ 25,865
U.S. government backlog
 included above.........    5,614      12,360      13,472(9)   15,239      17,374   15,512    17,099
Capital expenditures....      379         441         468         524         431      113       103
Depreciation and
 amortization...........      345         424         734         699         694      171       177
Total employees.........   65,600     109,600      99,500      97,600      93,700   94,200    92,300

--------------------
Raytheon has restated its financial statements for discontinued operations as more fully discussed in the financial statements incorporated by reference in this prospectus supplement. During 2000, we recorded favorable adjustments to restructuring-related reserves and net gains on sales of operating units that were more than offset by restructuring charges and unfavorable contract adjustments.

(1) Includes a special charge of $34 million pretax, $22 million after-tax, or $0.09 per diluted share.

(2) Includes restructuring and special charges of $370 million.

(3) Includes restructuring and special charges of $370 million pretax and a net gain on sales of operating units of $72 million pretax. The impact of these items combined was a net charge of $194 million after-tax, or $0.80 per diluted share.

(4) Includes special charges of $167 million.

(5) Includes special charges of $167 million pretax and a net gain on sales of operating units of $141 million pretax. The impact of these items combined was a net charge of $41 million after-tax, or $0.12 per diluted share.

(6) Includes charges of $180 million.

(7) Includes charges of $195 million and restructuring and special charges of $197 million, offset by $65 million of favorable adjustments to restructuring-related reserves.

(8) Includes charges of $195 million pretax and restructuring and special charges of $211 million pretax, offset by favorable adjustments to restructuring-related reserves of $65 million pretax and a net gain on sales of operating units and investments of $23 million pretax. The impact of these items combined was a net charge of $195 million after-tax, or $0.57 per diluted share.

(9) During 1998, we changed our method of reporting backlog at certain locations in order to provide a consistent method of reporting across and within the company's businesses. Backlog includes the full value of contract awards when received, excluding awards and options expected in future periods. Prior to the change, contract values which were awarded but incrementally funded were excluded from reported backlog for some parts of the business. The one-time impact of this change was a $1.1 billion increase to backlog, related principally to U.S. government contracts. Prior periods have not been restated for this change.

   Certain prior year amounts have been reclassified to conform to the current year presentation. We acquired Texas Instruments' defense business ("TI Defense") in July 1997 and merged with the defense business of Hughes Electronics Corporation ("Hughes Defense") in December 1997. In December 1997, we issued 102.6 million shares of class A common stock and converted each share of Raytheon common stock into one share of class B common stock in connection with the merger with Hughes Defense. For more information regarding our classes of common stock and the reverse/forward stock split and reclassification, see "Description of Our Class A and Class B Common Stock -- Reverse/Forward Stock Split" and "-- Reclassification of Our Existing Two Classes of Common Stock into a Single New Class of Common Stock" in the accompanying prospectus.

   In 1996, we recorded a $34 million special charge to exit the manual-clean range market and dispose of the assets related to that operation.

   In 1997, we recorded restructuring charges of $220 million in connection with the merger with Hughes Defense and the acquisition of TI Defense. We recorded a $63 million special charge primarily for one-time costs associated with the merger with Hughes Defense and the acquisition of TI Defense. We also recorded a $57 million special charge primarily to write down to estimated fair value certain assets that we had decided to sell. Also in 1997, we recorded a $30 million special charge to recognize a permanent impairment at RAC.

   In 1998, we recorded special charges of $167 million at Commercial Electronics comprised of a $125 million charge to exit a line of business, which included writing off its investment in a Korean business venture, and a $42 million charge to write down the assets of two operations we had decided to sell to estimated fair value.

   In 1999, we recorded $195 million of charges for contract-related adjustments of which $165 million was reflected as a reduction of sales. We recorded restructuring charges of $137 million comprised of $102 million restructuring charge to reduce the workforce and vacate and dispose of facility space primarily at our defense electronics businesses, and $35 million for higher than originally estimated exit costs related to the TI Defense and Hughes Defense actions. We recorded a $35 million special charge related to Iridium LLC, of which $15 million was included as a reduction of sales, $6 million was included in cost of sales, and $14 million was included in other expenses. We also recorded a $33 million special charge to further write down inventory and receivables related to a Korean business venture and a $6 million special charge to exit the personal rapid transit business.

                                  RISK FACTORS

   In considering whether to purchase the units, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below. Because a unit consists of a purchase contract to acquire shares of our common stock and a trust preferred security issued by the trust, you are making an investment decision with regard to our common stock and the trust preferred securities, as well as the units. You should carefully review the information in this prospectus supplement and the accompanying prospectus about all of these securities.

RISK FACTORS RELATING TO THE UNITS

YOU WILL BEAR THE ENTIRE RISK OF A DECLINE IN THE PRICE OF OUR COMMON STOCK.

   The market value of the shares of common stock you will receive on May 15, 2004, which we refer to as the "stock purchase date," may be materially different from the effective price per share paid by you on the stock purchase date. If the average trading price of our common stock on the stock purchase date is less than $27.50 per share, you will, on the stock purchase date, be required to purchase shares of common stock at a loss. Accordingly, a holder of units assumes the entire risk that the market value of our common stock may decline. Any such decline could be substantial.

YOU WILL RECEIVE ONLY A PORTION OF ANY APPRECIATION IN OUR COMMON STOCK PRICE.

   The aggregate market value of the shares of common stock you may receive upon settlement of a purchase contract generally will exceed the stated amount of $50 only if the average closing price per share of our common stock over the 20-trading day period preceding settlement equals or exceeds $33.55, which we refer to as the "threshold appreciation price." The threshold appreciation price represents an appreciation of 22% over the share price to the public in our concurrent common stock offering. Therefore, during the period prior to settlement, an investment in the units affords less opportunity for equity appreciation than a direct investment in our common stock. If the applicable average closing price exceeds $27.50, which we refer to as the "reference price," but falls below the threshold appreciation price, you will realize no equity appreciation on the common stock for the period during which you own the purchase contract. Furthermore, if the applicable average closing price exceeds the threshold appreciation price, the value of the shares you will receive under the purchase contract will be approximately 82% of the value of the shares you could have purchased with $50 at the time of this offering.

THE TRADING PRICE FOR OUR COMMON STOCK AND THE GENERAL LEVEL OF INTEREST RATES AND OUR CREDIT QUALITY WILL DIRECTLY AFFECT THE TRADING PRICE FOR THE UNITS.

   The trading prices of our common stock, the general level of interest rates and our credit quality will directly affect the trading prices of units in the secondary market. It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Our operating results and prospects and economic, financial and other factors will affect trading prices of our common stock. In addition, market conditions can affect the capital markets generally, therefore affecting the price of our common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our common stock in the market after the offering of the units or the perception that those sales could occur. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of our common stock underlying the purchase contracts and of the other components of the units. The arbitrage could, in turn, affect the trading prices of the units and our common stock.

YOU MAY SUFFER DILUTION OF OUR COMMON STOCK ISSUABLE UPON SETTLEMENT OF YOUR PURCHASE CONTRACT.

   The number of shares of common stock issuable upon settlement of your purchase contract is subject to adjustment only for stock splits and combinations, stock dividends, the reclassification of our class A and class B common stock and specified other transactions. The number of shares of common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as employee stock option grants, offerings of common stock for cash, including the concurrent offering of our class B common stock or in connection with acquisitions or other transactions which may adversely affect the price of our common stock. The terms of the units do not restrict our ability to offer common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of the units in engaging in any such offering or transaction.

YOU WILL HAVE NO RIGHTS AS COMMON STOCKHOLDERS.

   Until you acquire shares of common stock upon settlement of your purchase contract, you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the record date occurs after the stock purchase date.

YOUR PLEDGED SECURITIES WILL BE ENCUMBERED.

   Although holders of units will be beneficial owners of the underlying trust preferred securities or pledged treasury securities, the holders will pledge those securities with the collateral agent to secure their obligations under the related purchase contracts. Therefore, for so long as the purchase contracts remain in effect, holders will not be allowed to withdraw their pledged trust preferred securities or treasury securities from this pledge arrangement, except upon substitution of other securities as described in this prospectus supplement.

THE PURCHASE CONTRACT AGREEMENT WILL NOT BE QUALIFIED UNDER THE TRUST INDENTURE ACT OF 1939; THE OBLIGATIONS OF THE PURCHASE CONTRACT AGENT WILL BE LIMITED.

   The purchase contract agreement relating to the units will not be qualified under the Trust Indenture Act of 1939. The purchase contract agent under the purchase contract agreement, who will act as the agent and the attorney-in-fact for the holders of the units, will not be qualified as a trustee under the Trust Indenture Act of 1939. Accordingly, holders of the units will not have the benefits of the protections of the Trust Indenture Act of 1939. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to the holders of the units.

THE SECONDARY MARKET FOR THE UNITS MAY BE ILLIQUID.

   We are unable to predict how the units will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the units. We will apply to list the normal units on the NYSE. We will not initially list either the stripped units or the trust preferred securities; however, in the event that either of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will attempt to list those securities on the exchange on which the normal units are then listed. We have been advised by the underwriters that they presently intend to make a market for the normal units; however, they are not obligated to do so and any market making may be discontinued at any time. There can be no assurance as to the liquidity of any market that may develop for the normal units, the stripped units or the trust preferred securities, your ability to sell such securities or whether a trading market, if it develops, will continue. In addition, in the event that you were to substitute treasury securities for pledged trust preferred securities or treasury securities, thereby converting your normal units to stripped units, the liquidity of normal units could be adversely affected. We cannot provide assurance that a listing application for stripped units or trust preferred securities will be accepted or, if accepted, that the normal units, stripped units or trust preferred securities will not be delisted from the NYSE or that trading in the normal units, stripped units or trust preferred securities will not be suspended as a result of elections to create stripped units or recreate normal units through the substitution of collateral that causes the number of these securities to fall below the applicable requirements for listing securities on the NYSE.

A DISSOLUTION OF RC TRUST I MAY AFFECT THE NORMAL UNITS' MARKET PRICES.

   A dissolution of RC Trust I may affect the normal units' market prices. We will have the right to dissolve the trust at any time subject to certain conditions.

   We cannot provide assurance as to the impact on the market prices for normal units if we dissolve the trust and distribute the subordinated notes to holders of trust preferred securities in exchange for those trust preferred securities. Because normal units would then consist of subordinated notes and related purchase contracts, you are also making an investment decision with regard to the subordinated notes if you purchase units and should carefully review all the information regarding the subordinated notes contained in this prospectus supplement.

WE WILL GUARANTEE PAYMENTS ON THE TRUST PREFERRED SECURITIES ONLY IF RC TRUST I HAS CASH AVAILABLE.

   Except as described below, you, as a holder of trust preferred securities, will not be able to exercise directly any other rights with respect to the subordinated notes.

   The guarantee will be qualified as an indenture under the Trust Indenture Act. The guarantee trustee, The Bank of New York, will act as indenture trustee under the guarantee for the purposes of compliance with the provisions of the Trust Indenture Act. The guarantee trustee will hold the guarantee for your benefit if you hold any of the trust preferred securities.

   If you hold any of the trust preferred securities, we will guarantee you, on a subordinated and unsecured basis, the payment of the following:

  . any accumulated and unpaid distributions that are required to be paid on the trust preferred securities, to the extent the trust has funds available for this purpose; and

  . upon a voluntary or involuntary dissolution of the trust, other than in connection with the distribution of subordinated notes to you, the lesser of (a) the total of the stated liquidation amount and all accumulated and unpaid distributions on the trust preferred securities to the date of payment to the extent the trust has funds available for this purpose and (b) the amount of assets of the trust remaining available for distribution to holders of the trust preferred securities in liquidation of the trust.

   The holders of a majority in stated liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. Notwithstanding the above, but only under limited circumstances, holders of the trust preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

   If we were to default on our obligation to pay amounts payable on the subordinated notes or otherwise, the trust would lack funds for the payment of distributions or amounts payable on redemption of the trust preferred securities or otherwise, and, in that event, a holder of trust preferred securities would not be able to rely upon the guarantee for payment of these amounts. Instead, the holder would rely on the enforcement:

  . by the property trustee of its rights as registered holder of the subordinated notes against us pursuant to the terms of the indenture and the subordinated notes; or

  . by that holder of the property trustee's or that holder's own rights against us to enforce payments on the subordinated notes.

   As a holder of trust preferred securities, you will be deemed to have agreed to be bound by the provisions of the guarantee and the indenture.

   The right of the holders of trust preferred securities to receive distributions is subject to the prior claims of creditors of our subsidiaries with respect to the assets of the subsidiaries. Therefore, the subordinated notes will be effectively subordinated to all indebtedness and other obligations of our subsidiaries. Our subsidiaries are separate legal entities and have no obligations to pay, or make funds available for the payment of, any amounts due on the subordinated notes, the trust preferred securities or the guarantee.

THE DEFERRAL OF INTEREST PAYMENTS MAY HAVE AN ADVERSE EFFECT ON THE TRADING PRICE OF THE UNITS AND TRUST PREFERRED SECURITIES.

   If no event of default under the subordinated notes has occurred and is continuing, we may defer the payment of interest on the subordinated notes, on one or more occasions, for up to five years, but not beyond May 15, 2006. If we defer interest payments on the subordinated notes, RC Trust I will defer quarterly distributions on the trust preferred securities. However, distributions will still accumulate quarterly and the deferred distributions will themselves accumulate additional distributions at the deferred rate, to the extent permitted by law. There is no limitation on the number of times that we may elect to defer interest payments.

   We have no current intention to defer interest payments on the subordinated notes. However, if we exercise our right in the future, the units and, if they are separately traded, the trust preferred securities, may trade at prices that do not fully reflect the value of deferred interest on the subordinated notes. If you sell your units or trust preferred securities during a deferral period, you may not receive the same return on your investment as a holder who continues to hold the securities. In addition, our right to defer interest payments on the subordinated notes may mean that the market price of the units and the trust preferred securities may be more volatile than the market prices of other comparable investments that do not have these rights.

   If a payment deferral occurs, you will continue to recognize interest income for United States federal income tax purposes in advance of your receipt of any corresponding cash distribution.

DELIVERY OF THE SECURITIES UNDER THE PLEDGE AGREEMENT IS SUBJECT TO POTENTIAL DELAY IF WE BECOME SUBJECT TO A BANKRUPTCY PROCEEDING.

   Notwithstanding the automatic termination of the purchase contracts, if we become the subject of a case under the U.S. bankruptcy code, imposition of an automatic stay under Section 362 of the U.S. bankruptcy code may delay the delivery to you of your securities being held as collateral under the pledge arrangement and such delay may continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

YOUR VOTING RIGHTS UNDER THE TRUST PREFERRED SECURITIES WILL BE LIMITED.

   You will not be entitled to appoint, remove, replace or change the number of the trustees of the trust, and generally will have no voting rights, except in the limited circumstances described under "Description of the Equity Security Units -- Description of Trust Preferred Securities -- Voting Rights" and "-- Modification of the Declaration" in this prospectus supplement.

HOLDERS OF TRUST PREFERRED SECURITIES WILL HAVE LIMITED RIGHTS UNDER THE SUBORDINATED NOTES.

   Except as described below, you, as a holder of trust preferred securities, will not be able to exercise directly any other rights with respect to the subordinated notes.

   If an event of default under the declaration of trust of RC Trust I were to occur and be continuing, holders of trust preferred securities would rely on the enforcement by the property trustee of its rights as registered holder of the subordinated notes against us. In addition, the holders of a majority in stated liquidation amount of the trust preferred securities would have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the declaration, including the right to direct the property trustee to exercise the remedies available to it as the holder of the subordinated notes.

   The indenture provides that the indenture trustee must give holders of subordinated notes notice of all defaults or events of default within 90 days after occurrence. However, except in the cases of a default or an event of default in payment on the subordinated notes, the indenture trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of such holders.

   If the property trustee were to fail to enforce its rights under the subordinated notes in respect of an indenture event of default after a holder of record of trust preferred securities had made a written request, such holder of record of trust preferred securities may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the subordinated notes. In addition, if we were to fail to pay interest or principal on the subordinated notes on the date that interest or principal is otherwise payable, except for deferrals permitted by the declaration of trust and the indenture, and this failure to pay were continuing, holders of trust preferred securities may directly institute a proceeding for enforcement of payment of the principal of or interest on the subordinated notes having a principal amount equal to the aggregate stated liquidation amount of their trust preferred securities (a direct action) after the respective due dates specified in the subordinated notes. You may not exercise directly any other remedy available to holders of subordinated notes. In connection with a direct action, we would have the right under the indenture to set off any payment made to that holder by us.

THE PROPERTY TRUSTEE, AS HOLDER OF THE SUBORDINATED NOTES, WILL HAVE ONLY LIMITED RIGHTS OF ACCELERATION.

   The property trustee, as holder of the subordinated notes, may accelerate payment of the principal and accrued and unpaid interest on the subordinated notes only upon the occurrence and continuation of an indenture event of default. An indenture event of default is generally limited to payment defaults, breaches of specific covenants and specific events of bankruptcy, insolvency and reorganization relating to us.

THE SUBORDINATED NOTES WILL BE CLASSIFIED AS CONTINGENT PAYMENT DEBT
INSTRUMENTS.

   For United States federal income tax purposes, we intend to treat the subordinated notes as contingent payment debt instruments. As a result, they will be considered to be issued with original issue discount, which you will be required to include in income during your ownership of the trust preferred securities, subject to some adjustments. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of the trust preferred securities. See "United States Federal Income Tax Consequences".

TAX EVENT REDEMPTION

   Raytheon may redeem the subordinated notes (and thereby cause the redemption of the trust preferred securities) in whole at any time upon the occurrence and continuation of a tax event. See "Description of The Subordinated Notes -- Tax Event Redemption." A tax event redemption constitutes a taxable event to the beneficial owners of trust preferred securities. If a tax event occurs prior to settlement under the purchase contract, the trust will distribute the applicable redemption price to the securities intermediary, in liquidation of the unit holder's interest in the trust. The securities intermediary will use the redemption amount to purchase the treasury securities as substitute collateral on behalf of the holders of the units. It is impossible to predict the impact that the substitution of the treasury securities as collateral for the redeemed trust preferred securities will have on the market price of the normal units. See "United States Federal Income Tax Consequences -- Tax Event Redemption."

RISK FACTORS RELATING TO RAYTHEON

WE DEPEND HEAVILY ON OUR GOVERNMENT CONTRACTS, WHICH ARE ONLY PARTIALLY FUNDED, SUBJECT TO IMMEDIATE TERMINATION AND HEAVILY REGULATED AND AUDITED, AND THE TERMINATION OR FAILURE TO FUND ONE OR MORE OF THESE CONTRACTS COULD HAVE A NEGATIVE IMPACT ON OUR OPERATIONS.

   We act as prime contractor or major subcontractor for many different government programs. Over its lifetime, a program may be implemented by the award of many different individual contracts and subcontracts. The funding of government programs is subject to congressional appropriations. Although multi-year contracts may be authorized in connection with major procurements, Congress generally appropriates funds on a fiscal year basis even though a program may continue for several years. Consequently, programs are often only partially funded initially, and additional funds are committed only as Congress makes further appropriations. The termination of funding for a government program would result in a loss of anticipated future revenues attributable to that program. That could have a negative impact on our operations. In addition, the termination of a program or failure to commit additional funds to a program already started could increase our overall costs of doing business.

   Generally, government contracts are subject to oversight audits by government representatives and contain provisions permitting termination, in whole or in part, without prior notice at the government's convenience upon the payment of compensation only for work done and commitments made at the time of termination. We can give no assurance that one or more of our government contracts will not be terminated under these circumstances. Also, we can give no assurance that we would be able to procure new government contracts to offset the revenues lost as a result of any termination of our contracts. As our revenues are dependent on our procurement, performance and payment under our contracts, the loss of one or more critical contracts could have a negative impact on our financial condition.

   Our government business is also subject to specific procurement regulations and a variety of socioeconomic and other requirements. These requirements, although customary in government contracts, increase our performance and compliance costs. These costs might increase in the future, reducing our margins, which could have a negative effect on our financial condition. Failure to comply with these regulations and requirements could lead to suspension or debarment, for cause, from government contracting or subcontracting for a period of time. Among the causes for debarment are violations of various statutes, including those related to:

  .  procurement integrity;

  .  export control;

  .  government security regulations;

  .  employment practices;

  .  protection of the environment; and

  .  accuracy of records and the recording of costs.

   The termination of a government contract or relationship as a result of any of these acts would have a negative impact on our operations and could have a negative effect on our reputation and ability to procure other government contracts in the future.

   In addition, sales to the government may be affected by:

  .  changes in procurement policies;

  .  budget considerations;

  .  changing concepts of national defense; and

  .  political developments abroad.

   The influence of any of these factors, which are largely beyond our control, could also negatively impact our financial condition. We also may experience problems associated with advanced designs required by the government which may result in unforeseen technological difficulties and cost overruns. Failure to overcome these technological difficulties and the occurrence of cost overruns would have a negative impact on our results.

BECAUSE WE HAVE RECENTLY SOLD A NUMBER OF OUR BUSINESS UNITS, OUR BUSINESS IS LESS DIVERSIFIED, WHICH COULD REDUCE OUR EARNINGS AND MIGHT MAKE US MORE SUSCEPTIBLE TO NEGATIVE CONDITIONS IN OUR REMAINING BUSINESSES.

   Consistent with our strategy of focusing on and streamlining our core businesses and paying down our debt, during 1998, 1999 and 2000, we divested several non-core business units. As a result of these divestitures, we no longer receive revenues from these operations and, without offsetting increases in revenues in our other businesses, our overall revenues would decrease, which would have a negative effect on our financial condition.

   In addition, as a result of these divestitures, our business is now less diversified and thus more dependent on our remaining businesses. As a result, we are now more sensitive to conditions and trends in the remaining industries in which we operate. Negative conditions and trends in these remaining industries could cause our financial condition and results of operations to suffer more heavily than would occur when our business lines were more diversified. Our inability to overcome these negative conditions and trends could have a negative impact on our financial condition.

WE DEPEND ON THE U.S. GOVERNMENT FOR A SIGNIFICANT PORTION OF OUR SALES, AND THE LOSS OF THIS RELATIONSHIP OR A SHIFT IN GOVERNMENT FUNDING COULD HAVE SEVERE CONSEQUENCES ON OUR FINANCIAL CONDITION.

   Approximately 66% of our net sales in 2000 were to the U.S. Government. Therefore, any significant disruption or deterioration of our relationship with the U.S. Government would significantly reduce our revenues. Our U.S. Government programs must compete with programs managed by other defense contractors for a limited number of programs and for uncertain levels of funding. Our competitors continuously engage in efforts to expand their business relationships with the U.S. Government at our expense and are likely to continue these efforts in the future. The U.S. Government may choose to use other defense contractors for its limited number of defense programs. In addition, the funding of defense programs also competes with nondefense spending of the U.S. Government. Budget decisions made by the U.S. Government are outside of our control and have long term consequences for the size and structure of Raytheon. A shift in government defense spending to other programs in which we are not involved or a reduction in U.S. Government defense spending generally could have severe consequences for our results of operations.

WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUES FROM INTERNATIONAL SALES AND ARE SUBJECT TO THE RISKS OF DOING BUSINESS IN FOREIGN COUNTRIES.

   In 2000, sales to international customers accounted for approximately 21% of our net sales. We expect that international sales will continue to account for a substantial portion of our net sales for the foreseeable future. As a result, we are subject to risks of doing business internationally, including:

  .  changes in regulatory requirements;

  . domestic and foreign government policies, including requirements to expend a portion of program funds locally and governmental industrial cooperation requirements;

  .  fluctuations in foreign currency exchange rates;

  .  delays in placing orders;

  . the complexity and necessity of using foreign representatives and consultants;

  .  the uncertainty of adequate and available transportation;

  . the uncertainty of the ability of foreign customers to finance purchases;

  . uncertainties and restrictions concerning the availability of funding credit or guarantees;

  . imposition of tariffs or embargoes, export controls and other trade restrictions;

  . the difficulty of management and operation of an enterprise spread over various countries;

  . compliance with a variety of foreign laws, as well as U.S. laws affecting the activities of U.S. companies abroad; and

  . general economic and geopolitical conditions, including international hostilities, inflation, trade relationships and military and political alliances.

   While these factors or the impact of these factors are difficult to predict, any one or more of them could adversely affect our operations in the future.

WE MAY NOT BE SUCCESSFUL IN OBTAINING THE NECESSARY LICENSES TO CONDUCT OPERATIONS ABROAD, AND CONGRESS MAY PREVENT PROPOSED SALES TO FOREIGN GOVERNMENTS.

   Licenses are required from government agencies under the Export Administration Act, the Trading with the Enemy Act of 1917 and the Arms Export Control Act of 1976 for export of many of our products. We can give no assurance that we will be successful in obtaining these necessary licenses in order to conduct business abroad. In the case of certain sales of defense equipment and services to foreign governments, the U.S. Government's Executive Branch must notify Congress at least 15 to 30 days, depending on the location of the sale, prior to authorizing these sales. During that time, Congress may take action to block the proposed sale.

COMPETITION WITHIN OUR MARKETS MAY REDUCE OUR PROCUREMENT OF FUTURE CONTRACTS AND OUR SALES.

   The military and commercial industries in which we operate are highly competitive. Our competitors range from highly resourceful small concerns, which engineer and produce specialized items, to large, diversified firms. Several established and emerging companies offer a variety of products for applications similar to those of our products. Our competitors may have more extensive or more specialized engineering, manufacturing and marketing capabilities than we do in some areas. There can be no assurance that we can continue to compete with these firms. In addition, some of our largest customers could develop the capability to manufacture products similar to products that we manufacture. This would result in these customers supplying their own products and competing directly with us for sales of these products, all of which could significantly reduce our revenues and seriously harm our business.

   Furthermore, we are facing increased international competition and crossborder consolidation of competition. There can be no assurance that we will be able to compete successfully against our current or future competitors or that the competitive pressures we face will not result in reduced revenues and market share or seriously harm our business.

OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO DEVELOP NEW TECHNOLOGIES THAT ACHIEVE MARKET ACCEPTANCE.

   Both our commercial and defense markets are characterized by rapidly changing technologies and evolving industry standards. Accordingly, our future performance depends on a number of factors, including our ability to:

  .  identify emerging technological trends in our target markets;

  .  develop and maintain competitive products;

  . enhance our products by adding innovative features that differentiate our products from those of our competitors; and

  . manufacture and bring products to market quickly at cost-effective prices.

   Specifically, at Raytheon Aircraft Company our future success is dependent on our ability to meet scheduled timetables for the development, certification and delivery of new product offerings.

   We believe that, in order to remain competitive in the future, we will need to continue to develop new products, which will require the investment of significant financial resources in new product development. The need to make these expenditures could divert our attention and resources from other projects, and we cannot be sure that these expenditures will ultimately lead to the timely development of new technology. Due to the design complexity of our products, we may in the future experience delays in completing development and introduction of new products. Any delays could result in increased costs of development or deflect resources from other projects. In addition, there can be no assurance that the market for our products will develop or continue to expand as we currently anticipate. The failure of our technology to gain market acceptance could significantly reduce our revenues and harm our business. Furthermore, we cannot be sure that our competitors will not develop competing technology which gains market acceptance in advance of our products. The possibility that our competitors might develop new technology or products might cause our existing technology and products to become obsolete. If we fail in our new product development efforts or our products fail to achieve market acceptance more rapidly than our competitors, our revenues will decline and our business, financial condition and results of operations will be negatively affected.

RAYTHEON AIRCRAFT COMPANY MAY BE ADVERSELY AFFECTED BY UNFAVORABLE MARKET AND COST PRESSURES.

   At Raytheon Aircraft Company, our future success is dependent on a number of factors some of which are beyond our control, including (1) market perceptions of and government regulations affecting regional aircraft, (2) our ability to achieve the efficiencies necessary to control product costs and (3) price pressures within the market. Any cost overruns at Raytheon Aircraft Company similar to those experienced in 1999, or a decline in demand in the market for our aircraft, would have an adverse effect, which may be material, on our financial results.

OUR FINANCIAL PERFORMANCE IS DEPENDENT ON THE TIMELY AND SUCCESSFUL CONVERSION OF OUR DEFENSE PRODUCTS INTO COMMERCIAL MARKETS.

   In order to leverage technology that we develop for defense applications, we frequently strive to adapt existing defense technology for commercial markets. We may not be successful, however, in converting our defense systems and devices into commercially viable products, and the market for such products may be limited. Any of these results could have a negative impact on our future revenues.

WE ENTER INTO FIXED PRICE CONTRACTS WHICH COULD SUBJECT US TO LOSSES IN THE EVENT THAT WE HAVE COST OVERRUNS.

   Sometimes, we enter into contracts on a firm, fixed price basis. This allows us to benefit from cost savings, but carries the burden of cost overruns. If our initial estimates are incorrect, we can lose money on these contracts. In addition, some of our contracts have provisions relating to cost controls and audit rights, and if we fail to meet the terms specified in those contracts then we may not realize their full benefits. Our financial condition is dependent on our ability to maximize our earnings from our contracts. Lower earnings caused by cost overruns and cost controls would have a negative impact on our financial results. As previously disclosed, during 2000 our financial results were negatively impacted by cost overruns on certain fixed price contracts.

WE MAY INCUR ADDITIONAL CHARGES IN CONNECTION WITH THE SALE OF RAYTHEON ENGINEERS & CONSTRUCTORS TO THE WASHINGTON GROUP INTERNATIONAL.

   Raytheon has significant guarantees and support agreements related to twelve ongoing Washington Group International projects with an estimated potential range of exposure of up to $450 million. Raytheon has recorded a charge of $325 million for the first quarter of 2001 in connection with Washington Group International's default on two construction projects for which Raytheon has provided performance guarantees, and may incur additional charges if Washington Group International further defaults on other ongoing projects for which Raytheon has exposure under related existing guarantees, surety bonds and letters of credit. We are legally entitled to reimbursement from Washington Group International for all costs incurred on these twelve projects. In determining our estimates for our exposure with respect to these performance guarantees and support agreements, we have had to rely primarily on information provided by Washington Group International. The cost to complete these twelve projects may ultimately be higher than the $450 million that we have estimated on the basis of current information. If Washington Group International files for protection under the bankruptcy law, it may significantly limit our ability to recover any reimbursement. In addition, an unfavorable determination in the claim made by Washington Group International against us could cause us to incur additional losses or be set off against any potential reimbursement.

   In addition, certain liabilities and risks that we retained in connection with the sale of Raytheon Engineers & Constructors include the following:

  . Raytheon has retained responsibility for the performance of four large, fixed price international turnkey projects that are close to completion, and has partially indemnified the buyer on the completion of one other existing contract. The ultimate cost to complete these projects could be higher than we estimated.

  . We retained certain assets and liabilities of our engineering and construction business, the ultimate value of which could differ from the amount recorded at December 31, 2000.

  . The purchase and sale agreement provides for a purchase price adjustment based on a cut off date balance sheet that has not yet been finalized. Any disputes related to a purchase price adjustment are subject to binding arbitration.

   While these risks or the impact of these risks are difficult to predict, any one or more of these factors could have a material adverse impact on our financial condition.

WE DEPEND ON THE RECRUITMENT AND RETENTION OF QUALIFIED PERSONNEL, AND OUR FAILURE TO ATTRACT AND RETAIN SUCH PERSONNEL COULD SERIOUSLY HARM OUR BUSINESS.

   Due to the specialized nature of our businesses, our future performance is highly dependent upon the continued services of our key engineering personnel and executive officers. Our prospects depend upon our ability to attract and retain qualified engineering, manufacturing, marketing, sales and management personnel for our operations. Competition for personnel is intense, and we may not be successful in attracting or retaining qualified personnel. Our failure to compete for these personnel could seriously harm our business, results of operations and financial condition.

A SIGNIFICANT PORTION OF OUR LABOR FORCE IS UNIONIZED, AND OUR FAILURE TO MAINTAIN STABLE RELATIONSHIPS WITH OUR UNIONS COULD SERIOUSLY HARM OUR BUSINESS.

   Approximately 16,000 of our employees are unionized, which represented approximately 17% of our employees at December 31, 2000. As a result, we may experience work stoppages from time to time, and we are vulnerable to the demands imposed by our collective bargaining relationships. We cannot predict how stable these relationships, currently with 10 different U.S. labor organizations and 4 different non-U.S. labor organizations, will be or whether we will be able to meet the requirements of these unions without impacting the financial condition of Raytheon. In addition, the presence of unions may limit our flexibility in dealing with our workforce. Work stoppages and instability in our union relationships could negatively impact our ability to manufacture our products on a timely basis, resulting in strain on our relationships with our customers, as well as a loss of revenues. That would adversely affect our results of operations.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD AFFECT OUR ABILITY TO COMPETE.

   Protecting our intellectual property rights is critical to our ability to compete and succeed as a company. We own a large number of United States and foreign patents and patent applications, as well as trademark, copyright and semiconductor chip mask work registrations which are necessary and contribute significantly to the preservation of our competitive position in the market. There can be no assurance that any of these patents and other intellectual property will not be challenged, invalidated or circumvented by third parties. In some instances, we have augmented our technology base by licensing the proprietary intellectual property of others. In the future, we may not be able to obtain necessary licenses on commercially reasonable terms. We enter into confidentiality and invention assignment agreements with our employees, and enter into nondisclosure agreements with our suppliers and appropriate customers so as to limit access to and disclosure of our proprietary information. These measures may not suffice to deter misappropriation or independent third party development of similar technologies. Moreover, the protection provided to our intellectual property by the laws and courts of foreign nations may not be as advantageous to us as the remedies available under United States law.

OUR OPERATIONS EXPOSE US TO THE RISK OF MATERIAL ENVIRONMENTAL LIABILITIES.

   Because we use and generate large quantities of hazardous substances and wastes in our manufacturing operations, we are subject to potentially material liabilities related to personal injuries or property damages that may be caused by hazardous substance releases and exposures. For example, we are investigating and remediating contamination related to our current or past practices at numerous properties and, in some cases, have been named as a defendant in related personal injury or "toxic tort" claims.

   We are also subject to laws and regulations that impose strict requirements for the proper management, treatment, storage and disposal of hazardous substances and wastes, restrict air and water emissions from our manufacturing operations, and require maintenance of a safe workplace. These laws and regulations can impose substantial fines and criminal sanctions for violations, and require the installation of costly pollution control equipment or operational changes to limit pollution emissions and/or decrease the likelihood of accidental hazardous substance releases. We incur, and expect to continue to incur, substantial capital and operating costs to comply with these laws and regulations. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new cleanup requirements could require us to incur costs in the future that would have a negative effect on our financial condition or results of operations.

PROVISIONS IN OUR CHARTER DOCUMENTS AND RIGHTS AGREEMENT COULD MAKE IT MORE DIFFICULT TO ACQUIRE RAYTHEON AND MAY REDUCE THE MARKET PRICE OF OUR STOCK.

   Our certificate of incorporation and bylaws contain certain provisions, such as a classified board of directors, a provision prohibiting stockholder action by written consent, a provision prohibiting stockholders from calling special meetings and a provision authorizing our Board of Directors to consider factors other than stockholders' short-term interests in evaluating an offer involving a change in control. Also, we have a rights plan, which limits the ability of any person to acquire more than 15% of our common stock. These provisions could have the effect of delaying or preventing a change in control of Raytheon or the removal of Raytheon management, of deterring potential acquirers from making an offer to our stockholders and of limiting any opportunity to realize premiums over prevailing market prices for Raytheon common stock. Provisions of the Shareholder Rights Agreement and the Hughes Separation Agreement, both of which are incorporated as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part, could also have the effect of deterring changes of control of Raytheon.

WE DEPEND ON COMPONENT AVAILABILITY, SUBCONTRACTOR PERFORMANCE AND OUR KEY SUPPLIERS TO MANUFACTURE AND DELIVER OUR PRODUCTS AND SERVICES.

   Our manufacturing operations are highly dependent upon the delivery of materials by outside suppliers in a timely manner. In addition, we depend in part upon subcontractors to assemble major components and subsystems used in our products in a timely and satisfactory manner. While we enter into long term or volume purchase agreements with a few of our suppliers, we cannot be sure that materials, components, and subsystems will be available in the quantities we require, if at all. We are dependent for some purposes on sole source suppliers. If any of them fails to meet our needs, we may not have readily available alternatives. Our inability to fill our supply needs would jeopardize our ability to satisfactorily and timely complete our obligations under government and other contracts. This might result in reduced sales, termination of one or more of these contracts and damage to our reputation and relationships with our customers. All of these events could have a negative effect on our financial condition.

IF OUR CLASS A AND CLASS B COMMON STOCK IS NOT RECLASSIFIED INTO ONE CLASS OF COMMON STOCK, THE DUAL CLASS STRUCTURE MAY DEPRESS THE VALUE OF YOUR CLASS B COMMON STOCK.

   Our stockholders approved the reclassification of our class A and class B common stock into one class at the annual meeting of stockholders on April 25, 2001. However, our board of directors has the discretion not to effect the reclassification. If that were to occur, then our existing dual class capital structure would continue and might depress the value of the class B common stock that you would receive when you settle your purchase contract. With respect to all actions other than the election or removal of directors, holders of class A common stock and class B common stock have equal voting rights. With respect to the election or removal of directors only, holders of class A common stock have 80.1% of the total voting power. Holders of class B common stock have the remaining 19.9% of the voting power. If you hold class B common stock, the value of your securities may be depressed by the disparity in voting power. Furthermore, while shares of both our class A and class B common stock currently trade on the NYSE, the Chicago Stock Exchange and the Pacific Exchange, the listing policies of each of these exchanges with respect to corporations with dual class capitalizations may change in the future, and in the future such policies may not allow for the continued listing of both our class A and class B common stock.

   There can be no assurance that the proposed reclassification will happen and, if it does not happen, the dual class structure may depress the value of your class B common stock.

THE UNPREDICTABILITY OF OUR RESULTS MAY HARM THE TRADING PRICE OF OUR SECURITIES OR CONTRIBUTE TO VOLATILITY.

   Our operating results may vary significantly over time for a variety of reasons, many of which are outside of our control and any of which may harm our business. The value of our securities may fluctuate as a result of considerations that are difficult to forecast, such as:

  .  volume and timing of product orders received and delivered;

  .  levels of product demand;

  .  consumer and government spending patterns;

  .  the timing of contract receipt and funding;

  . our ability and the ability of our key suppliers to respond to changes in customer orders;

  . timing of our new product introductions and the new product introductions of our competitors;

  .  changes in the mix of our products;

  .  cost and availability of components and subsystems;

  .  price erosion;

  .  adoption of new technologies and industry standards;

  . competitive factors, including pricing, availability and demand for competing products;

  .  fluctuations in foreign currency exchange rates;

  . conditions in the capital markets and the availability of project financing;

  . the impact on recourse obligations at Raytheon Aircraft Company due to changes in the collateral value of financed aircraft;

  .  regulatory developments; and

  . general economic conditions, particularly the cyclical nature of the general aviation and other commercial markets in which we participate.

                          FORWARD-LOOKING INFORMATION

   This prospectus supplement and the information we are incorporating by reference in it contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts included in this prospectus supplement and the information incorporated by reference in this prospectus supplement, that we expect or anticipate will or may occur in the future, including, without limitation, statements included in this prospectus supplement under "Prospectus Supplement Summary--Raytheon Company" and located elsewhere in this prospectus supplement regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including without limitation the information discussed under the caption "Risk Factors" in this prospectus supplement as well as other factors which might be described from time to time in our filings with the Securities and Exchange Commission.

   Consequently, all of the forward-looking statements we make in this prospectus supplement and the information we are incorporating by reference in this prospectus supplement are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our businesses or operations. All subsequent forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by any of those factors described above and in the documents containing such forward-looking statements. We do not assume any obligation to release publicly any updates or revisions to any forward-looking statement.

                                USE OF PROCEEDS

   The net proceeds from the sale of 15,000,000 units, after deducting underwriting discounts and commissions and estimated fees and expenses, are expected to be approximately $725.5 million, or, $834.6 million if the underwriters' option to purchase additional units is exercised in full. The trust will not receive any net proceeds from this offering.

   We anticipate using the net proceeds from this offering, together with an estimated $328.9 million of net proceeds from the concurrent offering of our common stock, or $378.5 million if the underwriters' option to purchase additional shares of common stock is exercised in full, primarily to reduce the amounts outstanding under our Five Year Competitive Advance and Revolving Credit Facility dated May 2, 1997, among us and the lenders named therein, to repurchase initially $75 million of long-term debt and to fund the August 10, 2001 maturity of $350 million of floating rate notes or to refinance other debt. Any remaining proceeds may be used by Raytheon to fund capital expenditures, working capital requirements and general corporate purposes. The weighted average interest rate on borrowings outstanding under the revolving credit facility on April 1, 2001 was 5.38% and the weighted average interest rate on the $75 million of long term debt was 8.10%. Several banking affiliates of the underwriters are lenders to us under the revolving credit facility and will receive a portion of the net proceeds of this offering and the concurrent class B common stock offering in repayment of amounts outstanding to them under the revolving credit facility.

                                 CAPITALIZATION

   The following table sets forth the capitalization of Raytheon and its subsidiaries on a consolidated basis as of April 1, 2001 (1) on an historical basis, (2) as adjusted to give effect to this offering, and (3) on a further adjusted basis to give effect to the related offering of our common stock, and with respect to (2) and (3) the application of the net proceeds from the offerings as described under "Use of Proceeds". Any gain or loss resulting from an early extinguishment of long-term debt resulting from the application of the proceeds of the offerings is expected to be immaterial. This table should be read in conjunction with the consolidated financial statements of Raytheon and the notes relating to them, which are incorporated by reference in the accompanying prospectus.

                                                       APRIL 1, 2001
                                            ------------------------------------
                                            HISTORICAL               AS FURTHER
                                            (UNAUDITED) AS ADJUSTED ADJUSTED (1)
                                            ----------- ----------- ------------
                                                       (IN MILLIONS)
Notes payable and current portions of
 long-term debt:
 Notes payable............................    $   985     $   385     $   385
 Current portion of long-term debt........        200         200         200
                                              -------     -------     -------
  Total notes payable and current portion
   of long-term debt......................      1,185         585         585
Long-term debt............................      8,858       8,783       8,783
                                              -------     -------     -------
  Total debt..............................     10,043       9,368       9,368
                                              -------     -------     -------
Raytheon-obligated trust preferred securi-
 ties of subsidiary
 trust holding solely Raytheon subordi-
 nated notes (2)..........................          0         750         750
                                              -------     -------     -------
Stockholders' equity:
 Class A Common stock, par value $0.01,
  450,000,000
  shares authorized (3)...................          1           1           1
 Class B Common stock, par value $0.01 per
  share,
  1,000,000,000 authorized (3)............          2           2           3
 Additional paid-in capital...............      6,422       6,404       6,732
 Accumulated other comprehensive income...       (114)       (114)       (114)
 Treasury stock...........................       (250)       (250)       (250)
 Retained earnings........................      4,639       4,639       4,639
                                              -------     -------     -------
  Total stockholders' equity..............     10,700      10,682      11,011
                                              -------     -------     -------
  Total capitalization....................    $20,743     $20,800     $21,129
                                              =======     =======     =======

---------------------
(1) Raytheon anticipates using a portion of the remaining net proceeds to fund the August 10, 2001 maturity of $350 million of floating rate notes.
(2) The sole assets of the trust will be the subordinated notes of Raytheon. Upon prepayment of these subordinated notes of Raytheon, the related trust preferred securities will become mandatorily redeemable.
(3) The class A common stock and class B common stock are expected to be reclassified into one new series of common stock shortly after the closing of the offering. For more information, see "Description of Our Class A and Class B Common Stock -- Reverse/Forward Stock Split" and "--
     Reclassification of Our Existing Two Classes of Common Stock into a Single New Class of Common Stock" in the accompanying prospectus.

            PRICE RANGE OF CLASS B COMMON STOCK AND DIVIDEND POLICY

   Our class B common stock has been trading on the NYSE since 1997 under the symbol "RTNb", and prior to 1997 our common stock traded since 1952 under the symbol "RTN". The following table sets forth the quarterly high and low sales prices for our class B common stock as reported by the NYSE for the periods indicated and the amount of per-share dividends for the periods indicated.

                              CLASS B COMMON STOCK

                                                     STOCK PRICES
                                                     ------------- DIVIDENDS PER
                                                      HIGH   LOW   COMMON SHARE
                                                     ------ ------ -------------
FISCAL YEAR 1999
  First Quarter..................................... $58.88 $51.25     $.20
  Second Quarter....................................  74.63  57.75      .20
  Third Quarter.....................................  76.56  44.50      .20
  Fourth Quarter....................................  49.88  22.19      .20

FISCAL YEAR 2000
  First Quarter..................................... $28.50 $17.50     $.20
  Second Quarter....................................  25.19  18.06      .20
  Third Quarter.....................................  29.56  19.50      .20
  Fourth Quarter....................................  35.81  26.63      .20

FISCAL YEAR 2001
  First Quarter..................................... $36.68 $25.24     $.20
  Second Quarter (through May 3, 2001)..............  32.95  27.31       --

   Dividends are considered quarterly by our board of directors and may be paid only when approved by our board. Our credit facilities restrict our ability to pay dividends to our stockholders under provisions that we do not currently believe will limit our ability to continue to pay dividends at the current rate. On March 28, 2001, our board of directors declared a regular quarterly cash dividend payable in the amount of $.20 per share on April 30, 2001 to stockholders of record at the close of business on April 6, 2001.

   The class A common stock and class B common stock are expected to be reclassified into one new series of common stock shortly after the closing of this offering. For more information, see "Description of Our Class A and Class B Common Stock -- Reverse/Forward Stock Split" and "-- Reclassification of Our Existing Two Classes of Common Stock into a Single New Class of Common Stock" in the accompanying prospectus. We do not have historical sales price information for the new class of common stock.

                              ACCOUNTING TREATMENT

   The financial statements of the trust will be reflected in our consolidated financial statements, with the trust preferred securities shown on our balance sheet as Raytheon-obligated trust preferred securities of a subsidiary trust holding solely Raytheon subordinated notes. The proceeds from the units will be allocated to the underlying purchase contracts and trust preferred securities based on their relative fair values at the offering date. The footnotes to our consolidated financial statements will reflect that the sole assets of the trust will be the subordinated notes. Distributions on the trust preferred securities will be reflected as a charge to our consolidated income, identified as "Distributions on Preferred Securities of a Subsidiary Trust," whether paid or accumulated.

   The purchase contracts are forward transactions in our common stock. Upon settlement of a purchase contract, we will receive the stated amount of $50 on the purchase contract and will issue the requisite number of shares of our common stock. The stated amount received will be credited to shareholders' equity.

   Prior to the issuance of shares of our common stock upon settlement of the purchase contracts, the units will be reflected in our earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating earnings per share is deemed to be increased by the excess, if any, of the number of shares issuable upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market (at the average market price during the period) using the proceeds receivable upon settlement. Consequently, we expect there will be no dilutive effect on our earnings per share except during periods when the average market price of a share of our common stock is above the threshold appreciation price.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

   The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the end of the fiscal years 1996, 1997, 1998, 1999 and 2000 and the quarters ended April 2, 2000 and April 1, 2001.

  FISCAL YEAR ENDED  DECEMBER 31,                            QUARTER ENDED
----------------------------------------------       ------------------------------------
1996     1997       1998       1999       2000       APRIL 2, 2000       APRIL 1, 2001
----     ----       ----       ----       ----       -------------       -------------
4.2x     2.8x       3.1x       2.0x       2.0x           1.7x                1.8x

   For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends:

  . earnings consist of income from continuing operations, taxes on income from continuing operations and fixed charges, less capitalized interest; and

  . fixed charges consist of interest expense, amortization of debt discount and issuance expense, preferred stock dividends and the portion of rents representative of an interest factor and capitalized interest.

   The ratio of earnings to combined fixed charges has declined due to higher interest expense resulting from increased borrowings to finance our merger with the defense business of Hughes Electronics in December 1997 and our acquisition of the defense assets of Texas Instruments Incorporated in July 1997.

                    DESCRIPTION OF THE EQUITY SECURITY UNITS

   We summarize below the principal terms of the equity security units, which we refer to as the "units," and the purchase contracts and trust preferred securities which comprise the units. The following description is not complete, and we refer you to the agreements which will govern your rights as a holder of units. See "Information We Incorporate By Reference." In addition, to the extent that the following description is not consistent with that contained in the accompanying prospectus under "Description of the Stock Purchase Contracts and Stock Purchase Units," you should rely on this description.

OVERVIEW

   Each unit will have a stated amount of $50. Each unit will initially consist of and represent:

  (1)  a purchase contract under which:

      . you will agree to purchase, and we will agree to sell, for $50, shares of common stock of Raytheon on the stock purchase date of May 15, 2004, the number of which will be determined by the settlement rate described below, based on the average trading price of the common stock at that time; and

      . we will pay you contract adjustment payments at the annual rate of 1.25% payable on a quarterly basis as specified below; and

  (2) ownership of a trust preferred security of RC Trust I with a stated liquidation amount of $50, on which distributions will be paid at the annual rate of 7.00% payable on a quarterly basis as specified below. Each trust preferred security, and each common security issued to Raytheon, represents an undivided beneficial ownership interest in the assets of RC Trust I, which will consist solely of the subordinated notes issued by Raytheon.

   The trust preferred securities will initially be pledged to secure your obligations under the purchase contract. The purchase contracts, together with the pledged trust preferred securities or, after the remarketing, the specified pledged treasury securities, are referred to in this prospectus supplement as "normal units". Each holder of normal units may elect to withdraw the pledged trust preferred securities or treasury securities underlying the normal units by substituting, as pledged securities, specifically identified treasury securities that will pay $50 on May 15, 2004, the amount due on such date under the purchase contract. If a holder of normal units elects to substitute treasury securities as pledged securities, the pledged trust preferred securities or treasury securities will be released from the pledge agreement and delivered to the holder. The normal units would then become "stripped units". Holders of stripped units may recreate normal units by resubstituting the trust preferred securities (or, after the remarketing date, the applicable specified treasury securities) for the treasury securities underlying the stripped units.

   As a beneficial owner of the units, you will be deemed to have:

  . irrevocably agreed to be bound by the terms of the purchase contract agreement, pledge agreement and purchase contract for so long as you remain a beneficial owner of such units; and

  . appointed the purchase contract agent under the purchase contract agreement as your agent and attorney-in-fact to enter into and perform the purchase contract on your behalf.

   In addition, as a beneficial owner of the units, you will be deemed by your acceptance of the units to have agreed to treat for United States federal, state and local income and franchise tax purposes:

  . yourself as the owner of the related trust preferred securities, or the treasury securities, as the case may be; and

  .  the subordinated notes as indebtedness that we have issued.

   At the closing of the offering of the units, the underwriters will purchase the units. The purchase price of each unit will be allocated by Raytheon between the related purchase contract and the related trust preferred security. RC Trust I will issue the trust preferred securities and common securities to Raytheon in exchange for subordinated notes from Raytheon. Raytheon will then sell the trust preferred securities, as part of the units, to the underwriters which will then sell them to you. The trust preferred securities will then be pledged to the collateral agent to secure the obligations owed to Raytheon under the purchase contracts.

   Raytheon will enter into:

  . a purchase contract agreement with The Bank of New York, as purchase contract agent, governing the appointment of the purchase contract agent as the agent and attorney-in-fact for the holders of the units, the purchase contracts, the transfer, exchange or replacement of certificates representing the units and certain other matters relating to the units; and

  . a pledge agreement with Bank One Trust Company, N.A., as collateral agent, custodial agent and securities intermediary creating a pledge and security interest for Raytheon's benefit to secure the obligations of holders of units under the purchase contracts.

CREATING STRIPPED UNITS AND RECREATING NORMAL UNITS

   Holders of normal units will have the ability to "strip" those units and take delivery of the pledged trust preferred securities (or after the remarketing date, the pledged treasury securities), creating "stripped units", and holders of stripped units will have the ability to recreate normal units from their stripped units by depositing trust preferred securities (or after the remarketing date, the applicable treasury securities) as described in more detail below. Holders who elect to create stripped units or recreate normal units, shall be responsible for any related fees or expenses.

 CREATING STRIPPED UNITS

   Each holder of normal units may create stripped units and withdraw the pledged trust preferred securities or treasury securities underlying the normal units by substituting, as pledged securities, the treasury securities described below that will pay $50 on May 15, 2004, the amount due on that date under the purchase contract. Holders of normal units may create stripped units at any time on or before the second business day prior to the stock purchase date, except that they may not create stripped units during the period from four business days prior to any remarketing date until the expiration of three business days after that date.

   In order to create stripped units, a normal unitholder must substitute, as pledged securities, zero-coupon U.S. Treasury securities (CUSIP No. 912820BJ5) which mature on May 15, 2004. Upon creation of the stripped units, the treasury securities will be pledged with the collateral agent to secure the unitholder's obligation to purchase Raytheon common stock under the purchase contract, and the pledged trust preferred securities or treasury securities underlying the normal units will be released. Because treasury securities are issued in integral multiples of $1,000, holders of normal units may make the substitution only in integral multiples of 20 normal units. However, after a remarketing of the trust preferred securities has occurred or tax event redemption, the holders may make the substitution only in integral multiples of normal units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000.

   To create stripped units, you must:

  . deposit with the collateral agent the treasury securities described above, which will be substituted for the pledged trust preferred securities or treasury securities underlying your normal units and pledged with the collateral agent to secure your obligation to purchase our common stock under the purchase contract;

  .  transfer the normal units to the purchase contract agent; and

  . deliver a notice to the purchase contract agent stating that you have deposited the specified treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged trust preferred securities or treasury securities underlying the normal units.

   Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged trust preferred securities or treasury securities from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will:

  .  cancel the normal units;

  . transfer to you the underlying pledged trust preferred securities or treasury securities; and

  .  deliver to you the stripped units.

   Any trust preferred securities released to you will be tradeable separately from the resulting stripped units. Distributions on the trust preferred securities will continue to be payable in accordance with their terms.

 RECREATING NORMAL UNITS

   Each holder of stripped units may recreate normal units by substituting, as pledged securities, trust preferred securities or the applicable treasury securities then constituting a part of the normal units for the treasury securities underlying the stripped units. Holders may recreate normal units at any time on or before the second business day prior to the stock purchase date, except that they may not recreate normal units during the period from four business days prior to any remarketing date until the expiration of three business days after that date.

   Upon recreation of the normal units, the trust preferred securities or treasury securities will be pledged with the collateral agent to secure the holder's obligation to purchase our common stock under the purchase contract, and the treasury securities underlying the stripped units will be released. Because treasury securities are issued in integral multiples of $1,000, holders of stripped units may make the substitution only in integral multiples of 20 stripped units. However, after a remarketing of the trust preferred securities or a tax event redemption has occurred, the holder may make the substitution only in integral multiples of stripped units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000.

   To recreate normal units from stripped units, you must:

  .  deposit with the collateral agent:

    -- if the substitution occurs prior to the remarketing of the trust preferred securities, trust preferred securities having an aggregate stated liquidation amount equal to the aggregate stated amount of your stripped units; and

    -- if the substitution occurs after the remarketing of the trust preferred securities or a tax event redemption, the applicable treasury securities then constituting a part of the normal units;

  .  transfer the stripped units to the purchase contract agent; and

  . deliver a notice to the purchase contract agent stating that you have deposited the trust preferred securities or treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged treasury securities underlying those stripped units.

   The trust preferred securities or treasury securities will be substituted for the treasury securities underlying your stripped units and will be pledged with the collateral agent to secure your obligation to purchase our common stock under your purchase contract.

   Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged treasury securities from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will:

  .  cancel the stripped units;

  .  transfer to you the underlying treasury securities; and

  .  deliver to you the normal units.

CURRENT PAYMENTS

   If you hold normal units, you will only receive payments consisting of quarterly contract adjustment payments on the purchase contracts payable by us at the annual rate of 1.25% of the $50 stated amount through and including May 15, 2004, and, as a beneficial owner of the subordinated notes, quarterly cumulative cash distributions on the trust preferred securities at the annual rate of 7.00% of the stated liquidation amount of $50 per trust preferred security through and including February 15, 2004, and at the reset rate thereafter. On May 15, 2004 you will receive a quarterly payment, consisting of a cash payment on the specified pledged treasury securities, at the same annual rate as was paid on the trust preferred securities.

   If you hold stripped units, you will only be entitled to receive quarterly contract adjustment payments payable by us at the annual rate of 1.25% of the $50 stated amount. However, you will be required to recognize original issue discount or acquisition discount on the treasury securities for federal income tax purposes when it is paid or accrues in accordance with your regular method of tax accounting.

   The contract adjustment payments and the interest payments on the subordinated notes and, as a result, the distributions on the trust preferred securities, are each subject to deferral by us until the stock purchase date as described below. If we defer any of these payments, we will pay additional payments on the deferred amounts at the rate of 1.25% or 7.00%, respectively, until paid.

   If you hold trust preferred securities separately from the units, you will receive distributions on the trust preferred securities. Distributions on the trust preferred securities, whether held separately, or as part of the units, will be fixed initially at the annual rate of 7.00% of the stated liquidation amount of $50 per trust preferred security. The rate of distribution on the trust preferred securities will be reset for the quarterly payments payable on and after May 15, 2004, and distributions on the trust preferred securities will be made at the reset rate from that date to May 15, 2006. However, if the reset rate meeting the requirements described in this prospectus supplement cannot be established, the distribution rate will not be reset and will continue to be the initial annual rate of 7.00%, until a reset rate meeting the requirements described in this prospectus supplement can be established on a later remarketing date prior to May 15, 2004. If no remarketing occurs prior to such date, the initial rate will be the distribution rate through May 15, 2006.

   Contract adjustment payments and interest on the subordinated notes and, as a result, the distributions on the trust preferred securities, payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. Contract adjustment payments and interest on the subordinated notes and, as a result, the distributions on the trust preferred securities, will accrue from May 9, 2001 and will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing August 15, 2001. If the purchase contracts are settled early (at your option) or terminated, you will have no right to receive any accrued and deferred contract adjustment payments.

   The ability of RC Trust I to make the distributions on the trust preferred securities is solely dependent upon the receipt of corresponding payments from Raytheon on the subordinated notes. Raytheon's obligations with respect to the subordinated notes will be unsecured and subordinated to our senior indebtedness. See "Description of the Subordinated Notes" below and "Description of our Debt Securities" in the accompanying prospectus.

   Contract adjustment payments and distributions on trust preferred securities will be payable to the holders of normal units as they are registered on the books and records of the purchase contract agent on the relevant record dates. So long as the normal units remain in book-entry only form that record date will be the business day prior to the relevant payment dates. Contract adjustment payments will be paid through the purchase contract agent, which will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts that are a part of such normal units. Subject to any applicable laws and regulations, each payment will be made as described under "-- Description of the Trust Preferred Securities --
 Book-Entry Only Issuance" below. If the normal units do not remain in book-entry only form, the relevant record dates will be the 15th day prior to the relevant payment dates. If any date on which these payments and distributions are to be made is not a business day, then payment of these payments and distributions payable on that date will be made on the next day that is a business day, however, if such business day is in the next calendar year, payment will be made on the prior business day. Payments and distributions shall be made with the same force and effect as if made on the payment date.

DESCRIPTION OF THE PURCHASE CONTRACTS

   Each purchase contract underlying a unit, unless earlier terminated, or earlier settled at your option or upon specified mergers and other transactions described below, will obligate you to purchase, and us to sell, for $50, on the stock purchase date of May 15, 2004, a number of newly issued shares of our common stock equal to the settlement rate.

   The settlement rate, which is the number of newly issued shares of our common stock issuable upon settlement of a purchase contract on the stock purchase date, will, subject to adjustment under certain circumstances as described under "-- Anti-dilution Adjustments" below, be as follows:

  . If the applicable market value of our common stock (which is the average of the closing prices per share of our common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding the stock purchase date) is equal to or greater than the threshold appreciation price of $33.55, which is 22% above $27.50, the share price to the public in our concurrent common stock offering, the settlement rate, which is equal to $50 divided by $33.55, will be 1.4903 shares of our common stock per purchase contract. Accordingly, if, between the date of this prospectus supplement and the period during which the applicable market value is measured, the market price for our common stock increases to an amount that is higher than $33.55, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will be higher than $50, and if the market price equals $33.55, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $50.

  . If the applicable market value of our common stock is less than $33.55 but greater than $27.50, the settlement rate will be equal to $50 divided by the applicable market value of our common stock per purchase contract. Accordingly, if the market price for our common stock increases between the date of this prospectus supplement and the period during which the applicable market value is measured but that market price is less than $33.55, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will equal $50.

  . If the applicable market value of our common stock is less than or equal to $27.50, the settlement rate, which is equal to $50 divided by $27.50, the share price to the public in our concurrent common stock offering will be 1.8182 shares of our common stock per purchase contract. Accordingly, if the market price for our common stock decreases between the date of this prospectus supplement and the period during which the applicable market value is measured, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that the market value is the same as the applicable market value of our common stock, will be less than $50, and if the market price stays the same, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $50.

   For purposes of determining the applicable market value for common stock, the closing price of our common stock on any date of determination means the closing sale price or, if no closing price is reported, the last reported sale price of our common stock on the NYSE on that date. If our common stock is not listed for trading on the NYSE on any date, the closing price of our common stock on any date of determination means the closing sales price as reported in the composite transactions for the principal U.S. securities exchange on which our common stock is so listed, or if the common stock is not so listed on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if our common stock is not so reported, the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of our common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

   A trading day is a day on which our common stock (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

SETTLEMENT

   Settlement of the purchase contracts will occur on the stock purchase date, unless:

  . you have settled the related purchase contract prior to the stock purchase date through the early delivery of cash to the purchase contract agent, in the manner described in "-- Early Settlement";

  . if we are involved in a merger prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, and you have settled the related purchase contract through an early settlement as described in "-- Early Settlement" and "-- Early Settlement upon Cash Merger"; or

  . an event described under "-- Termination of Purchase Contracts" below has occurred.

   The settlement of the purchase contracts on the stock purchase date will occur as follows:

  . for the stripped units or normal units which include pledged treasury securities, the cash payments on the treasury securities will automatically be applied to satisfy in full your obligation to purchase common stock under the purchase contracts; and

  . for the normal units in which the related trust preferred securities remain a part of the normal units because of a failed remarketing, we will exercise our rights as a secured party to dispose of the trust preferred securities in accordance with applicable law.

In either event, our common stock will then be issued and delivered to you or your designee, upon presentation and surrender of the certificate evidencing the units, if the units are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you.

   Prior to the date on which shares of common stock are issued in settlement of purchase contracts, the common stock underlying the related purchase contracts will not be deemed to be outstanding for any purpose and you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the purchase contracts.

   No fractional shares of common stock will be issued by us pursuant to the purchase contracts. In place of fractional shares otherwise issuable, you will be entitled to receive an amount of cash equal to the fractional share, calculated on an aggregate basis in respect of the purchase contracts you are settling, times the applicable market value.

REMARKETING

   The trust preferred securities held by each normal unitholder will be sold in a remarketing on February 15, 2004, unless the holder elects not to participate in the remarketing. The proceeds of such remarketing will be used to purchase treasury securities, which will be pledged to secure such participating normal unitholder's obligations under the related purchase contract. Cash payments received on the pledged treasury securities underlying the normal unit of such holder will be used to satisfy such participating holder's obligation to purchase our common stock on the stock purchase date, May 15, 2004.

   Unless a holder of normal units delivers treasury securities in a kind and amount designated by the remarketing agent, as described below, the trust preferred securities that are included in the normal units will be remarketed on the remarketing date, unless the remarketing agent delays the remarketing to a later date as described below. The remarketing date will be the third business day preceding February 15, 2004, the last quarterly payment date before the stock purchase date.

   We will enter into a remarketing agreement with a nationally recognized investment banking firm, pursuant to which that firm will agree, as remarketing agent, to use its commercially reasonable best efforts to sell the trust preferred securities which are included in normal units and which are participating in the remarketing on February 15, 2004 at a price equal to at least 100.25% of the remarketing value.

   The "remarketing value" will be equal to the sum of:

  (a) the value at the remarketing date of such amount of treasury securities that will pay, on or prior to the quarterly payment date falling on the stock purchase date, an amount of cash equal to the aggregate distributions that are scheduled to be payable on that quarterly payment date, on each trust preferred security which is included in a normal unit and which is participating in the remarketing, assuming for this purpose, even if not true, that (i) no distribution payment will then have been deferred and (ii) the distribution rate on the trust preferred securities remains at the initial rate;

  (b) the value at the remarketing date of such amount of treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to $50 for each trust preferred security which is included in a normal unit and which is participating in the remarketing; and

  (c) if distribution payments are being deferred at the remarketing date, an amount of cash equal to the aggregate unpaid deferred payments on each trust preferred security which is included in a normal unit and which is participating in the remarketing, accumulated to February 15, 2004.

   For purposes of (a) through (b) above, the value on the remarketing date of the treasury securities will assume that (1) the treasury securities are highly liquid treasury securities maturing on or within 35 days prior to the stock purchase date (as determined in good faith by the remarketing agent in a manner intended to minimize the cash value of the treasury securities) and (2) those treasury securities are valued based on the ask-side price of the treasury securities at a time between 9:00 a.m. and 11:00 a.m. New York City time, selected by the remarketing agent, on the remarketing date (as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the remarketing agent) plus accrued interest to that date.

   The remarketing agent will use the proceeds from the sale of these trust preferred securities in a successful remarketing described in this section to purchase in the discretion of the remarketing agent, in open market transactions or at treasury auction, the amount and the types of treasury securities described in (a) and (b), above, which it will deliver through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of the normal unitholders whose trust preferred securities participated in the remarketing. The remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (.25%) of the total proceeds from such remarketing. The remarketing agent will remit the remaining portion of the proceeds, if any, for the benefit of the holders of the normal units participating in the remarketing.

   Alternatively, a holder of normal units may elect not to participate in the remarketing and retain the trust preferred securities underlying those units by delivering the treasury securities described in (a) and (b) above, in the amount and types specified by the remarketing agent applicable to the holder's trust preferred securities, to the purchase contract agent on the fourth business day prior to February 15, 2004.

   The purchase contract agent will give holders notice of remarketing, including the specific treasury securities (including the CUSIP numbers and/or the principal terms thereof) that must be delivered by holders that elect not to participate in the remarketing, on the seventh business day prior to February 15, 2004. A holder electing not to participate in the remarketing must notify the purchase contract agent of such election and deliver such specified treasury securities to the purchase contract agent not later than 10:00 a.m. on the fourth business day prior to February 15, 2004. A holder that does not so deliver the treasury securities will be deemed to have elected to participate in the remarketing. On the stock purchase date, the purchase contract agent will apply the cash payments received on the pledged treasury securities to pay the purchase price under the purchase contracts.

   If the remarketing agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then current aggregate market value of the trust preferred securities to be equal to at least 100.25% of the remarketing value, assuming, even if not true, that all of the trust preferred securities are held as components of normal units and will be remarketed, and the remarketing agent cannot remarket the trust preferred securities offered for remarketing on the remarketing date at a price equal to at least 100.25% of the remarketing value (determined on the basis of the trust preferred securities being remarketed), then the remarketing agent may thereafter attempt to establish a new reset rate, and the remarketing agent may attempt to remarket the trust preferred securities, on one or more occasions after that date until the business day immediately preceding the stock purchase date, as specified in the remarketing agreement. Any such remarketing will be at a price equal to at least 100.25% of the remarketing value (determined on the basis of the trust preferred securities being remarketed) on the subsequent remarketing date. The purchase contract agent will give holders notice of remarketing, including the specific treasury securities (including the CUSIP numbers and/or the principal terms thereof) that must be delivered by holders that elect not to participate in any such remarketing, on the seventh business day prior to the subsequent remarketing date. A holder of normal units may elect not to participate in any such remarketing and retain the trust preferred securities underlying those units by delivering the treasury securities described above to the purchase contract agent not later than 10:00 a.m. on the fourth business day immediately preceding the subsequent remarketing date. If the remarketing agent fails to remarket the trust preferred securities underlying normal units at that price prior to the stock purchase date, we will, subject to applicable law, retain the securities pledged as collateral or sell them in one or more public or private sales.

OPTIONAL REMARKETING

   Under the remarketing agreement, on or prior to the fifth business day immediately preceding February 15, 2004, holders of trust preferred securities that are not included in normal units may elect to have their trust preferred securities included in the remarketing by delivering their trust preferred securities along with a notice of such election to the custodial agent prior to the remarketing date, but no earlier than the payment date immediately preceding February 15, 2004. The custodial agent will hold these trust preferred securities in an account separate from the collateral account in which the securities pledged to secure the holders' obligations under the purchase contracts will be held. Holders of trust preferred securities electing to have their trust preferred securities remarketed will also have the right to withdraw that election on or prior to the fifth business day immediately preceding February 15, 2004.

   On the fourth business day immediately prior to February 15, 2004, the custodial agent will deliver these separate trust preferred securities to the remarketing agent for remarketing. The remarketing agent will use its commercially reasonable best efforts to remarket the separately held trust preferred securities included in the remarketing on the remarketing date at a price equal to at least 100.25% of the remarketing value, determined on the basis of the separately held trust preferred securities being remarketed. After deducting as the remarketing fee an amount not exceeding 25 basis points (.25%) of the total proceeds from such remarketing, the remarketing agent will remit to the collateral agent the remaining portion of the proceeds for payment to such participating holders.

   If, as described above, the remarketing agent cannot remarket the trust preferred securities on the remarketing date, the remarketing agent will promptly return the trust preferred securities to the custodial agent to release to the holders. Holders of trust preferred securities that are not components of normal units may elect to have their trust preferred securities remarketed on any subsequent remarketing date pursuant to the procedures described above.

EARLY SETTLEMENT

   At any time not later than 10:00 a.m. on the seventh business day prior to May 15, 2004, a holder of units may settle the related purchase contracts by delivering to the purchase contract agent immediately available funds in an amount equal to $50 multiplied by the number of purchase contracts being settled.

   No later than the third business day after an early settlement, we will issue, and the holder will be entitled to receive, 1.4903 shares of Raytheon common stock for each unit (regardless of the market price of our common stock on the date of early settlement), subject to adjustment under the circumstances described under "-- Anti-dilution Adjustments" below. At that time, the holder's right to receive future contract adjustment payments will terminate. The holder will also receive the trust preferred securities or other securities underlying those units.

EARLY SETTLEMENT UPON CASH MERGER

   Prior to the stock purchase date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents ("cash merger"), then on or after the date of the cash merger each holder of the units will have the right to accelerate and settle the related purchase contract. We refer to this right as the "merger early settlement right". We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be not less than 20 nor more than 30 days after the date of the notice, on which the optional early settlement will occur and a date by which each holder's merger early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the merger early settlement right, you must deliver to the purchase contract agent, on or one business day before the early settlement date, the certificate evidencing your units, if the units are held in certificated form, and payment of the applicable purchase price in the form of a certified or cashier's check. If you exercise the merger early settlement right, we will deliver to you on the early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract, at the settlement rate in effect at such time, immediately before the cash merger. You will also receive the trust preferred securities or other securities underlying those units. If you do not elect to exercise your merger early settlement right, your units will remain outstanding and subject to normal settlement on the stock purchase date.

ANTI-DILUTION ADJUSTMENTS

   The formula for determining the settlement rate and the number of shares of our common stock to be delivered upon an early settlement may be adjusted if certain events occur, including:

  (1) the payment of a stock dividend or other distributions on our common stock;

  (2) the issuance to all holders of our common stock of rights or warrants, other than any dividend reinvestment or share purchase or similar plans, entitling them to subscribe for or purchase common stock at less than the current market price (as defined below);

  (3) subdivisions, splits and combinations of our common stock, including an effective subdivision of our common stock through reclassification of our common stock and the reverse/forward stock split and reclassification of our class A common stock and class B common stock into one class of common stock as described under "Description of Our Class A and Class B Common Stock -- Reverse/Forward Stock Split" and "-- Reclassification of Our Existing Two Classes of Common Stock into a Single New Class of Common Stock" in the accompanying prospectus;

  (4) distributions to all holders of our common stock of evidences of indebtedness of Raytheon, securities, cash or other assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash);

  (5) distributions consisting exclusively of cash to all holders of our common stock in an aggregate amount that, when combined with (a) other all-cash distributions made within the preceding 12 months and (b) the cash and the fair market value, as of the date of expiration of the tender or exchange offer referred to below, of the consideration paid in respect of any tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months, exceeds 15% of our aggregate market capitalization (such aggregate market capitalization being the product of the current market price of our common stock multiplied by the number of shares of common stock then outstanding) on the date fixed for the determination of stockholders entitled to receive such distribution; and

  (6) the successful completion of a tender or exchange offer made by us or any subsidiary of ours for our common stock which involves an aggregate consideration that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any other tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the date of expiration of such tender or exchange offer.

   The "current market price" per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 20 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date", when used with respect to any issuance or distribution, means the first date on which our common stock trades without the right to receive the issuance or distribution.

   In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of units, become a contract to purchase, on the stock purchase date, only the kind and amount of securities, cash or other property that the holder would be entitled to receive if the holder had settled its purchase contract immediately before the transaction. Holders have the right to settle their obligations under the purchase contracts early in the event of certain cash mergers as described under "-- Early Settlement" and "-- Early Settlement Upon Cash Merger".

   If at any time we make a distribution of property to our common stockholders which would be taxable to the stockholders as a dividend for U.S. federal income tax purposes (that is, distributions, evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe to capital stock), and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, that increase may be deemed to be the receipt of taxable income to holders of units. See "U.S. Federal Income Tax Consequences -- Purchase Contracts -- Adjustment to Settlement Rate".

   In addition, we may increase the settlement rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

   Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. If any adjustment is not required to be made because it would not change the settlement rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment.

   We will be required, as soon as practicable following the occurrence of an event that requires or permits an adjustment in the settlement rate, to provide written notice to the holders of units of the occurrence of that event. We will also be required to deliver a statement in reasonable detail setting forth the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

PLEDGED SECURITIES AND PLEDGE AGREEMENT

   The trust preferred securities or treasury securities underlying the units will be pledged to the collateral agent for our benefit. Under the pledge agreement, the pledged securities will secure the obligations of holders of units to purchase our common stock under the purchase contract. A holder of a unit cannot separate or separately transfer the purchase contract from the pledged securities underlying the unit. Your rights to the pledged securities will be subject to our security interest created by the pledge agreement. You will not be permitted to withdraw the pledged securities related to the units from the pledge arrangement except:

  . to substitute specified treasury securities for the related pledged trust preferred securities or other pledged treasury securities upon creation of a stripped unit;

  . to substitute trust preferred securities or specified treasury securities for the related pledged treasury securities upon the recreation of a normal unit;

  . upon delivering specified treasury securities when electing not to participate in a remarketing; or

  .  upon the termination or early settlement of the purchase contracts.

   Subject to our security interest and the terms of the purchase contract agreement and the pledge agreement:

  . each holder of units that include trust preferred securities will retain ownership of the trust preferred securities and will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights and preferences of the trust preferred securities, including distribution, voting, redemption, repayment and liquidation rights; and

  . each holder of units that include treasury securities will retain ownership of the treasury securities.

We will have no interest in the pledged securities other than our security interest.

QUARTERLY PAYMENTS ON PLEDGED SECURITIES

   Except as described in "-- Description of the Purchase Contracts", the collateral agent, upon receipt of quarterly interest or distribution payments on the pledged securities underlying the normal units, will distribute those payments to the purchase contract agent, which will, in turn, distribute that amount to the holders of normal units on the record date for the payment. As long as the units remain in book-entry only form, the record date for any payment will be one business day before the payment date.

TERMINATION OF PURCHASE CONTRACTS

   The purchase contracts, our related rights and obligations and those of the holders of the units, including their rights to receive contract adjustment payments and obligations to purchase our common stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization.

   Upon such a termination of the purchase contracts, the collateral agent will release the securities held by it to the purchase contract agent for distribution to the holders. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any treasury security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon termination, however, the release and distribution may be subject to a delay. If we become the subject of a case under the federal bankruptcy code, a delay in the release of the pledged trust preferred securities or treasury securities may occur as a result of the automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

THE PURCHASE CONTRACT AGREEMENT

   Distributions on the units will be payable, purchase contracts will be settled and transfers of the units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the units do not remain in book-entry form, payment of distributions on the units may be made, at our option, by check mailed to the address of the persons shown on the unit register.

   If any quarterly payment date or the stock purchase date is not a business day, then any payment required to be made on that date must be made on the next business day (and so long as the payment is made on the next business day, without any interest or other payment on account of any such delay), except that if the next business day is in the next calendar year, the payment or settlement will be made on the prior business day with the same force and effect as if made on the payment date. A "business day" means any day other than Saturday, Sunday or any other day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated by law or executive order to be closed.

   If you fail to surrender the certificate evidencing your units, if your units are held in certificated form, to the purchase contract agent on the stock purchase date, the shares of common stock issuable in settlement of the related purchase contracts will be registered in the name of the purchase contract agent. These shares, together with any distributions on them, will be held by the purchase contract agent as agent for your benefit, until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

   If the purchase contracts have terminated prior to the stock purchase date, the related pledged securities have been transferred to the purchase contract agent for distribution to the holders and you fail to surrender the certificate evidencing your units, if your units are held in certificated form, to the purchase contract agent, the pledged securities that would otherwise be delivered to you and any related payments will be held by the purchase contract agent as agent for your benefit, until you present and surrender the certificate or provide the evidence and indemnity described above.

   The purchase contract agent will not be required to invest or to pay interest on any amounts held by it before distribution.

   No service charge will be made for any registration of transfer or exchange of the units, except for any applicable tax or other governmental charge.

MODIFICATION

   The purchase contract agreement, the pledge agreement and the purchase contracts may be amended with the consent of the holders of a majority of the units at the time outstanding. However, no modification may, without the consent of the holder of each outstanding unit affected by the modification:

  .  change any payment date;

  . change the amount or type of pledged securities required to be pledged to secure obligations under the units, impair the right of the holder of any units to receive distributions on the pledged securities underlying the units or otherwise adversely affect the holder's rights in or to pledged securities;

  . change the place or currency of payment for any amounts payable in respect of the units, increase any amounts payable by holders in respect of the units or decrease any other amounts receivable by holders in respect of the units;

  . reduce any contract adjustment payment or change the place or currency of that payment;

  . impair the right to institute suit for the enforcement of any purchase contract;

  . reduce the number of shares of common stock purchasable under any purchase contract, increase the price to purchase shares of common stock on settlement of any purchase contract, change the stock purchase date or otherwise adversely affect the holder's rights under any purchase contract; or

  . reduce the above stated percentage of outstanding units the consent of whose holders is required for the modification or amendment of the provisions of the purchase contract agreement, the pledge agreement or the purchase contracts.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

   Raytheon will agree in the purchase contract agreement that it will not (a) merge with or into or consolidate with any other entity or (b) sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any person, firm or corporation other than, with respect to clause (b), a direct or indirect wholly-owned subsidiary of Raytheon, unless:

  . Raytheon is the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America or any state or the District of Columbia;

  . the successor entity expressly assumes its obligations under the purchase contract agreement, the pledge agreement, the purchase contracts, the remarketing agreement and the guarantee; and

  . Raytheon or such corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of its obligations under the purchase contract agreement, the pledge agreement, the purchase contracts or the remarketing agreement.

TITLE

   We, the purchase contract agent and the collateral agent may treat the registered holder of any units as the absolute owner of those units for the purpose of making payment and settling the related purchase contracts and for all other purposes.

GOVERNING LAW

   The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY SYSTEM

   The Depository Trust Company ("DTC") will act as securities depositary for the units. The units will be issued only as fully-registered securities registered in the name of Cede & Co. (the depositary's nominee). One or more fully-registered global security certificates, representing the total aggregate number of units, will be issued and deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

   The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities of definitive form. Those laws may impair the ability to transfer beneficial interests in the units so long as the units are represented by global security certificates.

   The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

   The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the depositary system is also available to others, including securities brokers and dealers, bank and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly, collectively referred to as indirect participants. The rules applicable to the depositary and its participants are on file with the SEC.

   No units represented by global security certificates may be exchanged in whole or in part for units registered, and no transfer of global security certificates will be made in whole or in part for units registered, and no transfer of global security certificates in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary, unless, however, the depositary has notified us that it is unwilling or unable to continue as depositary for the global security certificates, has ceased to be qualified to act as required by the purchase contract agreement or there is a continuing default by us in respect of our obligations under one or more purchase contracts, the indenture, the purchase contract agreement, the subordinated notes, the units, the trust preferred securities, the declaration of trust, the pledge agreement, the guarantee or any other principal agreements or instruments executed in connection with this offering. All units represented by one or more global security certificates or any portion of them will be registered in those names as the depositary may direct.

   As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or that nominee will be considered the sole owner and holder of the global security certificates and all units represented by those certificates for all purposes under the units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the units represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of units certificates in exchange and will not be considered to be owners or holders of the global security certificates or any units represented by those certificates for any purpose under the units or the purchase contract agreement. All payments on the units represented by the global security certificates and all related transfers and deliveries of trust preferred securities, treasury securities and common stock will be made to the depositary or its nominee as their holder.

   Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee with respect to participants' interests or by the participant with respect to interests of persons held by the participants on their behalf.

   Procedures for settlement of purchase contracts on the stock purchase date or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

   Neither we or any of our agents, nor the purchase contract agent or any of its agents will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to those beneficial ownership interests.

   The information in this section concerning the depositary and its book-entry system has been obtained from sources that we and RC Trust I believe to be reliable, but neither we nor the trust take responsibility for its accuracy.

REPLACEMENT OF UNITS CERTIFICATES

   If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the unit agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the purchase contract agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

   We, however, are not required to issue any certificates representing units on or after the stock purchase date or after the purchase contracts have terminated. In place of the delivery of a replacement certificate following the stock purchase date, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the common shares issuable pursuant to the purchase contracts included in the units evidenced by the certificate, or, if the purchase contracts have terminated prior to the stock purchase date, transfer the pledged securities related to the units evidenced by the certificate.

INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

   The Bank of New York will initially act as purchase contract agent. The purchase contract agent will act as the agent and attorney-in-fact for the holders of units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary authority in connection with a default under the terms of the purchase contract agreement, the pledge agreement and the purchase contracts, or the pledged securities.

   The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. Resignation or replacement of the purchase contract agent will be effective upon appointment of a successor.

   The purchase contract agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

INFORMATION CONCERNING THE COLLATERAL AGENT

   Bank One Trust Company, N.A. will initially act as collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the units except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

   The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. Resignation or replacement of the collateral agent would be effective upon the appointment of a successor.

   The collateral agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

MISCELLANEOUS

   The purchase contract agreement will provide that we will pay all fees and expenses related to:

  .  the offering of the units;

  .  the retention of the collateral agent;

  . the enforcement by the purchase contract agent of the rights of the holders of the units; and

  . with certain exceptions, stock transfer and similar taxes attributable to the initial issuance and delivery of the common stock upon settlement of the purchase contracts.

   Should you elect to create stripped units or recreate normal units, you will be responsible for any fees or expenses payable in connection with the substitution of the applicable pledged securities, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we will not be responsible for any of those fees or expenses.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

   The trust preferred securities will be issued according to the terms of the declaration of trust of RC Trust I. The declaration will be qualified as an indenture under the Trust Indenture Act of 1939. The property trustee, The Bank of New York, will act as property trustee for the trust preferred securities under the declaration for purposes of compliance with the provisions of the Trust Indenture Act of 1939. The terms of the trust preferred securities will include those stated in the declaration, including any amendments thereto, those made part of the declaration by the Trust Indenture Act of 1939 and the Delaware Business Trust Act and those which are stated in the trust preferred securities.

OVERVIEW

   The declaration authorizes the regular trustees to issue, on behalf of the trust, the trust preferred securities and the common securities, which represent undivided beneficial ownership interests in the assets of the trust. We will own directly or indirectly all of the common securities. The common securities will rank on a parity, and payments upon redemption, liquidation or otherwise will be made on a proportionate basis, with the trust preferred securities. However, upon the occurrence and during the continuance of an event of default under the subordinated note indenture, the rights of the holders of the common securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. The declaration does not permit the issuance by the trust of any securities other than the common securities and the trust preferred securities or the incurrence of any indebtedness by the trust.

   Under the declaration, the property trustee will own the subordinated notes received by the trust for the benefit of the holders of the trust preferred securities and the common securities. The payment of distributions out of money held by the trust, and payments upon redemption of the trust preferred securities or liquidation of the trust, are guaranteed by us to the extent described under "Description of the Guarantee". The guarantee, when taken together with our obligations under the subordinated notes and the indenture including our obligations to pay costs, expenses, debts and liabilities of the trust, other than distributions and payments due on the trust preferred securities and the common securities, and our obligations under the declaration, has the effect of providing a full and unconditional guarantee of amounts due on the trust preferred securities. The Bank of New York, the guarantee trustee, will hold the guarantee for the benefit of the holders of the trust preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient available funds to pay those distributions. In that case, except in the limited circumstances in which the holder may take direct action, the remedy of a holder of trust preferred securities is to vote to direct the property trustee to enforce the property trustee's rights under the subordinated notes.

   A holder of stripped units that does not also hold trust preferred securities separately will not receive distributions on the trust preferred securities.

DISTRIBUTIONS

   As an owner of an undivided beneficial interest in the subordinated notes, you will be entitled to receive distributions on the trust preferred securities fixed initially at a rate per year of 7.00% of the stated liquidation amount of $50 per trust preferred security. The interest rate on the subordinated notes and, as a result, the distributions on the trust preferred securities, will be reset to the reset rate on the third business day immediately preceding February 15, 2004. Interest payments on the subordinated notes in arrears for more than one quarter will bear interest at the annual rate of 7.00% through and including February 15, 2004 and at the reset rate afterwards, compounded quarterly and, as a result, distributions on the trust preferred securities will accumulate at the rate of 7.00% per year through and including February 15, 2004 and at the reset rate afterwards, compounded quarterly. The term distribution as used here includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

   Interest on the subordinated notes will accumulate and, as a result, distributions on the trust preferred securities will accumulate, from May 9, 2001 and will be payable quarterly in arrears on February 15, May 15, August 15, and November 15 of each year, subject to the deferral provisions described below, commencing August 15, 2001, when, as and if funds are available for payment. Distributions will be made by the property trustee, except as otherwise described below.

   So long as no event of default under the subordinated notes has occurred and is continuing, we have the right to defer the payment of interest on the subordinated notes at any time or from time to time for a period not exceeding five years. However, no deferral period may extend beyond the final stated maturity of the subordinated notes, which is May 15, 2006. See "Description of the Subordinated Notes -- Option to Defer Interest Payment Date". As a consequence of any deferral, the trust will defer quarterly distributions on the trust preferred securities during the deferral period. Deferred interest payments will accrue additional interest and, as a result, deferred distributions to which you will be entitled will accumulate additional distributions, compounded quarterly from the relevant payment date for payments during any deferral period, at the deferral rate, to the extent permitted by applicable law.

   The trust must pay distributions on the trust preferred securities on the dates payable to the extent that it has funds available in the property account for the payment of those distributions. The trust's funds available for distribution to you as a holder of the trust preferred securities will be limited to payments received from Raytheon on the subordinated notes. Raytheon will guarantee the payment of distributions on the trust preferred securities out of moneys held by the trust to the extent of available trust funds, as described under "Description of the Guarantee".

   Distributions on the trust preferred securities will be payable to holders, including the collateral agent, as they appear on the books and records of the trust on the relevant record dates. As long as the trust preferred securities remain in book-entry only form, the record dates will be one business day prior to the relevant payment dates. Distributions will be paid through the property trustee, who will hold amounts received in respect of the subordinated notes in the property account for your benefit. Subject to any applicable laws and regulations and the provisions of the declaration, each payment will be made as described under "-- Book-Entry Only Issuance", below. With respect to trust preferred securities not in book-entry form, the regular trustee(s) will have the right to select relevant record dates, which will be at least one business day but less than 60 business days prior to the relevant payment dates.

   If any date on which distributions on the trust preferred securities are to be made is not a business day, payment of the distributions payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any delay, but if that business day is in the next succeeding calendar year, the payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on that record date.

DISTRIBUTION RATE RESET

   The interest rate on the subordinated notes and, as a result, the applicable quarterly distribution rate on the trust preferred securities, will be reset on the third business day immediately preceding February 15, 2004 to the reset rate.

   The reset rate will be the interest rate on the subordinated notes, and thus the distribution rate on the trust preferred securities, determined by the remarketing agent starting on the third business day prior to February 15, 2004, that will be sufficient to cause the then current aggregate market value of all then outstanding trust preferred securities to be equal to at least 100.25% of the remarketing value described under "-- Description of the Purchase Contracts -- Remarketing", assuming, for this purpose, even if not true, that all of the trust preferred securities are held as components of normal units and will be remarketed. If the remarketing agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then-current aggregate market value of all trust preferred securities to be equal to at least 100.25% of the remarketing value described under "-- Description of the Purchase Contracts -- Remarketing", and as a result the trust preferred securities cannot be sold, the distribution rate will not be reset and will continue to be the initial rate of the trust preferred securities. However, the remarketing agent may thereafter attempt to establish a reset rate meeting these requirements, and the remarketing agent may attempt to remarket the trust preferred securities, on one or more subsequent remarketing dates after the initial remarketing date until May 15, 2004. The reset rate will be determined by a nationally recognized investment banking firm acting as remarketing agent. In no event will the reset rate be less than the initial rate.

   The reset rate will apply to all trust preferred securities, including those held separately from the units. However, the reset of the distribution rate on the trust preferred securities will not change the rate of distributions received by holders of the normal units who participate in the remarketing, which, as described above, will remain at the initial rate of 7.00% of $50 for the quarterly payment payable on May 15, 2004.

PAYMENT UPON MATURITY OF SUBORDINATED NOTES

   Upon the payment of the subordinated notes at maturity, the proceeds from the redemption will, after satisfaction of any liabilities to creditors of the trust, be simultaneously applied to redeem trust preferred securities and the common securities having an aggregate liquidation amount equal to the aggregate principal amount of the subordinated notes so redeemed. The redemption price will be equal to $50 per trust security plus an amount equal to accumulated and unpaid distributions at the date of the repayment, payable in cash.

DISTRIBUTION OF THE SUBORDINATED NOTES

   We, as holder of all of the common securities of the trust, will have the right at any time to dissolve the trust and, after satisfaction of liabilities of creditors of the trust as provided by applicable law, to cause the subordinated notes to be distributed to the holders of the trust preferred securities and the common securities provided that we receive an opinion of counsel stating that the distribution of the subordinated notes in exchange for the trust preferred securities and common securities will not result in a taxable event to the holders of the trust preferred securities and common securities. As of the date of any distribution of subordinated notes upon dissolution of the trust:

  . the trust preferred securities and the common securities will cease to be outstanding;

  . the depositary or its nominee, as the record holder of the trust preferred securities, will receive a registered global certificate or certificates representing the subordinated notes to be delivered upon the distribution; and

  . any certificates representing trust preferred securities not held by the depositary or its nominee will be deemed to represent subordinated notes having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, those trust preferred securities until the certificates are presented to us or our agent for transfer or reissuance.

   Subordinated notes distributed to the collateral agent in liquidation of the interest of the holders of the trust preferred securities in the trust would be substituted for the trust preferred securities and pledged to secure the unitholders' obligations to purchase our common stock under the purchase contracts. The subordinated notes distributed to the collateral agent would be subject to the remarketing, settlement and other provisions of the purchase contracts described above as if they were trust preferred securities. In addition, if at such time you hold trust preferred securities separately from the units you will also receive the subordinated notes in exchange for your trust preferred securities.

   We cannot predict the market prices for either the trust preferred securities or the subordinated notes that may be distributed in exchange for the trust preferred securities if a dissolution of the trust were to occur. Accordingly, the trust preferred securities or the subordinated notes that an investor may receive if a dissolution of the trust were to occur may trade at a discount to the price that the investor paid to purchase the trust preferred securities constituting a part of the normal units.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

   In case of a voluntary or involuntary dissolution of the trust, the then holders of the trust preferred securities will be entitled to receive out of the assets of the trust, after satisfaction of liabilities to creditors, subordinated notes in an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, the trust preferred securities on a proportionate basis in exchange for those trust preferred securities.

   The holders of the common securities will be entitled to receive liquidation distributions upon any such dissolution proportionately with the holders of the trust preferred securities. However, if a declaration event of default has occurred and is continuing, the trust preferred securities shall have a preference over the common securities with regard to those distributions.

   Under the declaration of trust, the trust shall dissolve upon the first to occur of:

  .  May 15, 2006, the expiration of the term of the trust;

  . our bankruptcy or the bankruptcy of any other holder of the common securities;

  . our filing of a certificate of dissolution or its equivalent or the revocation of our certificate of incorporation and the expiration of 90 days after the date of revocation without its reinstatement;

  . the receipt by the property trustee of written direction from us to dissolve the trust or the filing of a certificate of dissolution or its equivalent with respect to the trust;

  .  the distribution of the subordinated notes;

  . the entry of a decree of a judicial dissolution of the holder of the common securities, us or the trust; or

  . the redemption of all of the trust preferred securities and the common securities of the trust and the payment of amounts due to the holders of the securities.

DECLARATION EVENTS OF DEFAULT

   An event of default under the indenture for the subordinated notes constitutes an event of default under the declaration with respect to the trust preferred securities. However, under the declaration, the holder of the common securities will be deemed to have waived any declaration event of default with respect to the common securities until all declaration events of default with respect to the trust preferred securities have been cured, waived or otherwise eliminated. Until any declaration events of default with respect to the trust preferred securities have been so cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the trust preferred securities. Only the holders of the trust preferred securities will have the right to direct the property trustee with respect to particular matters under the declaration and, therefore, the indenture. If a declaration event of default with respect to the trust preferred securities is waived by holders of trust preferred securities, the waiver will also constitute the waiver of the declaration event of default with respect to the common securities without any further act, vote or consent of the holders of the common securities.

   If the property trustee fails to enforce its rights under the subordinated notes in respect of an indenture event of default after a holder of record of trust preferred securities has made a written request, that holder of record of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding directly against us to enforce the property trustee's rights under the indenture without first proceeding against the property trustee or any other person or entity. In addition, if a declaration event of default has occurred and is continuing and that event is attributable to our failure to pay interest or principal on the subordinated notes on the date that interest or principal is otherwise payable, then you, as a holder of trust preferred securities, may directly institute a proceeding against us on or after the respective due date specified in the subordinated notes for enforcement of payment (a direct action) to you directly of the principal or interest on the subordinated notes having a principal amount equal to the aggregate stated liquidation amount of your trust preferred securities. In connection with the direct action, we shall have the right under the indenture to set off any payment made to you. The holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the subordinated notes.

   Upon the occurrence of a declaration event of default, the property trustee, as the sole holder of the subordinated notes, will have the right under the indenture to declare the principal of and interest on the subordinated notes to be immediately due and payable. We and the trust are each required to file annually with the property trustee an officer's certificate as to our compliance with all conditions and covenants under the declaration.

VOTING RIGHTS

   Except as described here, under the Trust Indenture Act of 1939 and under "Description of the Trust Preferred Securities Guarantee -- Amendments and Assignment" in the accompanying prospectus, and as otherwise required by law and the declaration, the holders of the trust preferred securities will have no voting rights.

   Subject to the requirement that the property trustee obtain a tax opinion in specific circumstances provided below, the holders of a majority in aggregate stated liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or direct the exercise of any trust or power conferred upon the property trustee under the declaration, including the right to direct the property trustee, as holder of the subordinated notes, to:

  (1) exercise the remedies available under the indenture with respect to the subordinated notes;

  (2) waive any past indenture event of default that is waivable under the indenture;

  (3) exercise any right to rescind or annul a declaration that the principal of all the subordinated notes shall be due and payable; or

  (4) consent to any amendment, modification or termination of the indenture or the subordinated notes where that consent shall be required. However, where a consent or action under the indenture would require the consent or act of holders of more than a majority in principal amount of the affected subordinated notes, only the holders of that higher majority in aggregate stated liquidation amount of the trust preferred securities may direct the property trustee to give the consent or take the action.

   The property trustee shall notify all holders of the trust preferred securities of any notice of default received from the indenture trustee with respect to the subordinated notes. The notice shall state that the indenture event of default also constitutes a declaration event of default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the property trustee shall not take any of the actions described in clause (1), (2) or (3) above unless the property trustee has obtained an opinion of tax counsel experienced in those matters that, as a result of the action, the trust will not fail to be classified as a grantor trust for United States federal income tax purposes and that each holder of trust preferred securities shall be treated as owning an undivided beneficial ownership interest in the subordinated notes.

   If the consent of the property trustee, as the holder of the subordinated notes, is required under the indenture with respect to any amendment, modification or termination of the indenture or the subordinated notes, the property trustee shall request the direction of the holders of the trust preferred securities and the common securities with respect to that amendment, modification or termination. The indenture trustee shall vote with respect to that amendment, modification or termination as directed by a majority in stated liquidation amount of the trust preferred securities and the common securities voting together as a single class. However, where a consent under the indenture would require the consent of a super-majority, the property trustee may only give that consent at the direction of the holders of at least the proportion in stated liquidation amount of then outstanding trust preferred securities and the common securities which the relevant super-majority represents of the aggregate principal amount of the subordinated notes outstanding. The property trustee shall not take any action in accordance with the directions of the holders of the trust preferred securities and the common securities unless the property trustee has obtained an opinion of independent tax counsel experienced in those matters that, as a result of the action, the trust will not fail to be classified as a grantor trust for United States federal income tax purposes and that each holder will be treated as owning an undivided beneficial ownership interest in the subordinated notes.

   A waiver of an indenture event of default will constitute a waiver of the corresponding declaration event of default.

   Any required approval or direction of holders of trust preferred securities may be given at a separate meeting of holders of trust preferred securities convened for that purpose, at a meeting of all of the holders of trust preferred securities and common securities or pursuant to written consent without a meeting. The regular trustee(s) will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote to be mailed to each holder of record of trust preferred securities. Each notice will include a statement specifying the following information:

  .  the date of the meeting;

  . a description of any resolution proposed for adoption at the meeting on which the holders are entitled to vote; and

  .  instructions for the delivery of proxies.

   No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel trust preferred securities or distribute subordinated notes in accordance with the declaration and the terms of the securities.

   Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any trust preferred securities that are owned at that time by us or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, us, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if those trust preferred securities were not outstanding.

   In general, holders of the trust preferred securities will have no rights to appoint or remove the trustees, who may be appointed, removed or replaced solely by us as the indirect or direct holder of all of the common securities. Notwithstanding the foregoing, if an indenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed and replaced by vote of the holders of a majority in liquidation amount of the trust preferred securities.

MODIFICATION OF THE DECLARATION

   The declaration may be modified and amended if approved by the regular trustee(s) and us, in some circumstances, the property trustee or the Delaware trustee. However, if any proposed amendment provides for, or the regular trustee(s) otherwise propose to effect:

  (1) any action that would materially adversely affect the powers, preferences or special rights of the holders of the trust preferred securities, whether by way of amendment to the declaration or otherwise; or

  (2) the dissolution, winding-up or termination of the trust other than according to the terms of the declaration; then the holders of the trust preferred securities and the common securities voting together as a single class will be entitled to vote on that amendment or proposal, and that amendment or proposal shall not be effective except with the approval of at least a majority in such stated liquidation amount of the trust securities. However, if any amendment or proposal referred to in clause (1) above would materially adversely affect only the trust preferred securities or the common securities, then only the affected class will be entitled to vote on that amendment or proposal and that amendment or proposal shall not be effective except with the approval of a majority in stated liquidation amount of that class of securities. In addition, the declaration may be amended without the consent of the holders of the trust preferred securities to, provided that such amendment does not have a material adverse effect on the rights, preferences or privileges of the holders of the trust preferred securities, among other things, cause the trust to continue to be classified as a grantor trust for United States federal income tax purposes.

   Notwithstanding the above, no amendment or modification may be made to the declaration if that amendment or modification would:

  . cause the trust to be classified as other than a grantor trust for United States federal income tax purposes;

  . reduce or otherwise adversely affect the powers of the property trustee without the consent of the property trustee; or

  . cause the trust to be deemed an investment company which is required to be registered under the Investment Company Act of 1940, as amended.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

   The trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other body, except as described below or as described in "-- Liquidation Distribution upon Dissolution".

   The trust may, at our request and with the consent of the regular trustee(s) and without the consent of the holders of the trust preferred securities, consolidate, amalgamate, merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, or be replaced by, a trust organized under the laws of any state except that:

  .  if the trust is not the surviving entity, the successor entity either
     (1) expressly assumes all of the obligations of the trust under the trust preferred securities or (2) substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities. The successor securities must rank the same as the trust preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

  . we expressly appoint a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the subordinated notes;

  . if the trust preferred securities are listed or quoted, any successor securities will be listed or quoted upon notification of issuance, on any national securities exchange or national automated quotation system or with another organization on which the trust preferred securities are then listed or quoted;

  . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

  . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect other than with respect to any dilution of the holders' interest in the new entity;

  . the successor entity has a purpose substantially identical to that of the trust;

  . prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion of a nationally recognized independent counsel to the trust experienced in those matters that:

    -- the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect other than with respect to any dilution of the holders' interest in the new entity;

    -- following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

    -- following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the trust nor the successor entity will continue to be classified as a grantor trust for United States federal income tax purposes;

  . Raytheon or any permitted successor or assignee owns, directly or indirectly, all of the common securities of such entity;

  . we guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee and the common securities guarantee; and

  . such successor entity expressly assumes all of the obligations of the trust.

   Notwithstanding the above, the trust shall not, except with the consent of holders of 100% in stated liquidation amount of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if that consolidation, amalgamation, merger or replacement would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes, or would cause each holder of trust preferred securities or common securities not to be treated as owning an individual beneficial ownership interest in the subordinated notes.

BOOK-ENTRY ONLY ISSUANCE

   If any trust preferred securities are held separately from the normal units, those trust preferred securities will be issued as one or more fully-registered global trust preferred securities certificates representing the total aggregate number of those trust preferred securities. In that case, DTC will act as securities depositary for the trust preferred securities, and the trust preferred securities will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary's nominee. However, under some circumstances, the regular trustee(s) with our consent may decide not to use the system of book-entry transfers through DTC with respect to the trust preferred securities. In that case, certificates of the trust preferred securities will be printed and delivered to the holders.

   The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the global trust preferred securities as represented by a global certificate.

   Purchases of trust preferred securities within the depositary's system must be made by or through direct participants, which will receive a credit for the trust preferred securities on the depositary's records. The beneficial ownership interest of each actual purchaser of each trust preferred security is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from the depositary of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased trust preferred securities. Transfers of ownership interests in the trust preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the trust preferred securities, except if use of the book-entry system for the trust preferred securities is discontinued.

   To facilitate subsequent transfers, all the trust preferred securities deposited by participants with the depositary will be registered in the name of the depositary's nominee, Cede & Co. The deposit of trust preferred securities with the depositary and their registration in the name of Cede & Co. cause no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the trust preferred securities. The depositary's records reflect only the identity of the direct participants to whose accounts those trust preferred securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   So long as the depositary or its nominee is the registered owner or holder of a global certificate, the depositary or the nominee will be considered the sole owner or holder of the trust preferred securities represented for all purposes under the declaration and the trust preferred securities. No beneficial owner of an interest in a global certificate will be able to transfer that interest except in accordance with the depositary applicable procedures, in addition to those provided for under the declaration.

   The depositary has advised us that it will take any action permitted to be taken by a holder of trust preferred securities, including the presentation of trust preferred securities for exchange, only at the direction of one or more participants to whose account the depositary's interests in the global certificates are credited and only in respect of the portion of the stated liquidation amount of trust preferred securities as to which such participant or participants has or have given such directions. However, if there is a declaration event of default under the trust preferred securities, the depositary will exchange the global certificates for certificated securities, which it will distribute to its participants.

   Conveyance of notices and other communications by the depositary to direct participants and indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in force from time to time.

   Although voting with respect to the trust preferred securities is limited, in those cases where a vote is required, neither the depositary nor Cede & Co. will itself consent or vote with respect to trust preferred securities. Under its usual procedures, the depositary would mail an omnibus proxy to the trust as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the trust preferred securities are credited on the record date. The direct participants are identified in a listing attached to the omnibus proxy. We and the trust believe that the arrangements among the depositary, direct and indirect participants and beneficial owners will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a record holder of a beneficial interest in the trust.

   Distribution payments on the trust preferred securities issued in the form of one or more global certificates will be made to the depositary in immediately available funds. The depositary's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on the depositary's records unless the depositary has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name. Those payments will be the responsibility of the participant and not of the depositary, the trust or us, subject to any statutory or regulatory requirements to the contrary that may be in force from time to time. Payment of distributions to the depositary is the responsibility of the trust, disbursement of such payments to direct participants is the responsibility of the depositary, and disbursement of those payments to the beneficial owners is the responsibility of direct and indirect participants.

   Except as provided here, a beneficial owner in a global trust preferred security certificate will not be entitled to receive physical delivery of trust preferred securities. Accordingly, each beneficial owner must rely on the procedures of the depositary to exercise any rights under the trust preferred securities.

   Although the depositary has agreed to the above procedures to facilitate transfer of interests in the global certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time. Neither we, nor the trust or any trustee will have any responsibility for the performance by the depositary or its participants or indirect participants under the rules and procedures governing the depositary. The depositary may discontinue providing its services as securities depositary with respect to the trust preferred securities at any time by giving reasonable notice to the trust. Under these circumstances, if a successor securities depositary is not obtained, trust preferred securities certificates are required to be printed and delivered to holders. Additionally, the regular trustees, with our consent, may decide to discontinue use of the system of book-entry transfers through the depositary or any successor depositary, with respect to the trust preferred securities. In that case, certificates for the trust preferred securities will be printed and delivered to holders. In each of the above circumstances, we will appoint a paying agent with respect to the trust preferred securities.

   The information in this section concerning the depositary and the depositary's book-entry system has been obtained from sources that we and the trust believe to be reliable, but neither we nor the trust take responsibility for its accuracy.

REGISTRAR, TRANSFER AGENT AND PAYING AGENT

   Payments in respect of the trust preferred securities represented by the global certificates shall be made to the depositary. The depositary shall credit the relevant accounts at the depositary on the applicable distribution dates. In the case of certificated securities, those payments shall be made by check mailed to the address of the holder entitled to it as that address appears on the register. The paying agent shall be permitted to resign as paying agent upon 30 days prior written notice to the trustees. If The Bank of New York shall no longer be the paying agent, the regular trustee(s) shall appoint a successor to act as paying agent, which shall be a bank or trust company.

   The Bank of New York will act as registrar, transfer agent and paying agent for the trust preferred securities.

   Registration of transfers of trust preferred securities will be made without charge by or on behalf of the trust. However, payment shall be made and any indemnity as the trust or we may require shall be given in respect of any tax or other government charge which may be imposed in relation to it.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

   The property trustee, prior to the occurrence of a default with respect to the trust preferred securities and after the curing of any defaults that may have occurred, undertakes to perform only those duties that are specified in the declaration. The property trustee, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to those provisions, the property trustee is under no obligation to exercise any of the powers vested in it by the declaration at the request of any holder of trust preferred securities, unless offered indemnity reasonably satisfactory to it by that holder against the costs, expenses and liabilities which it might incur. The holders of trust preferred securities will not be required to offer an indemnity in the case that those holders, by exercising their voting rights, direct the property trustee to take any action it is empowered to take under the declaration following a declaration event of default. The Bank of New York also serves as trustee under the guarantee.

   The Bank of New York is one of a number of banks and trust companies with which we and our subsidiaries maintain ordinary banking and trust relationships.

GOVERNING LAW

   The declaration and the trust preferred securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

   The regular trustee(s) are authorized and directed to operate the trust in a way that the trust will not be required to register as an "investment company" under the Investment Company Act of 1940 or be characterized as other than a grantor trust for United States federal income tax purposes. We are authorized and directed to conduct our affairs so that the subordinated notes will be treated as our indebtedness for United States federal income tax purposes. In this connection, we and the regular trustee(s) are authorized to take any action not inconsistent with applicable law, the declaration or certificate of trust of RC Trust I or the certificate of incorporation of Raytheon, that we and the regular trustee(s) determine in our discretion to be necessary or desirable to achieve that end, as long as that action does not adversely affect the interests of the holders of the trust preferred securities or vary its terms.

   Holders of the trust preferred securities have no preemptive or similar rights.

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                          DESCRIPTION OF THE GUARANTEE

   We summarize below the principal terms of the guarantee that we will issue for the benefit of the holders of the trust preferred securities. The terms of the guarantee will be those set forth in the guarantee agreement and those made part of the guarantee agreement by the Trust Indenture Act of 1939. The following description is not complete, and we refer you to the guarantee itself which will govern your rights to the guarantee as a beneficial holder of trust preferred securities. See "Information We Incorporate by Reference". In addition, to the extent that the following description is not consistent with that contained in the accompanying prospectus under "Description of the Trust Preferred Securities Guarantee" and "Relationship among the Trust Preferred Securities, the Debt Securities and the Guarantee" you should rely on this description.

OVERVIEW

   To the extent described below, we will agree to pay the following amounts in full if they are not paid by the trust:

  . any accumulated and unpaid distributions on the trust preferred securities to the extent we have made corresponding payments on the subordinated notes to the property trustee;

  . the redemption price for any trust preferred securities called for redemption by the trust, including all accumulated and unpaid distributions to the date of redemption, to the extent we have made corresponding payments on the subordinated notes to the property trustee; and

  .  payments upon the dissolution of the trust equal to the lesser of:

    -- the liquidation amount plus all accumulated and unpaid distributions on the trust preferred securities to the extent the trust has funds legally available for those payments; and

    -- the amount of assets of the trust remaining legally available for distribution to the holders of the trust preferred securities in liquidation of the trust.

   We will not be required to make these liquidation payments if:

  . the trust distributes the subordinated notes to the holders of the trust preferred securities in exchange for their trust preferred securities; or

  . the trust redeems the trust preferred securities in full upon the maturity or payment of the subordinated notes.

   The guarantee is a guarantee from the time of issuance of the trust preferred securities. We will be obligated to make guarantee payments when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert. We may satisfy our obligations to make guarantee payments either by making payments directly to holders of the trust preferred securities or to the guarantee trustee for remittance to the holders or by causing the trust to make the payments to them.

   The guarantee only covers distributions and other payments on the trust preferred securities if and to the extent we have made corresponding payments on the subordinated notes to the property trustee. If we do not make those corresponding payments:

  . the property trustee will not make distributions on the trust preferred securities;

  . the trust will not have funds available for payments on the trust preferred securities; and

  .  we will not be obligated to make guarantee payments.

   Our obligation to make guarantee payments will be:

  .  unsecured;

  .  subordinated; and

  .  senior to our share capital.

   We will, through the guarantee, the subordinated notes and the indenture, taken together, fully and unconditionally guarantee, on a subordinated and unsecured basis, all of the trust's obligations under the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of the documents that has the effect of providing a full and unconditional guarantee of the trust's obligations under the declaration of trust. The guarantee also irrevocably and unconditionally guarantees the obligations of the trust with respect to the common securities. However, in the case of a guarantee event of default, holders of trust preferred securities will have priority over holders of common securities with respect to distributions and payments in liquidation and redemption.

RANKING

   The guarantee will constitute Raytheon's subordinated and unsecured obligation. The guarantee does not place a limitation on the amount of additional debt that may be incurred by us. We expect from time to time to incur additional indebtedness, including subordinated debt.

   The guarantee will constitute a guarantee of payment and not of collection, which means that the guaranteed party may institute a legal proceeding directly against us to enforce its right under the guarantee without first instituting a legal proceeding against any other person or entity. The guarantee will be issued and held for your benefit.

COVENANTS OF RAYTHEON

   Under the guarantee, we will agree that, as long as any trust preferred securities issued by the trust are outstanding, we will not make the payments and distributions described below if:

  . we are in default on our guarantee payments or other payment obligations under the guarantee;

  . any event of default under the declaration of trust has occurred and is continuing; or

  . we have elected to defer payments of interest on the related debt securities by extending the interest payment period and that deferral period is continuing.

   In these circumstances, we will agree that we will not:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock; or

  . make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the subordinated notes or make any guarantee payments with respect to any guarantee by us of the debt of any subsidiary of ours if such guarantee ranks equally with or junior in interest to the subordinated notes; provided that during any election specified in the third bullet point above, we will be permitted to make payments of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank senior in interest to the subordinated notes and to make guarantee payments with respect to any guarantee by us of the debt of any subsidiary of ours if such guarantee ranks senior in interest to the subordinated notes.

   However, even during such circumstances, we may:

  . purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring us to purchase our capital stock;

  . reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock, including the reverse/forward stock split and reclassification of our class A common stock and class B common stock into one class of common stock as described under "Description of Our Class A and Class B Common Stock -- Reverse/Forward Stock Split" and "-- Reclassification of Our Existing Two Classes of Common Stock into a Single New Class of Common Stock" in the accompanying prospectus;

  . purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

  .  declare dividends or distributions in our capital stock;

  .  redeem or repurchase any rights pursuant to a rights agreement; and

  . make payments under the guarantee related to the trust preferred securities.

                     DESCRIPTION OF THE SUBORDINATED NOTES

   We summarize below the principal terms of the subordinated notes. The following description is not complete, and we refer you to the indenture, supplemental indenture relating to the subordinated notes and the subordinated notes themselves which will govern the rights of the holder of the subordinated notes. See "Information We Incorporate by Reference." In addition, to the extent that the following description is not consistent with that contained in the accompanying prospectus under "Description of Our Debt Securities," you should rely on this description.

   Under specific circumstances involving the dissolution of the trust, the subordinated notes may be distributed to the holders of the trust preferred securities in liquidation of the trust.

OVERVIEW

   The subordinated notes will be issued under our subordinated indenture dated as of July 3, 1995, as supplemented by a supplemental indenture relating to the subordinated notes (referred to in this supplemental prospectus as the "indenture"), between us and The Bank of New York, as indenture trustee. The subordinated notes of Raytheon Company will be unsecured and will rank junior to and be subordinate in right of payment to all of Raytheon's existing and future senior debt to the extent provided in the indenture. See "Description of Our Debt Securities--Subordination of Subordinated Debt Securities" in the accompanying prospectus. The subordinated notes will be issued as a separate series of subordinated debt securities under the indenture limited to $750,000,000 in aggregate principal amount (or up to $862,500,000, if the underwriters' over-allotment options to purchase 2,250,000 additional units are exercised in full).

   The subordinated notes will not be subject to a sinking fund provision. The entire principal amount of the subordinated notes will mature and become due and payable, together with any accrued and unpaid interest thereon including compound interest, if any, on May 15, 2006.

   We will have the right, subject to certain conditions, at any time to dissolve the trust and cause the subordinated notes to be distributed to the holders of the trust preferred securities. If the trust is dissolved after the stock purchase date (other than as a result of the redemption of the subordinated notes) and you continue to hold trust preferred securities, you will receive your pro rata share of the subordinated notes held by the trust (after liabilities to any creditors of the trust have been satisfied). If the trust is dissolved prior to the stock purchase date and you hold the trust preferred securities as part of a normal unit, then these subordinated notes will be substituted for the trust preferred securities and will be pledged as collateral to secure your obligation to purchase our common stock under your purchase contracts.

   If subordinated notes are distributed to holders of the trust preferred securities in liquidation of the holders' interests in the trust, those subordinated notes will initially be issued in the form of one or more global certificates deposited with the depositary or its nominee. Under certain limited circumstances, the subordinated notes may be issued in certificated form in exchange for the global certificates. In the event that the subordinated notes are issued in certificated form, the subordinated notes will be in denominations of $50 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on subordinated notes issued as global certificates will be made to DTC, a successor depositary or, in the event that no depositary is used, to a paying agent for the subordinated notes. In the event the subordinated notes are issued in certificated form, principal and interest will be payable, the transfer of the subordinated notes will be registrable and the subordinated notes will be exchangeable for subordinated notes of other denominations of a like aggregate principal amount at the corporate trust office or agency of the indenture trustee in New York City, provided that at our option, payment of interest may be made by check. Notwithstanding the foregoing, so long as the holder of any subordinated notes is the property trustee, we will make payment of principal and interest on the subordinated notes held by the property trustee at such place and to such account as may be designated by the property trustee.

   The indenture does not limit Raytheon's ability or the ability of its subsidiaries to incur additional indebtedness, including indebtedness that ranks equally or senior to with the subordinated notes. After the closing of the offering of the units, we will have approximately $10 billion in total debt senior to our obligations under the subordinated notes.

INTEREST

   Each subordinated note shall initially bear interest at the rate of 7.00% per year, and following February 15, 2004 shall bear interest at the reset rate (which rate shall not be less than the initial fixed rate), payable quarterly in arrears on February 15, May 15, August 15, and November 15 of each year, subject to the deferral provisions described below, commencing May 9, 2001 and ending on May 15, 2006. Each subordinated note shall bear interest to the person in whose name that subordinated note is registered, subject to certain exceptions, at the close of business on the business day immediately preceding that interest payment date. If subordinated notes shall not remain in book-entry only form, we shall have the right to select record dates, which shall be more than one business day but less than 60 business days prior to the interest payment date.

   The applicable interest rate on the subordinated notes and the distribution rate on the related trust preferred securities outstanding on and after February 15, 2004 will be reset on the third business day immediately preceding February 15, 2004, effective for interest accrued from February 15, 2004 to May 15, 2006, to the reset rate described in "Description of the Equity Security Units -- Description of the Trust Preferred Securities -- Distribution Rate Reset", above.

   We will cause a notice of the reset rate to be published on the business day following the date the rate is reset by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal.

   The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in that 90-day period. In the case that any date on which interest is payable on the subordinated notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day unless that business day is in the next succeeding calendar year, then that payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on that date. No interest or other payment shall change as a result of any such delay or acceleration of the date on which interest is payable on the subordinated notes.

OPTION TO DEFER INTEREST PAYMENT DATE

   So long as no indenture event of default has occurred and is continuing, we will have the right under the indenture to defer the payment of interest on the subordinated notes at any time or from time to time for a period not exceeding five years. No deferral period, however, may extend beyond the stated maturity of the subordinated notes and any deferral period must end on an interest payment date. At the end of an extension period, we must pay all interest then accrued and unpaid, together with any interest on the accrued and unpaid interest, to the extent permitted by applicable law. During any deferral period, interest will continue to accrue and holders of subordinated notes, and holders of the related trust preferred securities that are outstanding, will be required to accrue such deferred interest income for United States federal income tax purposes prior to the receipt of cash (in the form of original issue discount) attributable to such income, regardless of the method of accounting used by the holders.

   Prior to the termination of any deferral period, we may extend such deferral period, provided that such extension does not:

  .  cause such extension period to exceed the maximum deferral period;

  .  end on a date other than an interest payment date; or

  .  extend beyond the stated maturity of the subordinated notes.

   Upon the termination of any deferral period, or any extension of the related deferral period, and the payment of all amounts then due, we may begin a new deferral period, subject to the limitations described above. No interest shall be due and payable during a deferral period except at the end thereof. We must give the indenture trustee notice of our election to begin or extend a deferral period at least five business days prior to the earlier of:

  . the date cash distributions on the related trust preferred securities would have been payable except for the election to begin or extend the deferral period; or

  . the date the trust is required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the trust preferred securities or the record date of the date cash distributions are payable, but in any event not less than five business days prior to such record date.

   The indenture trustee shall give notice of our election to begin or extend a deferral period to the holders of the trust preferred securities. Subject to the foregoing limitations, there is no limitation on the number of times that we may begin or extend an extension period.

RESTRICTIONS ON CERTAIN PAYMENTS

   We will covenant that if at any time:

  . there shall have occurred any event of which we have actual knowledge that is, or with the giving of notice or solely with the passage of time, or both, would be, an indenture event of default;

  . we shall be in default with respect to any of our payment obligations under the guarantee; or

  . we shall have given notice of our election to exercise our right to begin or extend a deferral period as provided in the indenture and shall not have rescinded such notice, and such deferral period, or any extension thereof, shall have commenced and be continuing, then we will not:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock other than stock dividends which consist of stock of the same class as that on which the dividends are being paid;

  . make any payment of principal of or premium, if any, on or interest on or repay or repurchase or redeem any of our debt securities, including other subordinated notes, that rank equal to or junior in right of payment to, or make any other payments in respect of, the subordinated notes provided that during any election specified in the third bullet point above, we will be permitted to make payments of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank senior in interest to the subordinated notes and to make guarantee payments with respect to any guarantee by us of the debt of any subsidiary of ours if such guarantee ranks senior in interest to the subordinated notes; or

  . make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries, including under any guarantees to be issued by us with respect to securities of other trusts or entities to be established by us similar to RC Trust I, if such guarantee ranks equal to or junior in right of payment to the subordinated notes provided that during any election specified in the third bullet point above, we will be permitted to make payments of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank senior in interest to the subordinated notes and to make guarantee payments with respect to any guarantee by us of the debt of any subsidiary of ours if such guarantee ranks senior in interest to the subordinated notes, in each case other than:

  . dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our capital stock;

  . any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

  . payments under the guarantee issued in connection with the offering of the units;

  . as a result of reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock, including, the reverse/forward stock split and reclassification of our class A common stock and class B common stock into one class of common stock as described under "Description of Our Class A and Class B Common Stock -- Reverse/Forward Stock Split" and "-- Reclassification of Our Existing Two Classes of Common Stock into a Single New Class of Common Stock" in the accompanying prospectus);

  . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

  . purchases or acquisition of shares of our common stock, in connection with the satisfaction by us of our obligations under any employee benefit plan or any other contractual obligation (other than a contractual obligation ranking expressly by its terms equal with or junior to the subordinated notes).

   So long as the trust preferred securities remain outstanding, we also will covenant:

  . to maintain 100% direct or indirect ownership of the common securities, provided that any permitted successor under the indenture may succeed to our ownership of the common securities; and

  .  to use our best efforts to cause the trust:

    -- to remain a business trust, except in connection with the distribution of subordinated notes to the holders of the trust preferred securities in liquidation of the trust, the conversion, exchange or redemption of all of such trust preferred securities, or certain mergers or consolidations each as permitted by the declaration of trust;

    -- to otherwise continue to be classified as a grantor trust for United
      States federal income tax purposes; and

    -- not to cause, as sponsor of the trust, or to permit, as the common securities holder, the dissolution, liquidation or winding-up of the trust, except as provided in the declaration of trust.

OPTIONAL REDEMPTION

   Upon the occurrence and continuation of a tax event as described below we will have the right to redeem the subordinated notes. If we redeem the subordinated notes upon the occurrence of a tax event, the proceeds from such redemption will be applied simultaneously to redeem trust preferred securities having an aggregate stated liquidation amount equal to the aggregate principal amount of the subordinated notes so redeemed, at a price per trust preferred security equal to the redemption amount (as defined under "-- Tax Event Redemption" below) plus any accumulated and unpaid distributions thereon to the date of such redemption, and the trust will be dissolved. If the tax event redemption occurs prior to the stock purchase date, the redemption price payable to the securities intermediary, in liquidation of the unit holders' interests in the trust, will be applied by the securities intermediary to purchase the treasury portfolio. The applicable ownership interest of the treasury portfolio will be pledged on behalf of holders who hold normal units to the collateral agent to secure the obligations of the holders of the units to purchase our common stock under the related purchase contract.

TAX EVENT REDEMPTION

   If a tax event, as defined below, occurs and is continuing, we may redeem, at our option, the subordinated notes in whole (but not in part), at a price equal to, for each subordinated note, the redemption amount, as defined below, plus accrued and unpaid interest thereon to the date of redemption, the "tax event redemption date". Upon a tax event redemption, the trust will use the proceeds of such tax event redemption to redeem trust preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of the subordinated notes redeemed by distributing the redemption amount plus any accumulated and unpaid distributions. If a tax event redemption occurs prior to the stock purchase date, the redemption price payable in liquidation of the unit holders' interests in the trust will be distributed to the securities intermediary, which in turn will apply an amount equal to the redemption amount of such redemption price to purchase the treasury portfolio on behalf of the holders of the units and remit the remaining portion, if any, of such redemption price to the purchase contract agent for payment to the holders of the units. Thereafter, the applicable ownership interest of the treasury portfolio will be substituted for the trust preferred securities and will be pledged to the collateral agent to secure the unit holders' obligations to purchase our common stock under the related purchase contract. If a tax event redemption occurs after the stock purchase date, the treasury portfolio will not be purchased and the proceeds will be distributed to the purchase contract agent for payment to the holders of the trust preferred securities. If a tax event redemption occurs, holders of trust preferred securities that are not part of units will directly receive proceeds from the redemption of the subordinated notes.

   "Tax event" means the receipt by us and the trust of an opinion of counsel, rendered by a law firm having a recognized tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the trust preferred securities, there is more than an insubstantial increase in the risk that (1) the trust is, or within 90 days of the date of such opinion will be, subject to United States federal income tax with respect to income received or accrued on the subordinated notes, (2) interest payable by us on the subordinated notes is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes, or (3) the trust is, or within 90 days of the date of such opinion will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

   "Redemption amount" means, for each subordinated note, the product of the principal amount of such subordinated note and a fraction, the numerator of which is the treasury portfolio purchase price, as defined below, and the denominator of which is the applicable principal amount, as defined below.

   "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City, a "primary treasury dealer", to the quotation agent, as defined below, on the third business day preceding the tax event redemption date for the purchase of the treasury portfolio for settlement on the tax event redemption date.

   "Applicable principal amount" means either (1) if the tax event redemption date occurs prior to the stock purchase date, the aggregate principal amount of the subordinated notes corresponding to the aggregate stated liquidation amount of the trust preferred securities that are part of the units on the tax event redemption date or (2) if the tax event redemption date occurs on or after the stock purchase date, the aggregate principal amount of the subordinated notes corresponding to the aggregate stated liquidation amount of the trust preferred securities outstanding on the tax event redemption date.

   "Treasury portfolio" means, with respect to the applicable principal amount of subordinated notes, a portfolio of zero-coupon U.S. treasury securities consisting of (a) principal or interest strips of treasury securities that mature on or prior to the stock purchase date in an aggregate amount at maturity equal to the applicable principal amount and (b) with respect to each scheduled interest payment date on the subordinated notes that occurs after the tax event redemption date, principal or interest strips of treasury securities that mature on or prior to such date in an aggregate amount at maturity equal to the aggregate interest payment that would be due on the applicable principal amount of the subordinated notes on such date.

   "Quotation agent" means any primary treasury dealer selected by us.

DEFEASANCE

   Under certain circumstances, including the receipt of an opinion of tax counsel as described under "Description of Our Debt Securities" in the accompanying prospectus, we will be deemed to have discharged the entire indebtedness on all of the outstanding notes by defeasance, or to be discharged from certain covenants otherwise applicable to the notes and described in the accompanying prospectus under the heading "Description of Our Debt
Securities -- Covenants." See "Description of Our Debt Securities -- Defeasance and Covenant Defeasance" in the accompanying prospectus for a description of the terms of such a defeasance.

BOOK-ENTRY ONLY ISSUANCE

   The subordinated notes will be issued in fully registered form. Until any dissolution of RC Trust I, the subordinated notes will be held in the name of the property trustee in trust for the benefit of the holders of the related trust preferred securities. If distributed to holders of trust preferred securities in connection with the involuntary or voluntary dissolution of the trust, the subordinated notes will be issued in the form of one or more global certificates (each, a global security) registered in the name of the depositary or its nominee.

   Except under the limited circumstances described below, subordinated notes represented by the global security will not be exchangeable for, and will not otherwise be issuable as, subordinated notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

   The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security.

   Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of subordinated notes in certificated form and will not be considered its holders for any purpose under the indenture. No global security representing subordinated notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if that person is not a participant, on the procedures of the participant through which that person owns its interest to exercise any rights of a holder under the indenture.

   If subordinated notes are distributed to holders of trust preferred securities in liquidation of those holders' interests in the trust, DTC will initially act as securities depositary for the subordinated notes. As of the date of this prospectus, the description of the depositary's book-entry system and the depositary's practices as they relate to purchases, transfers, notices and payments with respect to the trust preferred securities apply in all material respects to any debt obligations represented by one or more global securities held by the depositary. We may appoint a successor to the depositary or any successor depositary if the depositary or a successor depositary is unable or unwilling to continue as a depositary for the global securities.

   Neither we nor the trust, the property trustee, any paying agents, any of our other agents or the indenture trustee will have any responsibility or liability for any aspect of the records relating to or payments made on

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account of beneficial ownership interests in a global security for the subordinated notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

   A global security shall be exchangeable for subordinated notes registered in the names of persons other than the depositary or its nominee only if:

  . the depositary notifies us that it is unwilling or unable to continue as a depositary for that global security and we do not appoint an eligible successor depositary within 90 days;

  . the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at which time the depositary is required to be so registered to act as a depositary and we do not appoint an eligible successor depositary within 90 days; or

  . we, in our sole discretion, determine that the global security shall be so exchangeable.

   Any global security that is exchangeable according to the preceding sentence shall be exchangeable for subordinated notes registered in those names as the depositary shall direct. It is expected that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security.

PAYMENTS AND PAYING AGENTS

   Payment of principal of and interest on the subordinated notes will be made at the office of the indenture trustee in the City of New York or at the office of such paying agent or paying agents as we may designate from time to time, except that at our option payment of any interest may be made, except in the case of a global certificate representing subordinated notes, by:

  . check mailed to the address of the person entitled thereto as such address shall appear in the applicable securities register for subordinated notes; or

  . wire transfer to an account maintained by the person entitled thereto as specified in such securities register, provided that proper transfer instructions have been received by the relevant record date.

   Payment of any interest on any subordinated note will be made to the person in whose name such subordinated note is registered at the close of business on the record date for such interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; provided, however, we will at all times be required to maintain a paying agent in each place of payment for the subordinated notes.

   Any money deposited with the indenture trustee or any paying agent, or then held by us in the trust, for payment of the principal of or interest on any subordinated notes and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable will, at our request, be repaid to us and the holder of such subordinated notes shall thereafter look, as a general unsecured creditor, only to us for payment thereof.

   If the subordinated notes are issued in the form of a global certificate registered in the name of the depositary or its nominee, we will make any payments on the securities to the depositary, which shall initially be DTC. DTC's practice is to credit direct participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participant and not of DTC, us or any trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

   We or the applicable trustee will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners.

EFFECT OF OBLIGATIONS UNDER THE SUBORDINATED NOTES AND THE GUARANTEE

   As provided in the declaration, the sole purpose of RC Trust I is to issue the trust preferred securities evidencing undivided beneficial interests in the assets of the trust, and to invest the proceeds from the issuance and sale in the subordinated notes and engage only in other activities necessary or incidental thereto.

   As long as payments of interest and other payments are made when due on the subordinated notes, those payments will be sufficient to cover distributions and payments due on the trust preferred securities because of the following factors:

  . the aggregate principal amount of the subordinated notes will be equal to the sum of the aggregate stated liquidation amount of the trust preferred securities;

  . the interest rate and the interest and other payment dates on the subordinated notes will match the distribution rate and distribution and other payment dates for the trust preferred securities;

  . we as borrower under the indenture shall pay, and the trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debts, and obligations of the trust, other than distributions and payments due on the trust preferred securities; and

  . the declaration further provides that trustees shall not take or cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the trust.

   Payments of distributions, to the extent funds are available, and other payments due on the trust preferred securities, to the extent funds therefor are available, are guaranteed by us to the extent provided under "Description of the Guarantee". If we do not make interest payments on the subordinated notes purchased by the trust, the trust will not have sufficient funds to pay distributions on the trust preferred securities. The guarantee does not apply to any payment of distributions unless and until the trust has sufficient funds for the payment of such distributions.

   If we fail to make interest or other payments on the subordinated notes when due, taking account of any deferral period, the declaration provides a mechanism enabling the holders of the trust preferred securities to direct the property trustee to enforce its rights under the indenture. If the property trustee fails to enforce its rights under the indenture in respect of an indenture event of default, a holder of record of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the indenture without first instituting any legal proceeding against the property trustee or any other person or entity.

   Notwithstanding the above, if a declaration event of default has occurred and is continuing and that event is attributable to our failure to pay interest or principal on the subordinated notes on the date that interest or principal is otherwise payable, then a holder of trust preferred securities may directly institute a proceeding against us for payment. We, under the guarantee, acknowledge that the guarantee trustee shall enforce the guarantee on behalf of the holders of the trust preferred securities. If we fail to make payments under the guarantee, the guarantee provides a mechanism enabling the holders of the trust preferred securities to direct the guarantee trustee to enforce its rights under the guarantee. Notwithstanding the above, if we fail to make a payment under the guarantee, any holder of trust preferred securities may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee, or any other person or entity.

   The guarantee, when taken together with our obligations under the subordinated notes and the indenture and our obligations under the declaration, including our obligations under the indenture to pay costs, expenses, debts and liabilities of the trust, other than distributions and payments due on the trust preferred securities, has the effect of providing a full and unconditional guarantee of amounts due on the trust preferred securities.

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                      U.S. FEDERAL INCOME TAX CONSEQUENCES

   The following is a discussion of the material United States federal income tax consequences of the purchase, ownership and disposition of units, trust preferred securities and shares of our common stock acquired under a purchase contract to holders who purchase units in the initial offering at their original offering price and hold the units, trust preferred securities, treasury securities and shares of our common stock as capital assets. For purposes of this discussion, "U.S. holder" means a beneficial owner of a unit, trust preferred security or share of our common stock that is (1) an individual citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia or (3) a partnership, estate or trust treated, for United States federal income tax purposes, as a domestic partnership, estate or trust. Except as otherwise noted, this discussion assumes we will not exercise our right to delay payment of interest on the subordinated notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), treasury regulations (including proposed treasury regulations) issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.

   This discussion does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances, such as holders who are subject to special tax treatment (for example, (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies or tax-exempt organizations, (2) persons holding units, trust preferred securities or shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment or
(3) persons whose functional currency is not the U.S. dollar), some of which may be subject to special rules, nor does it address U.S. federal taxes (other than income taxes), alternative minimum taxes or state, local or foreign taxes. PROSPECTIVE INVESTORS THAT ARE NOT UNITED STATES PERSONS (WITHIN THE MEANING OF
SECTION 7701(A)(30) OF THE CODE) ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN UNITS, INCLUDING THE POTENTIAL APPLICATION OF UNITED STATES WITHHOLDING TAXES.

   This discussion only represents our best attempt to describe certain federal income tax consequences that may apply to you based on current U.S. federal income tax law. This discussion may in the end not describe the federal income tax consequences which are applicable to you because, among other reasons, no statutory, administrative or judicial authority directly addresses the treatment of units or instruments similar to units for United States federal income tax purposes. No assurance can be given that the Internal Revenue Service or a court will agree with the tax consequences described herein.

   PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF UNITS, TRUST PREFERRED SECURITIES AND SHARES OF OUR COMMON STOCK ACQUIRED UNDER A PURCHASE CONTRACT IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

UNITS

   Ownership of Trust Preferred Securities or Treasury Securities. A U.S. holder will be treated as owning the trust preferred securities or treasury securities constituting a part of the units owned by such U.S. holder. Under the terms of the units, we and, by acquiring units, each U.S. holder, agree to treat such U.S. holder as the owner, for United States federal, state and local income and franchise tax purposes, of the trust preferred securities or treasury securities constituting a part of the units owned by such U.S. holder. The remainder of this summary assumes that holders of units will be treated as the owners of the trust preferred securities or treasury securities constituting a part of such units for United States federal income tax purposes.

   Allocation of Purchase Price. A U.S. holder's acquisition of a unit will be treated as an acquisition of the trust preferred security and the purchase contract constituting the unit. If the fair market value of a trust preferred security does not exceed the purchase price of each unit at the time of purchase, the purchase price of each unit will be allocated between the trust preferred security and the purchase contract constituting such unit in proportion to their respective fair market values at the time of purchase. Such allocation will establish the U.S. holder's initial tax basis in the trust preferred security and the purchase contract. We expect to report the fair market value of each trust preferred security as $50.00 and the fair market value of each purchase contract as $0.00 . This position will be binding on each U.S. holder (but not on the Internal Revenue Service) unless such U.S. holder explicitly discloses a contrary position on a statement attached to its timely filed United States federal income tax return for the taxable year in which a unit is acquired. Thus, absent such disclosure, a U.S. holder should allocate the purchase price for a unit in accordance with the values reported by us. The remainder of this discussion assumes that this allocation of the purchase price of a unit will be respected for United States federal income tax purposes.

   Sale, Exchange or Other Disposition of Units. If a U.S. holder sells, exchanges or otherwise disposes of a unit, such U.S. holder will be treated as having sold, exchanged or disposed of the purchase contract and the trust preferred security or treasury securities, as the case may be, that constitute such unit. Such U.S. holder generally will recognize gain or loss equal to the difference between the portion of the proceeds to such U.S. holder allocable to the purchase contract and the trust preferred security or the treasury securities, as the case may be (except to the extent such U.S. holder is treated as having received an amount with respect to accrued interest on the treasury securities or in certain cases the trust preferred securities, which will be treated as ordinary interest income to the extent not previously included in income), and such U.S. holder's respective adjusted tax bases in the purchase contract and the trust preferred security or the treasury securities. In the case of the purchase contract and the treasury securities, such gain or loss generally will be capital gain or loss. In the case of treasury securities with a term of one year or less, however, such gain will be ordinary income to the extent any acquisition discount has accrued but not been included in income. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

   The rules governing the determination of the character of gain or loss on the sale, exchange or other disposition of trust preferred securities are summarized under "-- Trust Preferred Securities -- Sale, Exchange or Other Disposition of Trust Preferred Securities".

   If the sale, exchange or other disposition of a unit by a U.S. holder occurs when the purchase contract has a negative value, the U.S. holder may be considered to have received additional consideration for the trust preferred security or treasury securities constituting a part of such unit in an amount equal to such negative value, and to have paid such amount to be released from its obligation under the purchase contract. U.S. holders should consult their own tax advisors regarding a disposition of a unit at a time when the purchase contract has a negative value.

   Purchase contract payments or deferred purchase contract payments that you did not previously include in income should either reduce your tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. Any purchase contract payments or deferred purchase contract payments included in your income but not paid should increase your tax basis in the purchase contract. See "-- Purchase Contracts --
 Income from Purchase Contract Payments and Deferred Purchase Contract
Payments".

TRUST PREFERRED SECURITIES

   Classification of the Trust. In connection with the issuance of the units, Wachtell, Lipton, Rosen & Katz, our counsel, is of the opinion that, under current law, assuming compliance with the terms of the declaration of trust, and based on certain facts and assumptions contained in the opinion, the trust will be classified for United States federal income tax purposes as a grantor trust and will not be subject to tax as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each U.S. holder of trust preferred securities will be treated as purchasing and owning an undivided beneficial ownership interest in the subordinated notes and will be required to take into account its pro rata share of all items of income, gain, loss or deduction of the trust, including original issue discount with respect to the subordinated notes, as described below.

   Classification of the Subordinated Notes. In connection with the issuance of the units, Wachtell, Lipton, Rosen & Katz, our counsel, is of the opinion that, under current law, based on certain facts and assumptions contained in the opinion, the subordinated notes will be classified for federal income tax purposes as indebtedness. No assurance can be given, however, that such position will not be challenged by the IRS or, if so challenged, that the challenge would not be successful. Raytheon, the trust and you (by your acceptance of a beneficial ownership interest in a trust preferred security) agree to treat the subordinated notes as indebtedness for all United States tax purposes. The remainder of this discussion assumes that the subordinated notes will be classified for federal income tax purposes as our indebtedness.

   Interest Income and Original Issue Discount. Because of the manner in which the interest rate on the subordinated notes is reset, we intend to treat the subordinated notes as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, as set forth in applicable treasury regulations. The remainder of this discussion assumes that the subordinated notes are contingent payment debt instruments subject to such method. As discussed more fully below, the effects of such method will be
(1) to require each U.S. holder, regardless of its usual method of tax accounting, to use an accrual method with respect to the subordinated notes,
(2) for all accrual periods through February 15, 2004, and possibly for accrual periods thereafter, the accrual of interest income by each U.S. holder in excess of interest payments actually received and (3) generally to result in ordinary rather than capital treatment of any gain or loss on the sale, exchange or other disposition of the trust preferred securities. See "-- Sale, Exchange or Other Disposition of Trust Preferred Securities".

   A U.S. holder of subordinated notes will accrue original issue discount based on the "comparable yield" of the subordinated notes. The comparable yield of the subordinated notes will generally be the rate at which we would issue a fixed rate debt instrument with terms and conditions similar to the subordinated notes. We are required to provide the comparable yield and a projected payment schedule, based on the comparable yield, to holders of the subordinated notes. We have determined that the comparable yield is 7.50% and the projected payments for the subordinated notes, per $50 of principal amount, are $0.933 on August 15, 2001, $0.875 for each subsequent quarter ending on or prior to February 15, 2004 and $1.029 for each quarter ending after February 15, 2004. We have also determined that the projected payment for the subordinated notes, per $50 of principal amount, at the maturity date is $51.029 (which includes the stated principal amount of the subordinated notes as well as the final projected interest payment).

   The amount of original issue discount on a subordinated note for each accrual period is determined by multiplying the comparable yield of the subordinated note (adjusted for the length of the accrual period) by the subordinated note's adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each unit described above, the adjusted issue price of each subordinated note, per $50 of principal amount, at the beginning of the first accrual period will be $50.00, and the adjusted issue price of each subordinated note at the beginning of each subsequent accrual period will be equal to $50.00, increased by any original issue discount previously accrued by the U.S. holder on such subordinated note and decreased by payments received on such subordinated note. The amount of original issue discount so determined will then be allocated on a ratable basis to each day in the accrual period that the U.S. holder holds the subordinated note.

   If after February 15, 2004 the remaining amounts of principal and interest payable on the subordinated notes differ from the payments set forth on the foregoing projected payment schedule, negative or positive adjustments reflecting such differences should be taken into account by a U.S. holder as adjustments to interest income in a reasonable manner over the period to which they relate.

   We expect to account for any such difference with respect to a period as an adjustment for that period. We expect to use the foregoing comparable yield and projected payment schedule for purposes of determining our own taxable income and for any required information reporting.

   U.S. holders are generally bound by the comparable yield and projected payment schedule provided by us unless either is unreasonable. If a U.S. holder of trust preferred securities does not use this comparable yield and projected payment schedule to determine interest accruals, such U.S. holder must apply the foregoing rules using its own comparable yield and projected payment schedule. A U.S. holder that uses its own comparable yield and projected payment schedule must explicitly disclose this fact and the reason why it has used its own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to the timely filed United States federal income tax return of the U.S. holder for the taxable year that includes the date of its acquisition of the units.

   The foregoing comparable yield and projected payment schedule is supplied by us solely for computing income under the noncontingent bond method for United States federal income tax purposes, and does not constitute a projection or representation as to the amounts that holders of trust preferred securities or units will actually receive.

   Because income with respect to the subordinated notes will constitute interest for United States federal income tax purposes, corporate holders of units (or trust preferred securities) will not be entitled to a dividends-received deduction in respect of such income.

   Adjustment to Tax Basis in Trust Preferred Securities. A U.S. holder's tax basis in its trust preferred securities will generally be increased by the amount of any gross income recognized by such U.S. holder with respect to such trust preferred securities, including original issue discount with respect to the subordinated notes, and decreased by payments received with respect to such trust preferred securities.

   Sale, Exchange or Other Disposition of Trust Preferred Securities. Upon the sale, exchange or other disposition of a trust preferred security (including the remarketing of such security), a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized by such U.S. holder and such U.S. holder's adjusted tax basis in the trust preferred security. Gain recognized on the sale, exchange or other disposition of a trust preferred security on or prior to the remarketing date will be treated as ordinary interest income. Loss realized on the sale, exchange or other disposition of a trust preferred security on or prior to the remarketing date will be treated as ordinary loss to the extent of such U.S. holder's prior net income inclusions on the trust preferred security. Any loss in excess of such amount will be treated as capital loss. In general, gain recognized on the sale, exchange or other disposition of a trust preferred security on or after the remarketing date will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the subordinated note underlying the trust preferred security over the total remaining payments set forth on the projected payment schedule for such subordinated note. Any gain recognized in excess of such amount and any loss recognized on such a sale, exchange or disposition generally will be treated as capital gain or loss. Capital gain of individuals derived in respect of capital assets held for more than one year is taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

   Distribution of Subordinated Notes to U.S. Holders of Trust Preferred Securities. A distribution by the trust of the subordinated notes, as described under the caption "Description of the Equity Security Units -- Description of the Trust Preferred Securities -- Liquidation Distribution upon Dissolution", will be non-taxable to U.S. holders. In such event, a U.S. holder will have an aggregate adjusted tax basis in the subordinated notes received in the liquidation equal to the aggregate adjusted tax basis such U.S. holder had in its trust preferred securities surrendered therefor, and the holding period of such subordinated notes will include the period during which such U.S. holder had held the trust preferred securities. A U.S. holder will continue to include original issue discount in respect of the subordinated notes received from the trust in the manner described under "-- Interest Income and Original Issue Discount" and will recognize gain or loss on the sale, exchange or other disposition of such subordinated notes in the same manner as if the U.S. holder had sold, exchanged or disposed of the trust preferred securities. See "--
 Sale, Exchange or Other Disposition of Trust Preferred Securities".

PURCHASE CONTRACTS

   Income From Purchase Contract Payments and Deferred Purchase Contract Payments. There is no direct authority addressing the treatment of the purchase contract payments and deferred purchase contract payments under current law, and such treatment is unclear. Purchase contract payments and deferred purchase contract payments may constitute taxable income to you when received or accrued, in accordance with your method of tax accounting. To the extent we are required to file information returns with respect to purchase contract payments or deferred purchase contract payments, we intend to report such payments as taxable income to you. You should consult your own tax advisor concerning the treatment of purchase contract payments and deferred purchase contract payments, including the possibility that any such payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis. The treatment of purchase contract payments and deferred purchase contract payments could affect your tax basis in a purchase contract or Raytheon Company common stock received under a purchase contract or your amount realized upon the sale or disposition of a unit or the termination of a purchase contract. See "-- Acquisition of our Common Stock Under a Purchase Contract", "--Trust Preferred Securities -- Sale, Exchange or Other Disposition of Trust Preferred Securities" and "-- Termination of a Purchase Contract".

   Acquisition of our Common Stock Under a Purchase Contract. A U.S. holder of units generally will not recognize gain or loss on the purchase of our common stock under a purchase contract, except with respect to any cash paid in lieu of a fractional share of our common stock. A U.S. holder's aggregate initial tax basis in the common stock received under a purchase contract generally should equal (1) the purchase price paid for such common stock, plus (2) such U.S. holder's adjusted tax basis in the purchase contract, less (3) the portion of such purchase price and tax basis allocable to the fractional share. For tax purposes, the holding period for common stock received under a purchase contract should commence on the day after such common stock is acquired.

   Early Settlement of a Purchase Contract. A U.S. holder of units will not recognize gain or loss on the receipt of such U.S. holder's proportionate share of trust preferred securities or treasury securities upon early settlement of a purchase contract and will have the same adjusted tax basis in such trust preferred securities or treasury securities as before such early settlement.

   Termination of a Purchase Contract. If a purchase contract terminates, a U.S. holder of units will generally recognize a loss equal to such U.S. holder's adjusted tax basis (if any) in the purchase contract at the time of such termination. Any such loss will be capital. The deductibility of capital losses is subject to limitations. A U.S. holder will not recognize gain or loss on the receipt of its proportionate share of trust preferred securities or treasury securities upon termination of the purchase contract and such U.S. holder will have the same adjusted tax basis in such trust preferred securities or treasury securities as before such termination. If a purchase contract terminates at a time when the purchase contract has a negative value, or at such time as a U.S. holder has received, but not included income in any purchase contract payment or deferred purchase contract payment, a U.S. holder may recognize a gain. U.S. holders should consult their own advisors regarding a purchase contract that terminates at a time when the purchase contract has a negative value.

   Adjustment to Settlement Rate. A U.S. holder of units might be treated as receiving a constructive distribution from us if (1) the settlement rate is adjusted and as a result of such adjustment such U.S. holder's proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. holder for certain taxable distributions with respect to the common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to a U.S. holder of units even though such U.S. holder would not receive any cash related thereto.

OWNERSHIP OF COMMON STOCK ACQUIRED UNDER THE PURCHASE CONTRACT

   Any dividend on our common stock paid by us out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will be includible in income by a U.S. holder of common stock when received. Any such dividend will be eligible for the dividends-received deduction if received by an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends-received deduction.

   Upon a disposition of our common stock, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. holder's adjusted tax basis in the common stock. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

SUBSTITUTION OF TREASURY SECURITIES TO CREATE STRIPPED UNITS

   A U.S. holder of normal units that delivers treasury securities to the collateral agent in substitution for trust preferred securities (or other pledged securities) generally will not recognize gain or loss upon the delivery of such treasury securities or the release of the trust preferred securities (or other pledged securities) to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. holder with respect to such treasury securities and trust preferred securities (or other pledged securities). Such U.S. holder's adjusted tax basis in the treasury securities, the trust preferred securities (or other pledged securities) and the purchase contract will not be affected by such delivery and release. U.S. holders should consult their own tax advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so delivered to the collateral agent.

SUBSTITUTION OF SECURITIES TO RECREATE NORMAL UNITS

   A U.S. holder of stripped units that delivers trust preferred securities (or other pledged securities) to the collateral agent in substitution for pledged treasury securities generally will not recognize gain or loss upon the delivery of such trust preferred securities (or other pledged securities) or the release of the pledged treasury securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. holder with respect to such pledged treasury securities and such trust preferred securities (or other pledged securities). Such U.S. holder's tax basis in the trust preferred securities (or other pledged securities), the pledged treasury securities and the purchase contract will not be affected by such delivery and release. U.S. holders should consult their own advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so released to them.

REMARKETING OR TAX EVENT REDEMPTION

   A remarketing or tax event redemption of the trust preferred securities will be a taxable event for holders of trust preferred securities which will be subject to tax in the manner described above under "-- Units -- Sale, Exchange or Other Disposition of Units."

NON-UNITED STATES HOLDERS

   A "non-U.S. holder" is any holder other than a U.S. holder. The following summary discusses tax consequences to non-U.S. holders.

   United States Federal Withholding Tax. The 30% United States federal withholding tax should not apply to any payment of principal or interest (including original issue discount) on the subordinated notes (unless the notes are not treated as indebtedness for federal income tax purposes, see "-- Trust Preferred Securities --Classification of the Subordinated Notes"), treasury securities or other pledged securities provided that:

  . you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

  . you are not a controlled foreign corporation that is related to us through stock ownership;

  . you are not a bank whose receipt of interest on the senior deferrable notes is described in section 881(c)(3)(A) of the Code; and

  . (a) you provide your name and address on an IRS Form W-8BEN (or a suitable successor form), and certify, under penalties of perjury, that you are not a United States person or (b) a financial institution holding the units or stripped units on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8BEN (or a suitable successor form) from the beneficial owner and provides us with a copy.

We do not intend to withhold on payments of principal and interest if these requirements are met.

   We generally will withhold tax at a rate of 30% on the dividends paid on the shares of our common stock acquired under the purchase contract and on the contract adjustment payments made with respect to the purchase contract. However, contract adjustment payments or dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States, or, where a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder, are not subject to the withholding tax, but instead are subject to United States federal income tax, as described below.

   A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends and contract adjustment payments, will be required to satisfy certain certification requirements. A non-U.S. holder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

   You may reduce or eliminate the 30% withholding tax applicable to you on interest (including original issue discount), dividends or contract adjustment payments if you provide us with a properly executed IRS Form W-8BEN (or a suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.

   In general, the 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, or other disposition of the units, the stripped units, trust preferred securities, the purchase contracts, treasury securities or our common stock acquired under the purchase contracts. However, interest, including original issue discount and any gain treated as ordinary income, that you realize with respect to the trust preferred securities (including those held as part of a unit), will generally not be subject to withholding if you satisfy the requirements enumerated above.

   United States Federal Income Tax. If you are engaged in a trade or business in the United States and interest (including original issue discount) on the subordinated notes, original issue discount on the treasury securities, dividends on our common stock and, to the extent they constitute taxable income, contract adjustment payments from the purchase contracts are effectively connected with the conduct of that trade or business, although exempt from the 30% withholding tax, you will be subject to United States federal income tax on the interest, original issue discount, dividends and contract adjustment payments on a net income basis in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or the lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, original issue discount on the subordinated notes, original issue discount on the treasury securities, dividends on our common stock and the contract adjustment payments from the purchase contract will be included in earnings and profits.

   Any gain or income realized on the disposition of a trust preferred security, a purchase contract, a subordinated note, a treasury security or our common stock acquired under the purchase contract generally will not be subject to United States federal income tax unless:

  (1) that gain or income is effectively connected with your conduct of a trade or business in the United States;

  (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  (3) in the case of purchase contracts or our common stock, we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes.

   We have not determined whether we are a "U.S. real property holding corporation" for United States federal income tax purposes. If we were or became a U.S. real property holding corporation, so long as our common stock continued to be regularly traded on an established securities market, (1) you may not be subject to U.S. federal income tax on the disposition of a purchase contract (that is a part of a unit) if on the day you acquired the purchase contracts, the purchase contracts you acquired had a fair market value less than the fair market value of five percent of our common stock or of the outstanding purchase contracts and (2) you will generally not be subject to U.S. federal income tax on the disposition of our common stock if you held (at all times during the shorter of the five year period preceding the date of disposition or your holding period) less than five percent of the total outstanding shares of our common stock.

   Special rules may apply to you if you are a "controlled foreign corporation", "passive foreign investment company" or "foreign personal holding company" and are subject to special treatment under the Code. If you are such an entity, you should consult your own tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

   Unless a U.S. holder is an exempt recipient, such as a corporation, payments under units, trust preferred securities, purchase contracts, treasury securities or common stock, the proceeds received with respect to a fractional share of common stock upon the settlement of a purchase contract, and the proceeds received from sale of units, trust preferred securities, purchase contracts, treasury securities or common stock may be subject to information reporting and may also be subject to United States federal backup withholding tax at the rate of 31% if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements.

   If you are a non-U.S. holder, no backup withholding will be required with respect to payments made by us if a statement described above under "-- Non-United States Holders" has been received and we do not have actual knowledge or reason to know that you are a U.S. holder. In addition, no backup withholding will be required regarding the proceeds of the sale of units, stripped units, trust preferred securities, subordinated notes, treasury securities and our common stock made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person or you otherwise establish an exemption.

   Any amounts so withheld will be allowed as a credit against the U.S. holder's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                              ERISA CONSIDERATIONS

   The following is a summary of certain considerations associated with the purchase of the units, including the underlying stock purchase contract, preferred securities, and subordinated notes and any shares of common stock of Raytheon received upon the exercise or redemption thereof (which we refer to collectively, the "securities") by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "similar laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "plan").

GENERAL FIDUCIARY MATTERS

   ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such a plan, or who renders investment advice for a fee or other compensation to such a plan, is generally considered to be a fiduciary of the plan.

   In considering an investment in the securities of a portion of the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary's duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

   Any insurance company proposing to invest assets of its general account in the securities should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

PROHIBITED TRANSACTION ISSUES

   Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

   Whether or not the underlying assets of the trust or Raytheon were deemed to include "plan assets," as described below, the acquisition and/or holding of the securities by a plan with respect to which Raytheon, the trust, Credit Suisse First Boston, Salomon Smith Barney or the other underwriters is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the units. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE

90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment trust partnerships, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

PLAN ASSET ISSUES

   ERISA and the Code do not define "plan assets." However, regulations (the "Plan Asset Regulations") promulgated under ERISA by the DOL generally provide that when a plan subject to Title I of ERISA or Section 4975 of the Code acquires an equity interest in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act, the plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by "benefit plan investors" is not significant or that the entity is an "operating company," in each case as defined in the Plan Asset Regulations. For purposes of the Plan Asset Regulations, equity participation in an entity by benefit plan investors will not be significant if they hold, in the aggregate, less than 25% of the value of any class of such entity's equity, excluding equity interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. For purposes of this 25% test, "benefit plan investors" include all employee benefit plans, whether or not subject to ERISA or the Code, including "Keogh" plans, individual retirement accounts and pension plans maintained by foreign corporations, as well as any entity whose underlying assets are deemed to include "plan assets" under the Plan Asset Regulations (e.g., an entity of which 25% or more of the value of any class of equity interests is held by benefit plan investors and which does not satisfy another exception under the Plan Asset Regulations).

   It is expected that Raytheon will qualify as an operating company. However, there can be no assurance that equity participation by benefit plan investors in the trust will not be significant and it is not anticipated that the trust will qualify as an operating company or register as an investment company under the Investment Company Act of 1940.

   For purposes of the Plan Asset Regulations, a "publicly offered security" is a security that is (a) "freely transferable", (b) part of a class of securities that is "widely held," and (c) (i) sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities to which such security is a part is registered under the Securities Exchange Act of 1934 within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Exchange Act. The trust intends to effect such a registration under the Securities Act and Securities Exchange Act with respect to the securities.

   The Plan Asset Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. It is anticipated that the shares of common stock delivered to the stock purchase contract holders will be "widely held" within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard. The Plan Asset Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. It is anticipated that the shares of common stock delivered to the stock purchase contract holders will be "freely transferable" within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard.

PLAN ASSET CONSEQUENCES

   If the assets of the trust were deemed to be "plan assets" under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the trust, and (ii) the possibility that certain transactions in which the trust might seek to engage could constitute "prohibited transactions" under ERISA and the Code.

   Because of the foregoing, the securities should not be purchased or held by any person investing "plan assets" of any plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable similar laws.

REPRESENTATIONS

   Accordingly, by acceptance of the securities, each purchaser and subsequent transferee of the units will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire the securities constitutes assets of any plan or (ii) the purchase and holding of the securities by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable similar laws.

   Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the units on behalf of, or with the assets of, any plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such investment and whether an exemption would be applicable to the purchase and holding of the units.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting agreement dated May 3, 2001, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. are acting as joint bookrunning managers and as representatives, the following respective numbers of units:

                                                                        NUMBER
       UNDERWRITER                                                     OF UNITS
       -----------                                                    ----------
   Credit Suisse First Boston Corporation............................  6,750,000
   Salomon Smith Barney Inc. ........................................  3,750,000
   Banc of America Securities LLC....................................    900,000
   J.P. Morgan Securities Inc. ......................................    900,000
   Morgan Stanley & Co. Incorporated.................................    900,000
   First Union Securities, Inc. .....................................    270,000
   Robertson Stephens, Inc. .........................................    270,000
   SG Cowen Securities Corporation...................................    270,000
   BNP Paribas Securities Corp.  ....................................    198,000
   Commerzbank Capital Markets Corp. ................................    198,000
   Credit Lyonnais Securities (USA) Inc. ............................    198,000
   Mellon Financial Markets, LLC.....................................    198,000
   Scotia Capital (USA) Inc. ........................................    198,000
                                                                      ----------
       Total......................................................... 15,000,000
                                                                      ==========

   The underwriting agreement provides that the underwriters are obligated to purchase all of the units if any are purchased, other than those units covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of units may be terminated.

   We have granted to the underwriters a 13 day option to purchase on a pro rata basis up to 2,250,000 additional units at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments in the sale of the units.

   The underwriters propose to offer the units initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $0.90 per unit. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

   The following table summarizes the compensation we will pay.

                                       PER UNIT                        TOTAL
                             ----------------------------- -----------------------------
                                WITHOUT          WITH         WITHOUT          WITH
                             OVER-ALLOTMENT OVER-ALLOTMENT OVER-ALLOTMENT OVER-ALLOTMENT
                             -------------- -------------- -------------- --------------
   Underwriting discounts
    and commissions paid by
    us.....................      $1.50          $1.50       $22,500,000    $25,875,000

   We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $2 million.

   We and our executive officers and directors have agreed that we will not offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, shares of our common stock, securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose our intention to make any offer, sale, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. for a period of 90 days after the date of this prospectus.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, or contribute to payments which the underwriters may be required to make in that respect.

   In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of units in excess of the number of units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of units over-allotted by the underwriters is not greater than the number of units that they may purchase in the over-allotment option. In a naked short position, the number of units involved is greater than the number of units in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing units in the open market.

  . Syndicate covering transactions involve purchases of the units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of units to close out the short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through the over-allotment option. If the underwriters sell more units than could be covered by the over-allotment option, a naked short position, that position can only be closed out by buying units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the units in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the units originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the units or preventing or retarding a decline in the market price of the units. As a result, the price of the units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise. Neither Raytheon nor the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the units. In addition, neither Raytheon nor the underwriters makes any representation that anyone will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

   A prospectus supplement and accompanying prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Credit Suisse First Boston Corporation may effect an on-line distribution through its affiliate, CSFBdirect Inc., an on-line broker dealer, as a selling group member.

   Certain of the underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment banking, lending, financial advisory and other related services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions. Concurrently with this offering, we are also offering 12,500,000 shares of our class B common stock for which the underwriters of this offering are also acting as underwriters under a separate underwriting agreement. The two offerings are not conditioned on each other. In addition, several of the banking affiliates of the underwriters including Credit Suisse First Boston Corporation and Citibank, an affiliate of Salomon Smith Barney Inc., are lenders under the Five Year Competitive Advance and Revolving Credit Facility dated May 2, 1997 among us and the lenders listed therein, borrowings under which will be repaid from the net proceeds of this offering and the concurrent common stock offering. We estimate, based on information currently available, that the underwriters and their affiliates will be repaid approximately $300 million from the application of the net proceeds of the offerings.

   This offering is being conducted pursuant to Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), as a result we will appoint a qualified independent underwriter in connection with this offering. Morgan Stanley & Co. Incorporated will act as our qualified independent underwriter and in this role it has performed due diligence investigations and has recommended a maximum price for the securities. We have agreed to indemnify Morgan Stanley & Co. Incorporated in its capacity as qualified independent underwriter against certain liabilities including liabilities under the Securities Act of 1933, or to contribute to payments Morgan Stanley & Co. Incorporated in its capacity as qualified independent underwriter may be required to make in respect of those liabilities.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

   The distribution of the units in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of units are made. Any resale of the units in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the units.

REPRESENTATIONS OF PURCHASERS

   By purchasing units in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  . the purchaser is entitled under applicable provincial securities laws to purchase the units without the benefit of a prospectus qualified under those securities laws,

  . where required by law, that the purchaser is purchasing as principal and not as agent, and

  .  the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

   A purchaser of units to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any units acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for units acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

   Canadian purchasers of units should consult their own legal and tax advisors with respect to the tax consequences of an investment in the units in their particular circumstances and about the eligibility of the units for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   Thomas D. Hyde, Esq., Senior Vice President and General Counsel of Raytheon Company will pass upon the validity of Raytheon's common stock, the units and the purchase contracts. As of the date of this prospectus, Mr. Hyde holds no shares or options to acquire shares of class A common stock and 93,000 shares of class B common stock and options to acquire an additional 382,018 shares of class B common stock. The validity of the trust preferred securities offered hereby will be passed upon by Richards, Layton and Finger, P.A., Wilmington, Delaware. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett.

                                    EXPERTS

   The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Raytheon Company for the year ended December 31, 2000 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's adoption of the American Institute of Certified Public Accountants Statement of Position 98-5 "Reporting on the Costs of Start-up Activities", in 1999 as described in Note A to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                    INFORMATION WE INCORPORATE BY REFERENCE

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement, of which this prospectus supplement and accompanying prospectus form a part, and any other document we file at the SEC's public reference section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the worldwide web site (http://www.sec.gov) maintained by the SEC. Information regarding the operation of the public reference section can be obtained by calling 1-800-SEC-0330. Our class B common stock, $0.01 par value per share, and class A common stock, $0.01 par value per share, are listed on the NYSE, the Chicago Stock Exchange and the Pacific Exchange, where reports, proxy statements and other information concerning Raytheon Company can also be inspected. The offices of the NYSE are located at 20 Broad Street, New York, New York 10005.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and later information filed with the SEC will update and supersede this information.

   We incorporate by reference in this prospectus:

  . our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the SEC on March 5, 2001;

  . our Quarterly Report on Form 10-Q for the quarter ended April 1, 2001 filed with the SEC on April 26, 2001;

  . our Proxy Statement on Schedule 14A, relating to our annual meeting of shareholders held on April 25, 2001, filed with the SEC on March 26, 2001;

  . our Current Reports on Form 8-K filed with the SEC on April 11, 2001, April 20, 2001, April 27, 2001 and May 3, 2001;

  . our registration statement on Form 8-A filed with the SEC on December 11, 1997 and Form 8-A/A filed with the SEC on December 17, 1997; and

  . any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

   We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference into those documents. Such written requests should be addressed to:

    Secretary, Raytheon Company
    141 Spring Street
    Lexington, Massachusetts 02421

   You may direct telephone requests to the Secretary of Raytheon Company at
(781) 862-6600.

                                  PROSPECTUS

                                $3,000,000,000

                              [LOGO OF RAYTHEON]

                                DEBT SECURITIES
                                PREFERRED STOCK
                             CLASS A COMMON STOCK*
                             CLASS B COMMON STOCK*
                           STOCK PURCHASE CONTRACTS
                             STOCK PURCHASE UNITS
                                   WARRANTS
                                  GUARANTEES

                                  RC TRUST I
                                  RC TRUST II
                          TRUST PREFERRED SECURITIES

                      Fully and Unconditionally Guaranteed,
                     as Described Herein, by Raytheon Company

   We will provide the specific terms of the securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. We may sell the securities, or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities.

                               ----------------

   * Includes shares of a new class of common stock, $.01 par value, of Raytheon Company, into which Class A and Class B Common Stock will be reclassified if such reclassification is approved by the stockholders of Raytheon Company at the 2001 Annual Meeting of Stockholders, as further described herein.

                               ----------------

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is April 6, 2001.

                                   THE TRUSTS

   RC Trust I and RC Trust II are subsidiaries of Raytheon Company. They exist for the purpose of issuing trust preferred securities.

                                  THE OFFERING

TRUST PREFERRED SECURITIES

   The trusts may offer from time to time trust preferred securities representing undivided beneficial interests in the assets of the issuing trust. The trusts will use the proceeds from the sale of their trust preferred securities to purchase Raytheon's debt securities.

DEBT SECURITIES

   Raytheon may issue from time to time its debt securities to the trusts. These debt securities may be distributed to holders of the trust preferred securities if and when a trust is dissolved. The debt securities may be convertible into shares of Raytheon's common stock. The debt securities will be unsecured, and can be either pari passu with or subordinate and junior in right of payment to Raytheon's senior debt. We will indicate the type of debt securities to be issued in a prospectus supplement.

GUARANTEE

   Raytheon will guarantee the trusts' payment obligations on the trust preferred securities as described in this prospectus and the prospectus supplement. We will provide the specific terms of the guarantee in a prospectus supplement.

STOCK PURCHASE CONTRACTS

   Raytheon may issue stock purchase contracts obligating holders to purchase from Raytheon a specified number of shares of common stock in the future. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase common stock under the stock purchase contracts. We will provide the specific terms of the stock purchase contracts and stock purchase units in a prospectus supplement.

   Shares of our Class A and Class B common stock are listed for trading on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange under the symbols "RTNa" and "RTNb", respectively. On April 4, 2001, the last reported sale prices of our Class A and Class B common stock on the New York Stock Exchange were $30.75 and $31.03, respectively.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
ABOUT THIS PROSPECTUS....................................................   1
SUMMARY INFORMATION--Q&A.................................................   1
  What Are The Trust Preferred Securities?...............................   1
  Who Are The Trusts?....................................................   2
  When Will You Receive Distributions on the Trust Preferred
   Securities?...........................................................   2
  When Will Payment of Your Distributions be Deferred?...................   2
  What is Raytheon's Guarantee of the Trust Preferred Securities?........   2
  When Could the Debt Securities be Distributed to You?..................   3
  Will the Trust Preferred Securities Be Listed on a Stock Exchange?.....   3
  Will Holders of the Trust Preferred Securities have any Voting
   Rights?...............................................................   3
  What are the Stock Purchase Contracts?.................................   3
  What are the Stock Purchase Units?.....................................   3
RAYTHEON COMPANY.........................................................   3
  Electronic Systems.....................................................   3
  Command, Control, Communication and Information Systems................   4
  Aircraft Integration Systems...........................................   4
  Raytheon Technical Services Company....................................   4
  Commercial Electronics.................................................   4
  Aircraft...............................................................   4
THE TRUSTS...............................................................   5
RISK FACTORS.............................................................   5
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS..........................   5
USE OF PROCEEDS..........................................................   6
ACCOUNTING TREATMENT RELATING TO TRUST SECURITIES........................   6
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
 DIVIDENDS...............................................................   7
DESCRIPTION OF THE TRUST PREFERRED SECURITIES............................   7
DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEE..................   8
  Covenants of Raytheon..................................................   9
  Amendments and Assignment..............................................  10
  Termination of the Guarantee...........................................  10
  Status of the Guarantee................................................  10
  Periodic Reports Under Guarantee.......................................  11
  Duties of Guarantee Trustee............................................  11
  Governing Law..........................................................  11
DESCRIPTION OF OUR DEBT SECURITIES.......................................  12
  Subordination of Subordinated Debt Securities..........................  13
  Subsequent Distribution to Holders of Trust Securities.................  14
  Events of Default......................................................  14
  Defeasance and Covenant Defeasance.....................................  16
  Modification and Waiver................................................  16
  Covenants..............................................................  17
  Consolidation, Merger and Sale of Assets...............................  17
  Conversion or Exchange Rights..........................................  17
  Global Securities......................................................  17
  Our Debt Trustee.......................................................  20
RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE DEBT SECURITIES
 AND THE GUARANTEE.......................................................  20
  Sufficiency of Payments................................................  20
  Enforcement Rights of Holders of Preferred Securities..................  20

                                                                           PAGE
                                                                           ----
  Limited Purpose of Trust................................................  21
  Rights Upon Dissolution.................................................  21
DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS......  21
DESCRIPTION OF OUR PREFERRED STOCK........................................  22
DESCRIPTION OF OUR CLASS A AND CLASS B COMMON STOCK.......................  23
  Hughes Separation Agreement.............................................  24
  Reverse/Forward Stock Split.............................................  25
  Reclassification of our Existing Two Classes of Common Stock into a
   Single New Class of Common Stock.......................................  25
  Comparison of Class A Common Stock, Class B Common Stock and New Common
   Stock..................................................................  26
  Provisions of our Restated Certificate of Incorporation and Amended and
   Restated By-Laws.......................................................  26
  Section 203 of the Delaware General Corporation Law.....................  28
  Stock Exchange Listing..................................................  29
  Transfer Agent..........................................................  29
DESCRIPTION OF OUR SECURITIES WARRANTS....................................  29
PLAN OF DISTRIBUTION......................................................  30
  Sale Through Underwriters Or Dealers....................................  30
  Direct Sales and Sales Through Agents...................................  31
  Delayed Delivery Contracts..............................................  31
  General Information.....................................................  31
LEGAL MATTERS.............................................................  31
EXPERTS...................................................................  32
WHERE YOU CAN FIND MORE INFORMATION.......................................  32

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3.0 billion or the equivalent denominated in foreign currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading "Where You Can Find Information."

   You should rely only on the information contained in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

   The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

   We have not included separate financial statements of the trusts in this prospectus. We do not consider that such financial statements are material to holders of the trust preferred securities because:

  .  each trust is a newly created special purpose entity;

  .  neither trust has any operating history or independent operations;

  . neither trust is engaged in, nor will it engage in, any activity other than issuing trust preferred and trust common securities, investing in and holding Raytheon's debt securities and engaging in related activities.

   Furthermore, the combination of Raytheon's obligations under the debt securities, the associated indentures, the declarations of trust and the guarantees provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. In addition, we do not expect that the trusts will file reports with the SEC under the Securities Exchange Act of 1934.

   References in this prospectus to the terms "we," "us" or "Raytheon" or other similar terms mean Raytheon Company, unless we state otherwise or the context indicates otherwise.

                            SUMMARY INFORMATION--Q&A

   This summary provides a brief overview of the key aspects of the trusts, the trust preferred securities, the stock purchase contracts and the stock purchase contract units. The term "trust" refers to the RC Trust for the specific transaction. This summary does not contain all information that is important to you. We encourage you to read carefully this prospectus and the prospectus supplement to understand fully the terms of the securities that are important to you in making a decision about whether to invest.

WHAT ARE THE TRUST PREFERRED SECURITIES?

   Each trust preferred security represents an undivided beneficial interest in the assets of a trust. Each trust preferred security will entitle the holder to receive cash distributions as described in this prospectus and the prospectus supplement.

WHO ARE THE TRUSTS?

   Each of RC Trust I and RC Trust II is a Delaware business trust. The principal office of each trust is 141 Spring Street, Lexington, Massachusetts 02421 and the telephone number is (781) 862-6600.

   Raytheon will own all common securities of each trust. Each trust will use the proceeds from the sale of the trust preferred securities and the trust common securities to purchase a series of Raytheon's debt securities with the same financial terms as the trust preferred and trust common securities. The debt securities may be subordinated debt securities or senior debt securities. We will specify the type of debt security in a prospectus supplement. The trusts exist only to issue the trust preferred and trust common securities, invest in and hold Raytheon's debt securities and engage in related activities.

   Initially, there will be three trustees of each trust. One of them, referred to as the regular trustee, is an officer or employee of Raytheon. The Bank of New York will act as the property trustee of each trust, and The Bank of New York (Delaware) will act as the Delaware trustee of each trust.

   We will provide in the prospectus supplement additional information about the issuing trust.

WHEN WILL YOU RECEIVE DISTRIBUTIONS ON THE TRUST PREFERRED SECURITIES?

   The only source of cash to make payments on the trust preferred securities issuable by each trust will be payments on the debt securities it purchases from Raytheon.

   If you purchase trust preferred securities of a trust, you are entitled to receive cash distributions at the rate specified in the prospectus supplement. Unless we inform you otherwise in the prospectus supplement, distributions will accumulate from the date the trust issues the trust preferred securities and will be paid in arrears on the dates we specify in the prospectus supplement. We may, however, defer distributions as described below.

WHEN WILL PAYMENT OF YOUR DISTRIBUTIONS BE DEFERRED?

   If Raytheon defers interest payments on the debt securities held by a trust, the trust will defer distributions on the related trust preferred securities. We will describe in the prospectus supplement any rights to defer distributions on the trust preferred securities by extending the interest payment period on the debt securities. We will also describe in the prospectus supplement any limitations imposed on Raytheon's actions during any deferral period.

WHAT IS RAYTHEON'S GUARANTEE OF THE TRUST PREFERRED SECURITIES?

   Under each trust preferred securities guarantee, to the extent provided herein, Raytheon will irrevocably and unconditionally guarantee that if it makes a payment on the debt securities to the relevant trust but, for any reason, the trust does not make the corresponding distribution or redemption payment to the holders of the related trust preferred securities, then Raytheon will make the payments directly to the holders of the trust preferred securities.

   The following obligations of Raytheon taken together will provide a full and unconditional guarantee of payments due on the trust preferred securities:

  .  its obligations to make payments on the debt securities;

  . its obligations under the trust preferred securities guarantee and its obligations under the amended and restated declaration of trust of the trust, which establishes the terms of the trust.

   We will provide the specific terms of the guarantee in a prospectus supplement.

WHEN COULD THE DEBT SECURITIES BE DISTRIBUTED TO YOU?

   In general, unless we inform you otherwise in the prospectus supplement, the holder of the trust common securities has the right to dissolve the trust at any time. If the trust is dissolved, after satisfaction of the trust's creditors, the trust may distribute debt securities on a proportionate basis to the holders of trust preferred and trust common securities.

WILL THE TRUST PREFERRED SECURITIES BE LISTED ON A STOCK EXCHANGE?

   If specified in the prospectus supplement, we will apply to list the trust preferred securities on the New York Stock Exchange.

WILL HOLDERS OF THE TRUST PREFERRED SECURITIES HAVE ANY VOTING RIGHTS?

   Generally, except as described in any prospectus supplement, the holders of the trust preferred securities will not have any voting rights.

WHAT ARE THE STOCK PURCHASE CONTRACTS?

   The stock purchase contracts are contracts obligating holders to purchase from Raytheon, and Raytheon to sell to the holders, a specified number of shares of Raytheon's common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

WHAT ARE THE STOCK PURCHASE UNITS?

   Each stock purchase unit consists of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, which secure the holders' obligations to purchase the common stock under the stock purchase contract.

                                RAYTHEON COMPANY

   Raytheon Company is a global technology leader, with worldwide 2000 sales of $16.9 billion. We provide products and services in defense electronics, including missiles; radar; sensors and electro-optics; intelligence, surveillance and reconnaissance; command, control, communication and information systems; naval systems; air traffic control systems; aircraft integration systems; and technical services. We are one of the leading providers of business and special-mission aircraft and deliver a broad line of jet, turboprop, and piston-powered airplanes to corporate and government customers worldwide. We have operations throughout the United States and serve customers in more than 70 countries around the world. Our principal executive offices are located at 141 Spring Street, Lexington, Massachusetts 02421. Our telephone number is (781) 862-6600.

ELECTRONIC SYSTEMS

   Our electronic systems segment focuses on:

  .  anti-ballistic missile systems;

  .  air defense;

  .  air-to-air, surface-to-air, and air-to-surface missiles;

  .  naval and maritime systems;

  .  ship self-defense systems;

  .  torpedoes;

  .  strike, interdiction and cruise missiles; and

     advanced munitions.

   Our electronic systems segment also specializes in radar, electronic warfare, infrared, laser, and GPS technologies with programs focusing on land, naval, airborne and spaceborne systems used for surveillance, reconnaissance, targeting, navigation, commercial and scientific applications.

COMMAND, CONTROL, COMMUNICATION AND INFORMATION SYSTEMS

   Our command, control, communication and information systems segment is involved in:

  .  command, control and communication systems;

  .  air traffic control systems;

  .  tactical radios;

  .  satellite communication ground control terminals;

  .  wide-area surveillance systems;

  .  ground-based information processing systems;

  .  image processing;

  .  large-scale information retrieval, processing and distribution systems;
     and

  .  global broadcast systems.

AIRCRAFT INTEGRATION SYSTEMS

   Our aircraft integration systems segment focuses on integration of airborne surveillance and intelligence systems and aircraft modifications and provides signals intelligence, air-ground surveillance, maritime surveillance, and airborne command post systems to both U.S. Government and foreign customers.

RAYTHEON TECHNICAL SERVICES COMPANY

   Through our Raytheon Technical Services Company subsidiary, we provide technical services, training programs, and logistics and base operations support throughout the U.S. and in 37 other countries. Raytheon Technical Services Company performs complete engineering and depot-level cradle-to-grave support to equipment manufactured by us and to various commercial and military customers.

COMMERCIAL ELECTRONICS

   Our commercial electronics businesses produce, among other things, thin film filters for optical communications products, gallium arsenide MMIC components for direct broadcast satellite television receivers, gallium arsenide power amplifiers for wireless communications products, wireless broadband solutions, thermal imaging products, automobile radar systems, marine electronics for the commercial and military marine market, and other electronic components for a wide range of applications.

AIRCRAFT

   Our Raytheon Aircraft subsidiary offers a broad product line of aircraft and aviation services in the general aviation market. Raytheon Aircraft manufactures, markets and supports piston-powered aircraft, turboprops and business jets for the world's commercial, regional airlines and military aircraft markets. Our Raytheon Travel air subsidiary sells fractional shares in aircraft and provides aircraft management and transportation services for the owners of the shares. Raytheon Aircraft Charter and Management offers aircraft charter and management services to the U.S. market.

                                   THE TRUSTS

   Each of the trusts is created under the Delaware Business Trust Act and will be governed by a declaration of trust (as it may be amended and restated from time to time) among the trustees of each trust and Raytheon. Each declaration will be qualified under the Trust Indenture Act of 1939.

   When a trust issues its trust preferred securities, you and the other holders of the trust preferred securities will own all of the issued and outstanding trust preferred securities of the trust. Raytheon will acquire all of the issued and outstanding trust common securities of each trust, representing an undivided beneficial interest in the assets of each trust of at least 3%.

   Each trust will exist primarily for the purposes of:

  .  issuing its trust preferred and trust common securities;

  . investing the proceeds from the sale of its securities in Raytheon's debt securities;

  . engaging in only such other activities as are necessary or incidental to issuing its securities and purchasing and holding Raytheon's debt securities.

   The number of trustees of each trust will initially be three. One of the trustees will be an individual who is an officer or employee of Raytheon. The second trustee will be The Bank of New York, which will serve as the property trustee under the declaration of trust for purposes of the Trust Indenture Act of 1939. The third trustee will be The Bank of New York (Delaware), which has its principal place of business in the State of Delaware.

   The Bank of New York, acting in its capacity as guarantee trustee, will hold for your benefit a trust preferred securities guarantee, which will be separately qualified under the Trust Indenture Act of 1939.

   Unless otherwise provided in the applicable prospectus supplement, because Raytheon will own all of the trust common securities of each trust, Raytheon will have the exclusive right to appoint, remove or replace trustees and to increase or decrease the number of trustees. In most cases, there will be at least three trustees. The term of a trust will be described in the applicable prospectus supplement, but may dissolve earlier as provided in the applicable declaration of trust.

   The rights of the holders of the trust preferred securities of a trust, including economic rights, rights to information and voting rights, and the duties and obligations of the trustees of a trust, will be contained in and governed by the declaration of that trust (as it may be amended and restated from time to time), the Delaware Business Trust Act and the Trust Indenture Act of 1939.

   The address of the principal office of each trust is 141 Spring Street, Lexington, Massachusetts 02421, and the telephone number of each trust at that address is (781) 862-6600.

                                  RISK FACTORS

   An investment in our securities involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the risk factors in the prospectus supplement when determining whether or not to purchase the securities offered under this prospectus and the prospectus supplement.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus and the information we are incorporating by reference into it contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts included in this prospectus and the information incorporated by reference into this prospectus, that we expect or anticipate will or may occur in the future, including, without limitation, statements included in this prospectus under "Raytheon Company" and located elsewhere in this prospectus regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including without limitation the information discussed under the caption "Risk Factors" in the prospectus supplement to be provided with this prospectus as well as other factors which might be described from time to time in our filings with the SEC.

   Consequently, all of the forward-looking statements we make in this prospectus and the information we are incorporating by reference into this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. All subsequent forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by any of those factors described above and in the documents containing such forward-looking statements. We do not assume any obligation to release publicly any updates or revisions to any forward-looking statement.

                                USE OF PROCEEDS

   Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include, but are not limited to:

  .  equity investments in existing and future projects;

  .  acquisitions;

  .  working capital;

  .  capital expenditures;

  .  repayment or refinancing of debt or other corporate obligations;

  .  repurchases and redemptions of securities.

   Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

   Each trust will use all proceeds from the sale of the trust preferred securities and the trust common securities to purchase Raytheon's debt securities.

               ACCOUNTING TREATMENT RELATING TO TRUST SECURITIES

   The financial statements of any trust issuing securities will be consolidated with our financial statements, with the trust preferred securities shown on our consolidated financial statements as Raytheon-obligated mandatorily redeemable preferred capital trust securities of a subsidiary trust holding solely Raytheon debt securities. Our financial statements will include a footnote that discloses, among other things, that the assets of the trust consist of our debt securities and will specify the designation, principal amount, interest rate and maturity date of the debt securities.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

   The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the end of the fiscal years 2000, 1999, 1998, 1997 and 1996:

                       FISCAL YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------
2000               1999                           1998                           1997                           1996
----               ----                           ----                           ----                           ----
2.0x               2.0x                           3.1x                           2.8x                           4.2x

   For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends:

  . earnings consist of income from continuing operations, taxes on income from continuing operations and fixed charges, less capitalized interest; and

  . fixed charges consist of interest expense, amortization of debt discount and issuance expense, the portion of rents representative of an interest factor and capitalized interest.

   The ratio of earnings to combined fixed charges has declined due to higher interest expense resulting from increased borrowings to finance our merger with the defense business of Hughes Electronics and our acquisition of the defense assets of Texas Instruments Incorporated.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

   The terms of the trust preferred securities will include those stated in the declaration of trust (as it may be amended and restated from time to time) and those made a part of that declaration by the Trust Indenture Act of 1939. For a complete description of the trust preferred securities, we encourage you to read the prospectus supplement and the amended and restated declaration of trust, a form of which we have filed with the SEC. Please read "Where You Can Find More Information."

   The prospectus supplement relating to trust preferred securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  .  the designation of the trust preferred securities;

  .  the number of trust preferred securities issued by the trust;

  . the annual distribution rate and any conditions upon which distributions are payable, the distribution payment dates, the record dates for distribution payments and the additional amounts, if any, that may be payable with respect to the trust preferred securities;

  . whether distributions will be cumulative and compounding and, if so, the dates from which distributions will be cumulative or compounded;

  . the amounts that will be paid out of the assets of the trust, after the satisfaction of liabilities to creditors of the trust, to the holders of trust preferred securities upon dissolution;

  .  any repurchase, redemption or exchange provisions;

  . any preference or subordination rights upon a default or liquidation of the trust;

  . any voting rights of the trust preferred securities in addition to those required by law;

  . terms for any conversion or exchange of the debt securities or the trust preferred securities into other securities;

  . any rights to defer distributions on the trust preferred securities by extending the interest payment period on the debt securities; and

  . any other relevant terms, rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

   The regular trustees, on behalf of the trust and pursuant to the declaration of trust, will issue one class of trust preferred securities and one class of trust common securities. The trust securities will represent undivided beneficial ownership interests in the assets of the trust.

   Except as described in the applicable prospectus supplement, the trust preferred securities will rank equally, and payments will be made thereon proportionately, with the trust common securities. The property trustee of the trust will hold legal title to the debt securities in trust for the benefit of the holders of the trust securities. We will execute a guarantee agreement for the benefit of the holders of the trust preferred securities. The guarantee will not guarantee the payment of distributions (as defined below) or any amounts payable on redemption or liquidation of the trust preferred securities when the trust does not have funds on hand available to make such payments.

   In the prospectus supplement we will also describe certain material United States federal income tax consequences and special considerations applicable to the trust preferred securities.

            DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEE

   Raytheon will fully and unconditionally guarantee payments on the trust preferred securities as described in this section. The guarantee covers the following payments:

  . periodic cash distributions on the trust preferred securities out of funds held by the property trustee of the trust;

  .  payments on dissolution of each trust; and

  .  payments on redemption of trust preferred securities of each trust.

   The Bank of New York, as guarantee trustee, will hold the guarantee for the benefit of the holders of trust preferred securities.

   We have summarized selected provisions of the guarantee below. This summary is not complete. For a complete description, we encourage you to read the guarantee, the form of which we have filed with the SEC. Please read "Where You Can Find More Information."

   Raytheon will irrevocably and unconditionally agree to pay you in full the following amounts to the extent not paid by the trust:

  . any accumulated and unpaid distributions and any additional amounts with respect to the trust preferred securities and any redemption price for trust preferred securities called for redemption by the trust, if and to the extent that Raytheon has made corresponding payments on the debt securities to the property trustee of the trust;

  .  payments upon the dissolution of the trust equal to the lesser of:

  . the liquidation amount plus all accumulated and unpaid distributions and additional amounts on the trust preferred securities to the extent the trust has funds legally available for those payments; and

  . the amount of assets of the trust remaining legally available for distribution to the holders of trust preferred securities in liquidation of the trust.

   Raytheon will not be required to make these liquidation payments if:

  . the trust distributes the debt securities to the holders of trust preferred securities in exchange for their trust preferred securities; or

  . the trust redeems the trust preferred securities in full upon the maturity or redemption of the debt securities.

   Raytheon may satisfy its obligation to make a guarantee payment either by making payment directly to the holders of trust preferred securities or to the guarantee trustee for remittance to the holders or by causing the applicable trust to make the payment to them.

   Each guarantee is a guarantee from the time of issuance of the applicable series of trust preferred securities. THE GUARANTEE ONLY COVERS, HOWEVER, DISTRIBUTIONS AND OTHER PAYMENTS ON TRUST PREFERRED SECURITIES IF AND TO THE EXTENT THAT RAYTHEON HAS MADE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES TO THE APPLICABLE PROPERTY TRUSTEE. IF RAYTHEON DOES NOT MAKE THOSE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES, THE TRUST WILL NOT HAVE FUNDS AVAILABLE FOR PAYMENTS AND RAYTHEON WILL HAVE NO OBLIGATION TO MAKE A GUARANTEE PAYMENT.

   Raytheon's obligations under the declaration of trust for each trust, the guarantee, the debt securities and the associated indenture taken together will provide a full and unconditional guarantee of payments due on the trust preferred securities. We will describe the specific terms of the guarantee in a prospectus supplement.

COVENANTS OF RAYTHEON

   In each guarantee, Raytheon will agree that, as long as any trust preferred securities issued by the applicable trust are outstanding, Raytheon will not make the payments and distributions described below if:

  . it is in default on its guarantee payments or other payment obligations under the related guarantee;

  . any trust enforcement event under the applicable declaration of trust has occurred and is continuing; or

  . Raytheon has elected to defer payments of interest on the related debt securities by extending the interest payment period and that deferral period is continuing.

   In these circumstances, Raytheon will agree that it will not:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock;

  . make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the debt securities or make any guarantee payments with respect to any guarantee by Raytheon of the debt of any subsidiary of Raytheon if such guarantee ranks equally with or junior in interest to the debt securities.

   However, even during such circumstances, Raytheon may:

  . purchase or acquire its capital stock in connection with the satisfaction by it of its obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring it to purchase its capital stock;

  . reclassify its capital stock or exchange or convert one class or series of its capital stock for another class or series of its capital stock;

  . purchase fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

  .  declare dividends or distributions in its capital stock;

  .  redeem or repurchase any rights pursuant to a rights agreement; and

  . make payments under the guarantee related to the trust preferred securities.

   In addition, as long as trust preferred securities issued by any trust are outstanding, Raytheon will agree that it will:

  . remain the sole direct or indirect owner of all the outstanding common securities of that trust, except as permitted by the applicable declaration of trust;

  . permit the trust common securities of that trust to be transferred only as permitted by the declaration of trust;

  . use reasonable efforts to cause that trust to continue to be treated as a grantor trust for United States federal income tax purposes, except in connection with a distribution of debt securities to the holders of trust preferred securities as provided in the declaration of trust, in which case the trust would be dissolved.

AMENDMENTS AND ASSIGNMENT

   Raytheon and the guarantee trustee may amend each guarantee without the consent of any holder of trust preferred securities if the amendment does not adversely affect the rights of the holders in any material respect. In all other cases, Raytheon and the guarantee trustee may amend each guarantee only with the prior approval of the holders of at least a majority of outstanding trust preferred securities issued by the applicable trust.

   Raytheon may assign its obligations under the guarantees only in connection with a consolidation, merger or asset sale involving Raytheon permitted under the indenture governing the debt securities.

TERMINATION OF THE GUARANTEE

   A guarantee will terminate upon:

  . full payment of the redemption price of all trust preferred securities of the applicable trust;

  . distribution of the related debt securities, or any securities into which those debt securities are convertible, to the holders of the trust preferred securities and trust common securities of that trust in exchange for all the securities issued by that trust; or

  .  full payment of the amounts payable upon liquidation of that trust.

   Each guarantee will, however, continue to be effective or will be reinstated if any holder of trust preferred securities must repay any amounts paid on those trust preferred securities or under the guarantee.

STATUS OF THE GUARANTEE

   Raytheon's obligations under each guarantee will be unsecured and effectively junior to all debt and preferred stock of its subsidiaries. BY YOUR ACCEPTANCE OF THE TRUST PREFERRED SECURITIES, YOU AGREE TO ANY SUBORDINATION PROVISIONS AND OTHER TERMS OF THE RELATED GUARANTEE. We will specify in a prospectus supplement the ranking of each guarantee with respect to Raytheon's capital stock and other liabilities, including other guarantees.

   Each guarantee will be deposited with the guarantee trustee to be held for your benefit. The guarantee trustee will have the right to enforce the guarantee on your behalf. In most cases, the holders of a majority of outstanding trust preferred securities issued by the applicable trust will have the right to direct the time, method and place of:

  . conducting any proceeding for any remedy available to the applicable guarantee trustee; or

  . exercising any trust or other power conferred upon that guarantee trustee under the applicable guarantee.

   Each guarantee will constitute a guarantee of payment and not merely of collection. This means that the guarantee trustee may institute a legal proceeding directly against Raytheon to enforce the payment rights under the guarantee without first instituting a legal proceeding against any other person or entity.

   If the guarantee trustee fails to enforce the guarantee or Raytheon fails to make a guarantee payment, you may institute a legal proceeding directly against Raytheon to enforce your rights under that guarantee without first instituting a legal proceeding against the applicable trust, the guarantee trustee or any other person or entity.

PERIODIC REPORTS UNDER GUARANTEE

   Raytheon will be required to provide annually to the guarantee trustee a statement as to its performance of its obligations and its compliance with all conditions under the guarantees.

DUTIES OF GUARANTEE TRUSTEE

   The guarantee trustee normally will perform only those duties specifically set forth in the applicable guarantee. The guarantees do not contain any implied covenants. If a default occurs on a guarantee, the guarantee trustee will be required to use the same degree of care and skill in the exercise of its powers under the guarantee as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. The guarantee trustee will exercise any of its rights or powers under the guarantee at the request or direction of holders of the applicable series of trust preferred securities only if it is offered security and indemnity satisfactory to it.

GOVERNING LAW

   New York law will govern the guarantees.

                       DESCRIPTION OF OUR DEBT SECURITIES

   This section describes the general terms and provisions of the debt securities that we may issue to a trust or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. We will issue only one series of debt securities to each trust. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

   Our unsecured senior debt securities will be issued under an Indenture, dated as of July 3, 1995, between Raytheon Company and The Bank of New York, as trustee, or another indenture or indentures to be entered into by Raytheon Company and that trustee or another trustee. The unsecured subordinated debt securities will be issued under a second Indenture, dated as of July 3, 1995, also between Raytheon Company and The Bank of New York, as trustee or another indenture to be entered into by Raytheon Company and that trustee or another trustee.

   Copies of each of the July 3, 1995 indentures have been previously filed with the SEC and incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and are incorporated by reference into this prospectus. If we elect to issue securities under another indenture, we will file a copy of that indenture with the SEC. You should refer to the applicable indenture for more specific information. In addition, you should consult the applicable prospectus supplement for particular terms of our debt securities.

   Our existing indentures do not limit the amount of debt securities that we may issue, and permit us to issue securities from time to time in one or more series. The debt securities will be unsecured obligations of Raytheon Company.

   Generally, we will pay the principal of, premium, if any, and interest on our debt securities either at an office or agency that we maintain for that purpose or, if we elect, we may pay interest by mailing a check to your address as it appears on our register. We will issue our debt securities only in fully registered form without coupons, generally in denominations of $1,000 or integral multiples of $1,000. We will not apply a service charge for a transfer or exchange of our debt securities, but we may require that you pay the amount of any applicable tax or other governmental charge.

   The applicable prospectus supplement will describe the following terms of any series of debt securities that we may offer:

  .  the title of the debt securities;

  .  whether they are senior debt securities or subordinated debt securities;

  . the total amount of the debt securities authorized and the amount outstanding, if any;

  . any limit on the aggregate principal amount of the debt securities offered through that prospectus supplement;

  . the identity of the person to whom we will pay interest if it is anybody other than the noteholder;

  .  when the principal of the debt securities will mature;

  . the interest rate, which may be fixed or variable, or its method of calculation;

  . when interest will be payable, as well as the record date for determining who we will pay interest to;

  . where the principal of, premium, if any, and interest on the debt securities will be paid;

  .  any mandatory or optional sinking funds or similar arrangements;

  . when the debt securities may be redeemed if they are redeemable, as well as the redemption prices, and a description of the terms of redemption;

  . whether we have any obligation to redeem or repurchase the debt securities at the holder's option;

  . the denominations of the debt securities, if other than $1,000 or an integral multiple of $1,000;

  . the amount that we will pay the holder if the maturity of the debt securities is accelerated, if other than their principal amount;

  . the currency in which we will make payments to the holder and, if a foreign currency, the manner of conversion from United States dollars;

  . any index we may use to determine the amount of payment of principal of, premium, if any, and interest on the debt securities;

  . if the debt securities will be issued only in the form of a global note, the name of the depositary or its nominee and the circumstances under which the global note may be transferred or exchanged to someone other than the depositary or its nominee;

  . the applicability of the defeasance and covenant defeasance provisions in the applicable indenture;

  . whether the debt securities are convertible into any other securities and the terms and conditions of convertibility;

  . any additions or changes to events of default and, in the case of subordinated debt securities, any additional events of default that would result in acceleration of their maturity; and

  .  any other terms of the debt securities.

   We may issue our debt securities at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if our debt securities are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to original issue discount debt will be described in the prospectus supplement in which we offer those debt securities.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

   Generally, the payment of principal of, premium, if any, and interest on our unsecured subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior indebtedness. If we distribute our assets to creditors upon liquidation, dissolution, reorganization, insolvency, bankruptcy or under similar circumstances, holders of our senior debt will be entitled to be paid in full before any payments will be made on our subordinated debt securities. In addition, if the maturity of our subordinated debt securities is accelerated, holders of our senior debt will be entitled to be paid in full before any payments will be made on our subordinated debt securities. Moreover, while there is an event of default with respect to our senior debt that would permit our senior debt to be accelerated, and while we are in default in our payment obligations to holders of senior debt, we cannot make payments to our subordinated debt holders.

   If we were to become insolvent, your claim as a holder of trust preferred securities, which represents in effect an interest in debt securities, or as a holder of debt securities as part of a stock purchase unit, will be effectively junior to the claims of holders of any indebtedness or preferred stock of our subsidiaries.

   The indenture for our unsecured subordinated debt securities will not place any limits on the amount of other indebtedness, including senior debt, that we may issue.

   The indenture for our unsecured subordinated debt securities defines "senior indebtedness" to include the principal of, premium, if any, and interest on:

  . all of our indebtedness for money borrowed, other than our subordinated debt securities, and any other indebtedness represented by a note, bond, debenture or other similar evidence of indebtedness, including indebtedness of others that we guarantee, in each case whether outstanding on the date of execution of the subordinated debt securities indenture or thereafter created, incurred or assumed; and

  . any amendments, renewals, extensions, modifications and refundings of any such indebtedness, unless in any case in the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is provided that such indebtedness is not superior in right of payment to our subordinated debt securities.

   In addition, for purposes of the definition of "senior indebtedness," "indebtedness for money borrowed" includes:

  . any obligation of, or any obligation guaranteed by, Raytheon Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

  . any deferred payment obligation of, or any such obligation guaranteed by, Raytheon Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument; and

  . any obligation of, or any such obligation guaranteed by, Raytheon Company for the payment of rent or other amounts under a lease of property or assets if such obligation is required to be classified and accounted for as a capitalized lease on our balance sheet under generally accepted accounting principles.

SUBSEQUENT DISTRIBUTION TO HOLDERS OF TRUST SECURITIES

   If we issue debt securities to a trust in connection with the issuance of trust preferred and trust common securities by that trust, those debt securities subsequently may be distributed to the holders of the trust preferred and trust common securities either:

  .  upon the dissolution of the trust or

  . upon the occurrence of events that we will describe in the prospectus supplement.

EVENTS OF DEFAULT

   Generally speaking, any of the following events will constitute an event of default under the indentures:

  . failure to pay interest on our debt securities for thirty days past the applicable due date, even if we are prohibited from paying interest on our debt securities because they are subordinated;

  . failure to pay principal of, or premium, if any, on, our debt securities when due, even if we are prohibited from making such payments on our debt securities because they are subordinated;

  . failure to make any sinking fund payment when due, even if we are prohibited from making such payments with respect to subordinated securities;

  . failure to perform any other covenant or agreement in the applicable indenture, other than a covenant included in the indenture solely for the benefit of a different type of our debt securities, which continues for 60 days after written notice as provided in the indenture;

  .  bankruptcy, insolvency or reorganization; and

  . any other event of default provided with respect to debt securities of that series.

   Holders will be notified of an event of default with respect to a series of our debt securities by the trustee.

   If there is an event of default with respect to a series of our senior debt securities, which continues for the requisite amount of time, either the trustee or holders of at least 25% of the aggregate principal amount of that series may declare the principal amount of all of the senior debt securities of that series to be due and payable immediately. If the securities were issued at an original issue discount, less than the stated principal amount may become payable.

   Payment of the principal of our subordinated debt securities may be accelerated only in the case of our bankruptcy, insolvency or reorganization. Neither you, the trust nor the trustee will be able to accelerate the payment of interest or principal with respect to our subordinated debt securities for any other reason.

   In some cases, after a declaration of acceleration has been made, but before a judgment or decree has been obtained, holders of a majority in aggregate principal amount of the series that is in default may rescind the acceleration. If required by the declaration of trust, any rescission may be subject to the consent of the holders of the trust preferred securities and the trust common securities.

   The trustee will be required to act with a high standard of care. However, the trustee will not be obligated to exercise any of its rights or powers under the indentures at the holder's request unless the holder provides the trustee reasonable security or indemnity. Generally, but with exceptions, holders of a majority in aggregate principal amount of any series of our outstanding debt securities will have the right to choose the time, method and place of any proceeding for any remedy available to the trustee or any exercise of power by the trustee with respect to debt securities of that series.

   The holder may institute a suit against us for enforcement of such holder's rights to receive payment of the principal of, premium, if any, on or interest on our debt securities after the due dates. However, such holder will not be able to institute any other proceedings under the applicable indenture, including for any remedy, unless the following conditions are satisfied:

  . the holder gives the trustee written notice of a continuing event of default with respect to a series of our debt securities that such holder holds;

  . holders of at least 25% of the aggregate principal amount of that series make a request, in writing, and offer reasonable indemnity, to the trustee for the trustee to institute the requested proceeding;

  . the trustee does not receive direction contrary to the holder's request within 60 days following such holder's written notice from holders of a majority in aggregate principal amount of that series; and

  . the trustee does not institute the proceeding the holder requests within 60 days following such holder's written notice.

   Every year we are required to deliver to the trustee a statement as to performance of our obligations under the indentures and as to any defaults.

   A default in the payment of any of our debt securities, where the aggregate principal amount of that series of debt securities exceeds $50 million, or a default with respect to our debt securities that causes them to be accelerated, will give rise to a cross-default under our senior credit facilities. In some circumstances, payment defaults on our debt securities may also give rise to cross-defaults of our guarantees of the indebtedness of our subsidiaries.

   An event of default under the applicable indenture for a series of debt securities will constitute a trust enforcement event under the declaration of trust for the applicable series of trust preferred securities. A holder of trust preferred securities may directly institute a proceeding against Raytheon for enforcement of payment to that holder of its pro rata share of principal, premium, interest or any additional amounts if:

  . an event of default under the applicable declaration of trust has occurred and is continuing; and

  . that event of default is attributable to Raytheon's failure to pay principal, any premium, interest or additional amounts on the applicable series of debt securities when due.

   Except as described in the preceding sentences or in the prospectus supplement, the holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the applicable series of debt securities.

DEFEASANCE AND COVENANT DEFEASANCE

   Any series of our debt securities may be subject to the defeasance and discharge provisions of the applicable indenture. If those provisions are applicable, we may elect either:

  . defeasance--which will permit us to defease and be discharged from, subject to limitations, all of our obligations with respect to those debt securities; or

  . covenant defeasance--which will permit us to be released from our obligations to comply with covenants relating to those debt securities as described in the applicable prospectus supplement, which may include obligations concerning subordination of our subordinated debt securities.

   To invoke defeasance or covenant defeasance with respect to any series of our debt securities, we must irrevocably deposit with the trustee, in trust, an amount in funds or U.S. government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay, when due, the principal of, premium, if any, on, and interest on those debt securities and any mandatory sinking fund or similar payments on those debt securities.

   We cannot defease our obligations to register the transfer or exchange of our debt securities, to replace our debt securities that have been stolen, lost or mutilated, to maintain paying agencies, or to hold funds for payment in trust. We may not defease our obligations if there is a continuing event of default on securities issued under the applicable indenture, or if depositing amounts into trust would cause the trustee to have conflicting interests with respect to other of our securities. In addition, we would be required to deliver a legal opinion to the trustee to the effect that you will not recognize additional income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance.

   If we effect covenant defeasance with respect to any of our debt securities, and then those debt securities are declared due and payable because of an event of default, other than an event of default relating to any covenant from which we have been released through covenant defeasance, the amount of money or U.S. government obligations on deposit with the trustee may not be sufficient to pay all amounts due on the debt securities at the time of acceleration. However, we would remain liable with respect to any shortfall.

MODIFICATION AND WAIVER

   Modifications and amendments of our current indentures may be made only with the consent of holders of at least a majority in aggregate principal amount of all of our outstanding debt securities affected, voting as a single class. Generally, the consent of all of the holders of our debt securities that are affected is required for any of the following:

  . to change the stated maturity of the principal, or any installment of interest or premium, if any;

  . to reduce the principal amount, the premium, if any, or the interest, or the amount payable upon acceleration or maturity in the case of debt securities issued at an original issue discount;

  . to change the place of payment, or the currency in which payments are made;

  . to impair your right to institute suit to enforce any payment at or following stated maturity or following a redemption date; and

  . to modify the subordination provisions of our subordinated debt securities in a manner adverse to holders; or to reduce the percentage of the principal amount of our outstanding debt securities required for modification to or amendment of either indenture, or for waiver of our compliance with indenture provisions or defaults.

   Holders of a majority in aggregate principal amount of either our senior debt securities or our subordinated debt securities may waive any past default under the applicable indenture, except for a default in the payment of principal, premium, if any, on, or interest on our debt securities and except for our compliance with specified covenants.

COVENANTS

   Our current indentures contain covenants regarding, among other things:

  .  a limitation on liens other than specified types of liens;

  . a limitation on sale and leaseback transactions, unless the lien on any property subject to the sale and leaseback transaction is permitted under the indentures or the proceeds of the sale and leaseback transaction are used to retire specified types of debt; and restrictions on our ability to engage in consolidations, mergers or transfers of substantially all of our assets unless the surviving or acquiring entity is a domestic company and it expressly assumes our obligations with respect to our debt securities by executing a supplemental indenture.

   You should be aware that we are not prohibited from engaging in highly leveraged transactions, other than as may conflict with those covenants. Moreover, any series of our debt securities may provide that these covenants may be removed with respect to that series.

CONSOLIDATION, MERGER AND SALE OF ASSETS

   Our current indentures prohibit us from consolidating with or merging into another business entity, or transferring or leasing substantially all of our assets, unless the surviving or acquiring entity is a domestic company and it expressly assumes our obligations with respect to our debt securities by executing a supplemental indenture.

CONVERSION OR EXCHANGE RIGHTS

   If any series of debt securities are convertible or exchangeable, the applicable prospectus supplement will specify:

  .  the type of securities into which it may be converted or exchanged;

  .  the conversion price or exchange ratio, or its method of calculation;

  .  whether conversion or exchange is mandatory or at your election; and

  . how the conversion price or exchange ratio may be adjusted if our debt securities are redeemed.

GLOBAL SECURITIES

   Our debt securities may be issued in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement. If so, each global security will be issued in the denomination of the aggregate principal amount of securities that it represents. Unless and until it is exchanged in whole or in part for debt securities that are in definitive registered form, a global security may not be transferred or exchanged except as a whole by the depositary to its nominee. The applicable prospectus supplement will describe this concept more fully.

   The specific material terms of the depositary arrangement with respect to any portion of a series of our debt securities that will be represented by a global security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to our depositary arrangements.

   Upon the issuance of any global security, and its deposit with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the principal amounts of our debt securities represented by the global security to the accounts of participating institutions that have accounts with the depositary or its nominee. The underwriters or agents engaging in the distribution of our debt securities, or Raytheon Company if we are offering and selling our debt securities directly, will designate the accounts to be credited. Ownership of beneficial interests in a global security will be limited to participating institutions or their clients. The depositary or its nominee will keep records of the ownership and transfer of beneficial interests in a global security by participating institutions. Participating institutions will keep records of the ownership and transfer of beneficial interests by their clients. The laws of some jurisdictions may require that purchasers of our securities receive physical certificates, which may impair a holder's ability to transfer its beneficial interests in global securities.

   While the depositary or its nominee is the registered owner of a global security, the depositary or its nominee will be considered the sole owner of all of our debt securities represented by the global security for all purposes under the indentures. Generally, if a holder owns beneficial interests in a global security, such holder will not be entitled to have our debt securities registered in such holder's own name, and such holder will not be entitled to receive a certificate representing such holder's ownership. Accordingly, if a holder owns a beneficial interest in a global security, such holder must rely on the depositary and, if applicable, the participating institution of which such holder is a client to exercise the rights of such holder under the applicable indenture.

   The depositary may grant proxies and otherwise authorize participating institutions to take any action that a holder is entitled to take under the indentures. We understand that, according to existing industry practices, if we request any action of holders, or any owner of a beneficial interest in a global security wishes to give any notice or take any action, the depositary would authorize the participating institutions to give the notice or take the action, and the participating institutions would in turn authorize their clients to give the notice or take the action.

   Generally, we will make payments on our debt securities represented by a global security directly to the depositary. It is our understanding that the depositary will then credit the accounts of participating institutions, which will then distribute funds to their clients. We also expect that payments by participating institutions to their clients will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of clients registered in "street names," and will be the responsibility of the participating institutions. Neither we nor the trustee, nor our respective agents, will have any responsibility, or bear any liability, for any aspects of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing records relating to beneficial interests.

   Generally, a global security may be exchanged for certificated debt securities only in the following instances:

  . the depositary notifies us that it is unwilling or unable to continue as depositary, or it ceases to be a registered clearing agency, if required to be registered by law, and a successor is not appointed within 90 days;

  . we determine in our sole discretion that we will permit global securities to be exchanged for certificated debt securities; or there is a continuing event of default under the indenture governing the debt securities held in global form.

   The following is based on information furnished to us:

   Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company ("DTC") will act as depositary for securities issued in the form of global securities. Global securities will be issued only as fully-registered securities registered in the name of Cede & Co., which is DTC's nominee. One or more fully-registered global securities will be issued for these securities representing in the aggregate the total number of these securities, and will be deposited with or on behalf of DTC.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers. Access to the DTC system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

   Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser of each security, commonly referred to as the beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in these securities, except if use of the book-entry system for such securities is discontinued.

   DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Any redemption notices need to be sent to DTC. If less than all of the securities of a series or class are being redeemed, DTC's practice is to determine by lot the amount to be redeemed from each participant.

   Although voting with respect to securities issued in the form of global securities is limited to the holders of record, when a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of the securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date, identified in a listing attached to the omnibus proxy.

   Payments in respect of securities issued in the form of global securities will be made by the issuer of such securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC or Raytheon Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable securities, disbursement of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

   DTC may discontinue providing its services as depositary with respect to any securities at any time by giving reasonable notice to the issuer of such securities. If a successor depositary is not obtained, individual security certificates representing such securities are required to be printed and delivered. We, at our option, may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for its accuracy. We have no responsibility for the performance by DTC or its participants of their obligations as described in this prospectus or under the rules and procedures governing their operations.

OUR DEBT TRUSTEE

   The current trustee for our debt securities is The Bank of New York, which performs services for us in the ordinary course of business. We may engage additional or substitute trustees with respect to particular series of our debt securities.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
                     THE DEBT SECURITIES AND THE GUARANTEE

   To the extent set forth in the guarantee and to the extent funds are available, we will irrevocably guarantee the payment of distributions and other amounts due on the trust securities. If and to the extent we do not make payments on the debt securities, the trust will not have sufficient funds to pay distributions or other amounts due on the trust securities. The guarantee does not cover any payment of distributions or other amounts due on the trust securities unless the trust has sufficient funds for the payment of such distributions or other amounts. In such event, a holder of trust securities may institute a legal proceeding directly against us to enforce payment of such distributions or other amounts to such holder after the respective due dates. Taken together, our obligations under the declaration of trust for each trust, the debt securities, the indenture and the guarantee provide a full and unconditional guarantee of payments of distributions and other amounts due on the trust securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that provides a full and unconditional guarantee of the trust's obligations under the trust securities.

SUFFICIENCY OF PAYMENTS

   As long as payments of interest and other amounts are made when due on the debt securities, such payments will be sufficient to cover distributions and payments due on the trust securities because of the following factors:

  . the aggregate principal amount of the debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

  . the interest rate and the interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the trust securities;

  . we, as issuer of the debt securities, will pay, and the trust will not be obligated to pay, directly or indirectly, any costs, expenses, debts and obligations of the trust (other than with respect to the trust securities); and the declaration of trust further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

   Notwithstanding anything to the contrary in the indenture, we have the right to set-off any payment we are otherwise required to make thereunder against and to the extent we have already made, or are concurrently on the date of such payment making, a related payment under the guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

   The declaration of trust provides that if we fail to make interest or other payments on the debt securities when due (taking account of any extension period), the holders of the trust preferred securities may direct the property trustee to enforce its rights under the applicable indenture. If the property trustee fails to enforce its rights under the indenture in respect of an event of default under the indenture, any holder of record of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the indenture without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if a trust enforcement event has occurred and is continuing and such event is attributable to our failure to pay interest, premium or principal on the debt securities on the date such interest, premium or principal is otherwise payable, then a holder of trust preferred securities may institute a direct action against us for payment of such holder's pro rata share. If a holder brings such a direct action, we will be entitled to that holder's rights under the applicable declaration of trust to the extent of any payment made by us to that holder.

   If we fail to make payments under the guarantee, a holder of trust preferred securities may institute a proceeding directly against us for enforcement of the guarantee for such payments.

LIMITED PURPOSE OF TRUST

   The trust preferred securities evidence undivided beneficial ownership interests in the assets of the trust, and the trust exists for the sole purpose of issuing and selling the trust securities and using the proceeds to purchase our debt securities. A principal difference between the rights of a holder of trust preferred securities and a holder of debt securities is that a holder of debt securities is entitled to receive from us the principal amount of and interest accrued on the debt securities held, while a holder of trust preferred securities is entitled to receive distributions and other payments from the trust (or from us under the guarantee) only if and to the extent the trust has funds available for the payment of such distributions and other payments.

RIGHTS UPON DISSOLUTION

   Upon any voluntary or involuntary dissolution of the trust involving the redemption or repayment of the debt securities, the holders of the trust securities will be entitled to receive, out of assets held by the trust, subject to the rights of creditors of the trust, if any, the liquidation distribution in cash. Because we are the guarantor under the guarantee and, as issuer of the debt securities, we have agreed to pay for all costs, expenses and liabilities of the trust (other than the trust's obligations to the holders of the trust securities), the positions of a holder of trust securities and a holder of debt securities relative to other creditors and to our stockholders in the event of liquidation or bankruptcy of Raytheon would be substantially the same.

                  DESCRIPTION OF THE STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

   We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as "stock purchase contracts." The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts, which we refer to herein as "stock purchase units." The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.

   The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

                      DESCRIPTION OF OUR PREFERRED STOCK

   This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock, and these certificates of designation will be incorporated by reference into the registration statement of which this prospectus is a part. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designation as well as our restated certificate of incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.

   Our authorized capital stock consists of 1,650,000,000 shares of stock, including:

  . 1,450,000,000 shares of common stock, $0.01 par value per share, comprised of:

    .  450,000,000 shares of Class A common stock, and

    .  1,000,000,000 shares of Class B common stock.

  . 200,000,000 shares of preferred stock, $0.01 par value per share, including:

    . 4,000,000 shares of Series A Junior Participating preferred stock, $0.01 par value per share.

   Our Board has been authorized, subject to limitations provided in our restated certificate of incorporation, to provide for the issuance of shares of our preferred stock in multiple series. No shares of our preferred stock are currently outstanding.

   With respect to each series of our preferred stock, our Board has the authority to fix the following terms:

  .  the designation of the series;

  .  the number of shares within the series;

  . whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

  . the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

  . whether the shares are redeemable, the redemption price and the terms of redemption;

  . the amount payable to you for each share you own if Raytheon Company is dissolved or liquidated;

  . whether the shares are convertible or exchangeable, the price or rate of exchange, and the applicable terms and conditions;

  . any restrictions on issuance of shares in the same series or any other series; and your voting rights for the shares you own.

   You will have no preemptive rights with respect to your shares. In addition, your rights with respect to your shares of preferred stock will be subordinate to the rights of our general creditors. If we receive the appropriate payment, shares of our preferred stock that we issue will be fully paid and nonassessable.

   We currently plan to retain State Street Bank and Trust Company as the registrar and transfer agent of any series of our preferred stock.

              DESCRIPTION OF OUR CLASS A AND CLASS B COMMON STOCK

   We are authorized to issue up to 1,450,000,000 shares of common stock, consisting of 450,000,000 shares of our Class A common stock, $0.01 par value per share, and 1,000,000,000 shares of our Class B common stock, $0.01 par value per share.

   This section describes the general terms of our Class A and Class B common stock. For more detailed information, you should refer to our restated certificate of incorporation and our amended and restated by-laws, copies of which have been filed with the SEC. These documents are also incorporated by reference into this prospectus.

   In addition, we entered into an agreement with General Motors Corporation that limits our ability to take actions that affect our common stock. Please refer to "--Hughes Separation Agreement" below in this section of the prospectus.

   Generally, holders of our Class A common stock and Class B common stock are entitled to one vote per share, and the approval of corporate actions requires the approval of both classes, voting separately, as well as approval of the holders of any series of our preferred stock that may be entitled to vote for the action. The election or removal of our directors is subject to separate rules.

   For the election or removal of our directors, our common stockholders vote as a single class, and are entitled to vote as follows:

  . Class B: Holders of our Class B common stock will be entitled to one vote per share, and the voting power of the entire class will be equal to 19.9% of the total voting power of all classes of our common stock.

  . Class A: Holders of our Class A common stock will be entitled to the number of votes per share as will cause the Class A common stock to have 80.1% of the total voting power of all classes of our common stock.

   Our common stock will be the only type of our capital stock entitled to vote in the election and removal of directors and other matters presented to our stockholders from time to time, unless we issue voting preferred stock or our certificate of incorporation or the law requires otherwise.

   Our common stockholders will be entitled to receive dividends and distributions declared by our Board, to the extent permitted by outstanding shares of preferred stock and by our certificate of incorporation. If a dividend is declared, it will be distributed pro rata to our Class A and Class B stockholders, unless it is a dividend in kind. We are permitted to distribute Class A common stock to Class A stockholders and Class B common stock to Class B stockholders but only if the ratio of shares outstanding of the two classes remains unchanged. In addition, in the case of any stock split, subdivision, combination or reclassification of either class, the other class will be adjusted accordingly so that the ratio of shares outstanding of the two classes remains unchanged.

   If Raytheon Company is liquidated or dissolved, our common stockholders will be entitled to receive our assets and funds available for distribution to common stockholders in proportion to the number of shares of either class they hold. Our common stockholders may not receive any assets or funds until our creditors have been paid in full and the preferential or participating rights of our preferred stockholders have been satisfied. If we participate in a corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization, any payments or shares of stock allocated to our common stockholders will be distributed pro rata to holders of our Class A and Class B common stock on a per share basis. If we redeem, repurchase or otherwise acquire for payment any shares of our common stock, we will treat each share of Class A common stock and Class B common stock identically.

   You will not have any preemptive, subscription or conversion rights with respect to shares of our common stock that you own. We may issue additional shares of our common stock, if authorized by our Board, without your approval -- unless required by a stock exchange on which our securities are traded. If we receive the appropriate payment, shares of our common stock that we issue will be fully paid and nonassessable.

   Other than as described above, the rights of our Class A common stockholders and Class B common stockholders are the same, and we will not discriminate with respect to one class over the other.

HUGHES SEPARATION AGREEMENT

   A copy of the Hughes Spin-Off Separation Agreement has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

   On December 17, 1997, Raytheon Company acquired the defense electronics business of Hughes Electronics Corporation through a merger, which we refer to as the "Hughes merger". Raytheon Company's two classes of common stock are a result of the Hughes merger in which stockholders of the former Raytheon Company received Class B common stock and holders of General Motors Corporation common stock and holders of General Motors Corporation Class H common stock received Class A common stock. Also as a result of the Hughes merger, Raytheon Company currently has a large stockholder base of approximately 700,000 stockholders, many of whom hold fewer than 20 shares of common stock.

   As part of the Hughes merger, we agreed under the Hughes Spin-Off Separation Agreement (the "Separation Agreement") not to take specified actions unless General Motors Corporation determines in good faith that such actions would not jeopardize the tax-free status of the spin-off of the defense electronics business of Hughes Electronics Corporation and its merger with Raytheon Company.

   Many of the covenants restricting our actions under the Separation Agreement expired on December 18, 1999 or December 18, 2000 and are no longer in effect. However, we remain subject to a covenant that prohibits us from proposing a plan of recapitalization or amendment to our restated certificate of incorporation that would (1) convert shares of our Class A common stock into shares of Class B common stock or vice versa, or (2) change the absolute or relative voting rights of any class of our common stock from the rights in existence on December 17, 1997. While this covenant does not have an expiration date, the Separation Agreement provides that the covenants restricting our actions do not prohibit us from implementing any transaction upon which the Internal Revenue Service (the "IRS") has granted a favorable ruling.

   In December 2000 and January 2001, in anticipation of receiving advice from the IRS, we reviewed with our financial and tax advisors the effects of a possible reclassification of our shares and its effects on our stockholders.

   On January 24, 2001, after consideration of the issues and hearing presentations from outside tax counsel and our financial advisors, our Board resolved to seek stockholder approval to reclassify the Class A common stock and Class B common stock into a single class of new common stock, contingent upon receiving a ruling from the IRS that consummation of the proposed reclassification, as well as the reverse/forward stock split discussed below, will not adversely affect the IRS ruling received in connection with the Hughes merger.

   On January 31, 2001, the IRS issued to us a supplementary ruling to the effect that consummation of the proposed reclassification, as well as the reverse/forward stock split, will not adversely affect the IRS ruling received in connection with the Hughes merger. Accordingly, as described in more detail below, our Board has recommended that our stockholders approve the reclassification of our Class A common stock and Class B common stock into a single new class of common stock and approve the reverse/forward stock split.

REVERSE/FORWARD STOCK SPLIT

   Our Board has authorized, and recommended that our stockholders approve at our next annual meeting, which is scheduled for April 25, 2001, a reverse 1-for- 20 stock split followed immediately by a forward 20-for-1 stock split of each of our Class A common stock and Class B common stock. As permitted under Delaware state law, stockholders whose shares of stock are converted into less than 1 share in the reverse split will be converted into the right to receive a cash payment. We refer to the reverse and forward stock splits, together with the related cash payments to stockholders with small holdings, as the "Reverse/Forward Split." We believe the Reverse/Forward Split will result in significantly reduced shareholder record keeping and mailing expenses, and provide holders of fewer than 20 shares with a cost-effective way to cash out their investments efficiently.

   If approved, the Reverse/Forward Split is expected to take place at 6:00 p.m. on May 14, 2001. All Class A stockholders on May 14, 2001 will receive 1 share of Raytheon Class A common stock for every 20 shares of Class A stock held in their accounts at that time; all Class B stockholders on May 14, 2001 will receive 1 share of Raytheon Class B common stock for every 20 shares of Class B stock held in their accounts at that time. If a registered holder has 20 or more Class A or Class B shares, as the case may be, any fractional share in such account will not be cashed out after the reverse split and the total number of shares held by such holder will not change as a result of the Reverse/Forward Split. Any registered stockholder who holds fewer than 20 shares of Class A or Class B shares, as the case may be, at the time of the reverse stock split, will receive a cash payment instead of a fractional share. To determine the amount of the cash payment, at our election, we may either (1) instruct our transfer agent to sell these fractional shares of Class A or Class B stock in the open market or (2) purchase these fractional shares of Class A and Class B stock at a price based on the average daily closing price per share of the Class A or Class B common stock, as the case may be, on the New York Stock Exchange for the ten trading days immediately before and including the date the Reverse/Forward Split is effected.

   Immediately following the reverse split, at 6:01 p.m. on May 14, 2001, all Class A and Class B stockholders, who held 20 or more shares of Class A or Class B common stock, as the case may be, immediately before the reverse split, will receive 20 shares of Class A or Class B common stock for every 1 share of Class A or Class B common stock they held immediately following the reverse stock split.

   The Reverse/Forward Split will not affect the public registration of our Class A or Class B common stock under the Exchange Act. Similarly, we do not expect that the Reverse/Forward Split will affect our application for the continued listing of the Class A and Class B common stock on the New York Stock Exchange.

   The number of shares of common stock authorized will not change as a result of the Reverse/Forward Split. If we elect to arrange for the sale of the fractional shares of cashed-out stockholders by our transfer agent on the open market, as described above, there will be no change in the numbers of shares of our Class A and Class B common stock that are issued and outstanding. However, if we elect to purchase these fractional shares, as described above, the total number of shares of our Class A and Class B common stock will be reduced by the aggregate number of such shares held by holders owning fewer than 20 such shares immediately prior to the reverse stock split.

RECLASSIFICATION OF OUR EXISTING TWO CLASSES OF COMMON STOCK INTO A SINGLE NEW CLASS OF COMMON STOCK

   In addition to the Reverse/Forward Split, our Board has unanimously approved a proposal to amend our restated certificate of incorporation, which, if approved at our next annual stockholders' meeting, would eliminate our two classes of common stock and reclassify the Class A common stock and the Class B common stock into a single new class of common stock, $.01 par value, of Raytheon Company. The reclassification will eliminate the trading disparities between our Class A common stock and our Class B common stock and eliminate any confusion arising from having two publicly traded classes of common stock.

   The rights, powers and limitations of the new common stock will be set forth in an amendment to our restated certificate of incorporation. The following summary should be read in conjunction with, and is qualified in its entirety by reference to, the form of amendment to our restated certificate of incorporation attached as an exhibit to the registration statement of which this prospectus forms a part.

COMPARISON OF CLASS A COMMON STOCK, CLASS B COMMON STOCK AND NEW COMMON STOCK

 RIGHT, POWER OR          CLASS A                 CLASS B                   NEW
   LIMITATION          COMMON STOCK            COMMON STOCK             COMMON STOCK
 ---------------       ------------            ------------             ------------
 Election or      --Holders entitled to   --Holders entitled to   --Holders entitled to
 Removal of       80.1% of the total      19.9% of the total      equal per share voting.
 Directors: power voting power with       voting rights with
 with             respect to the election respect to the election
 respect to the   or removal of           or removal of all
 election or      directors.              directors.
 removal of
 directors.
------------------------------------------------------------------------------------------
 Class Voting:    --On all matters (other --On all matters (other --Holders vote as a
                  than the election or    than the election or    single class on all
                  removal of directors)   removal of directors)   matters.
                  the approval of         the approval of
                  holders of each Class,  holders of each Class,
                  voting separately, is   voting separately, is
                  required.               required.
------------------------------------------------------------------------------------------
 Dividends and    --Dividends payable or  --Dividends payable or  --Except as prohibited
 Stock            stock divisions or      stock divisions or      under Delaware law,
 Splits and       combinations with       combinations with       no prohibition on or
 Combinations:    respect to shares of    respect to shares of    special rights as to the
                  Class A common stock    Class A common stock    payment of dividends
                  must be made            must be made            or stock divisions or
                  pro rata with shares of pro rata with shares of combinations.
                  Class B common          Class A common
                  stock.                  stock.
------------------------------------------------------------------------------------------
 Liquidation,     --Participate pro rata  --Participate pro rata  --Participate pro rata
 Dissolution,     with the holders of     with the holders of     with other holders of
 Mergers,         Class B common          Class A common          New Common Stock.
 Consolidations,  stock.                  stock.
 or other
 reorganizations:
------------------------------------------------------------------------------------------
 Stock            --Company repurchases   --Company repurchases   --Except as prohibited
 Repurchases:     of Class A stock must   of Class B stock must   under applicable law,
                  be effected ratably,    be effected ratably,    no prohibitions on or
                  and in a non-           and in a non-           special rights as to
                  prejudicial way, with   prejudicial way, with   stock repurchases.
                  purchases of Class B    purchases of Class A
                  common stock.           common stock.

PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BY-LAWS

 ADVANCE NOTICE OF NOMINATIONS

   Our by-laws contain provisions requiring that you deliver advance notice of any business that you intend to raise at an annual meeting of stockholders and providing for procedures to be followed if you wish to nominate a person to be elected as a director. To be timely, you must give written notice to our Secretary within the thirty-day period beginning on the 120th day prior to the first anniversary of the preceding year's annual meeting. If the date of the next annual meeting is more than 30 days before, or more than 60 days after, the first anniversary of the preceding year's annual meeting, you must deliver notice to our Secretary within the period beginning on the 120th day prior to the meeting and ending thirty days later, or, if later, the 10th day after our public announcement of the meeting date. In addition, if we plan to increase the size of our Board, and we do not announce all of the nominees for election or the fact that the size of our Board will be increased at least 100 days before the first anniversary of the preceding year's annual meeting, you will have ten days following the date of our public announcement to give notice of your nomination to our Secretary.

   The notice must provide information about you and the business to be brought before the meeting. You should review our by-laws for more information. For our 2001 annual stockholders' meeting, the first anniversary of the previous year's meeting will be April 26, 2001.

 CLASSIFICATION OF DIRECTORS

   Our restated certificate of incorporation provides that, except as otherwise required by specific provisions of the restated certificate of incorporation relating to the rights of holders of any class or series of preferred stock to elect additional directors under specified circumstances, the number of our directors may be fixed from time to time by a resolution adopted by a majority of our Board but must not be less than three. Our Board is classified into three classes, as nearly equal in size as possible. Each class holds office until the third succeeding anniversary of the annual stockholders' meeting electing that class, except that the terms of the initial three classes were set to expire in 1998, 1999 and 2000, respectively. A director may be removed only for cause by the vote of our common stockholders, voting together as a single class in accordance with their respective percentages of total voting power, and subject to the rights of any series of preferred stock outstanding.

 NO ACTION BY WRITTEN CONSENT; SPECIAL MEETING

   Our restated certificate of incorporation provides that stockholders may not act by written consent in lieu of an annual or a special meeting. Except as otherwise required by law and subject to the rights of holders of any class or series of preferred stock, special meetings of the stockholders may only be called by our Chairman of the Board or by our Board of Directors pursuant to a resolution that indicates the purpose of the meeting, which is approved by a majority of our directors, assuming, for this purpose, that there were no vacancies. No business other than that stated in the notice may be transacted at any special meeting of stockholders.

   According to our by-laws, if we call a special meeting to elect directors to the Board of Directors, you may nominate individuals for election if you deliver notice to our Secretary during the period beginning on the 120th day before the special meeting and ending thirty days later, or, if later, the 10th day after our public announcement of the meeting.

 LIMITATION ON DIRECTORS' LIABILITY

   Our restated certificate of incorporation provides, as authorized by law, that our directors will not be personally liable to Raytheon Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from or limitation of liability is not permitted under the Delaware General Corporation Law. The effect of this provision may be to reduce the likelihood of derivative litigation against directors for breach of their duty of care, even though the action, if successful, might otherwise have benefited Raytheon Company and our stockholders.

 STOCKHOLDER RIGHTS PLAN

   When Raytheon Company merged with the defense electronics business of Hughes Electronics Corporation in 1997, the Board of Directors adopted a stockholder rights plan. Each share of Class A and Class B common stock issued hereunder will be issued together with one right under the stockholder rights plan. You should refer to the Rights Agreement, dated as of December 15, 1997, by and between Raytheon Company and State Street Bank and Trust Company, as rights agent, for a more detailed description of the stockholder rights plan. A copy of the Rights Agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

   The rights trade automatically with shares of our common stock and become exercisable only under circumstances described below. The rights are designed to protect our interests and the interests of our stockholders against coercive takeover tactics. The purpose of the rights is to encourage potential acquirers to negotiate with our Board of Directors before attempting a takeover and to provide the Board of Directors with leverage in negotiating the terms of any proposed takeover on behalf of all stockholders. The rights may have anti-takeover effects. Subject to the terms of the Hughes Spin-Off Separation Agreement, the rights should not, however, interfere with any merger or other business combination that the Board of Directors approves.

   The rights do not become exercisable until triggering events occur. They expire on December 15, 2007, but we may extend this date or redeem the rights earlier. Before a right is exercised, the right does not confer any right to vote or receive dividends. Before a triggering event occurs, each right will entitle you to purchase from us one one-hundredth of a share of our Series A Junior Participating preferred stock for $250, subject to adjustment. The rights are triggered by either of the following occurrences:

  . 10 days after the public announcement that an individual or group -- the "acquirer" -- has acquired 15% or more of our Class A common stock, Class B common stock, or the total voting power in the election of our directors; or

  . 10 business days, or later if the Board of Directors elects, after the commencement or announcement by an individual or group--the "acquirer"-- of an intention to make a tender offer or exchange offer that would result in the acquisition of 15% or more of our Class A common stock, Class B common stock, or the total voting power in the election of our directors.

   If the rights are triggered, each holder of a right other than the acquirer, whose rights will automatically become void, will thereafter have the right to purchase shares of Class A or Class B common stock, as the case may be, at a 50% discount to market price. If Raytheon Company is thereafter acquired in a merger or other business combination, or 50% or more of our assets or earning power are sold, each holder of a right will have the right to purchase shares of common stock of the acquiring company at a 50% discount to market price. However the Board of Directors will have the option, before the acquirer obtains 50% or more of our outstanding shares of common stock, to exchange rights of holders, other than the acquirer, for shares of our Series A Junior Participating preferred stock, at a rate of 100 rights per share, subject to adjustment.

   Subject to the terms of the Hughes Spin-Off Separation Agreement, we may redeem the rights at any time before they are triggered at a price of $0.01 per right. Our Board of Directors may also designate the effective time of the redemption as well as the applicable conditions. If we redeem your rights, you will be entitled to receive $0.01 for each right you hold, but you will not have any further entitlements with respect to these rights.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

   Section 203 of the Delaware General Corporation Law prohibits a defined set of transactions between a Delaware corporation, such as Raytheon Company, and an "interested stockholder." An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term "business combination" is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

   This prohibition is effective unless:

  . The business combination is approved by the corporation's board of directors prior to the time the interested stockholder becomes an interested stockholder;

  . The interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

  . The business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

   In general, the prohibitions do not apply to business combinations with persons who were stockholders prior to the corporation becoming subject to
Section 203.

STOCK EXCHANGE LISTING

   Both our Class A common stock and Class B common stock are listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange. The trading symbols for our Class A common stock and Class B common stock on these exchanges are "RTNa" and "RTNb," respectively.

TRANSFER AGENT

   State Street Bank and Trust Company is the Transfer Agent for our common stock and the Rights Agent for the rights.

                     DESCRIPTION OF OUR SECURITIES WARRANTS

   This section describes the general terms and provisions of our securities warrants. The applicable prospectus supplement will describe the specific terms of the securities warrants offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those securities warrants.

   We may issue securities warrants for the purchase of our debt securities, preferred stock, or our Class A or Class B common stock. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of securities warrants will be issued under a separate warrant agreement that we will enter into with State Street Bank and Trust Company, or another bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as an agent of Raytheon Company in connection with the securities warrants and will not assume any obligation, or agency or trust relationship, with you. The forms of securities warrant agreements, including the forms of warrant certificates, are filed as exhibits to the registration statement of which this prospectus is a part. You should refer to the provisions of the securities warrant agreements for more specific information.

   The prospectus supplement relating to a particular issue of securities warrants will describe the terms of those securities warrants, including, where applicable:

  . the exercise price for our debt securities, the amount of debt securities you will receive upon exercise, and a description of that series of debt securities;

  . the exercise price for shares of our preferred stock, the number of shares of preferred stock you will receive upon exercise, and a description of that series of our preferred stock;

  . the exercise price for shares of our Class A or Class B common stock and the number of shares of Class A or Class B common stock you will receive upon exercise;

  .  the expiration date;

  .  U.S. federal income tax consequences; and

  .  any other terms of the securities warrants.

   After your warrants expire they will become void. The prospectus supplement will describe how you may exercise your securities warrants. You must exercise warrants for our preferred stock or our Class A or Class B common stock through payment in U.S. dollars. All securities warrants will be issued in registered form. The prospectus supplement may provide for the adjustment of the exercise price of the securities warrants.

   Until you exercise your warrants to purchase our debt securities, preferred stock, or Class A or Class B common stock, you will not have any rights as a holder of our debt securities, preferred stock, or Class A or Class B common stock, as the case may be, by virtue of your ownership of warrants.

                              PLAN OF DISTRIBUTION

   We and the trusts may sell the offered securities in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers, including our affiliates, (c) through agents or (d) through a combination of any of these methods. The prospectus supplement will include the following information:

  .  the terms of the offering;

  .  the names of any underwriters or agents;

  .  the name or names of any managing underwriter or underwriters;

  .  the purchase price of the securities;

  .  the net proceeds from the sale of the securities;

  .  any delayed delivery arrangements;

  . any underwriting discounts, commissions and other items constituting underwriters' compensation;

  .  any initial public offering price;

  .  any discounts or concessions allowed or reallowed or paid to dealers;
     and

  .  any commissions paid to agents.

SALE THROUGH UNDERWRITERS OR DEALERS

   If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

   During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

   Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

   If dealers are used in the sale of securities, we or the trusts will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

DIRECT SALES AND SALES THROUGH AGENTS

   We and the trusts may sell the securities directly. In this case, no underwriters or agents would be involved. We and the trusts may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

   We and the trusts may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

DELAYED DELIVERY CONTRACTS

   If we so indicate in the prospectus supplement, we and the trusts may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us or the trusts at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

GENERAL INFORMATION

   We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

                                 LEGAL MATTERS

   Thomas D. Hyde, Esq., Senior Vice President and General Counsel of Raytheon Company will pass upon the validity of Raytheon's common stock, debt securities, preferred stock, warrants and stock purchase contracts. As of the date of this prospectus, Thomas D. Hyde, Esq. holds no shares or options to acquire shares of Class A common stock and 93,000 shares of Class B common stock and options to acquire an additional 382,018 shares of Class B common stock.

   The validity of the trust preferred securities to be issued by RC Trust I and RC Trust II, the enforceability of the declarations of trust and the creation of RC Trust I and RC Trust II will be passed upon by Richards, Layton and Finger, P.A., Wilmington, Delaware.

                                    EXPERTS

   The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Raytheon Company for the year ended December 31, 2000 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's adoption of the American Institute of Certified Public Accountants Statement of Position 98-5 "Reporting on the costs of Start-up Activities", in 1999 as described in Note A to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file at the SEC's public reference section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the worldwide web site (http://www.sec.gov) maintained by the SEC. Information regarding the operation of the public reference section can be obtained by calling 1-800-SEC-0330. Our Class A common stock, $0.01 par value per share, and Class B common stock, $0.01 par value per share, are listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, where reports, proxy statements and other information concerning Raytheon Company can also be inspected. The offices of the NYSE are located at 20 Broad Street, New York, New York 10005.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.

   We incorporate by reference into this prospectus:

  . our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the SEC on March 5, 2001;

  . our Proxy Statement on Schedule 14A, relating to our annual meeting of shareholders to be held on April 25, 2001, filed with the SEC on March 26, 2001;

  . our registration statement on Form 8-A filed with the SEC on December 11, 1997 and Form 8-A/A filed with the SEC on December 17, 1997; and

  . any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

   We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference into those documents. Such written requests should be addressed to:

    Secretary, Raytheon Company
    141 Spring Street
    Lexington, Massachusetts 02421

   You may direct telephone requests to the Secretary of Raytheon Company at
(781) 862-6600.

   No dealer, salesperson or other person is authorized to provide any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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